Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
CORNERSTONE GENERATION HOLDINGS, LP,
ECP CORNERSTONE GENERATION HOLDINGS GP, LLC,
ECP V-B (AG IP) BLOCKER CORP,
ECP V-C (AG IP) BLOCKER CORP,
ECP V-D (AG IP) BLOCKER CORP,
ECP V-D, LP, as the representative of the Acquired Company Equityholders,
ECP GP V, LP, solely for the limited purposes set forth in Section 6.12,
TALEN ENERGY CORPORATION,
BUCKEYE CG HOLDINGS, LLC,
BUCKEYE CG HOLDINGS MERGER SUB, LP,
BUCKEYE CG HOLDINGS GP MERGER SUB, LLC,
BUCKEYE BLOCKER V-B MERGER SUB, INC.,
BUCKEYE BLOCKER V-C MERGER SUB, INC.
and
BUCKEYE BLOCKER V-D MERGER SUB, INC.
Dated as of January 15, 2026

KE 131812947

EXHIBITS

Exhibit A-1	Company Certificate of Merger
Exhibit A-2	GP Certificate of Merger
Exhibit A-3	Blocker B Certificate of Merger
Exhibit A-4	Blocker C Certificate of Merger
Exhibit A-5	Blocker D Certificate of Merger
Exhibit B	Escrow Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Letter of Transmittal

SCHEDULES

Company Disclosure Schedules
Buyer Disclosure Schedules

Schedule A	Distribution Methodology
Schedule B	Sample Closing Statement
Schedule C	Consents
Schedule D	Pre-Closing Reorganization

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of January 15, 2026 (the “Execution Date”), by and among (a) Cornerstone Generation Holdings, LP, a Delaware limited partnership (the “Company”), (b) ECP Cornerstone Generation Holdings GP, LLC, a Delaware limited liability company (“Cornerstone GP”), (c) ECP V-B (AG IP) Blocker Corp, a Delaware corporation (“Blocker B”), (d) ECP V-C (AG IP) Blocker Corp, a Delaware corporation (“Blocker C”), (e) ECP V-D (AG IP) Blocker Corp, a Delaware corporation (“Blocker D” and, together with Blocker B and Blocker C, each, a “Blocker” and, collectively, the “Blockers”, and the Blockers, together with the Company, Cornerstone GP and their respective Subsidiaries (as defined below), the “Acquired Companies”), (f) ECP V-D, LP, a Delaware limited partnership, as the representative of the Acquired Company Equityholders (the “Holder Representative”), (g) solely for the limited purposes set forth in Section 6.12 of this Agreement, ECP GP V, LP, a Delaware limited partnership (“ECP GP V”), (h) Talen Energy Corporation, a Delaware corporation (“Parent”), (i) Buckeye CG Holdings, LLC, a Delaware limited liability company (“Buyer”), (j) Buckeye CG Holdings Merger Sub, LP, a Delaware limited partnership (“Company Merger Sub”), (k) Buckeye CG Holdings GP Merger Sub, LLC, a Delaware limited liability company (“GP Merger Sub”), (l) Buckeye Blocker V-B Merger Sub, Inc., a Delaware corporation (“Blocker B Merger Sub”), (m) Buckeye Blocker V-C Merger Sub, Inc., a Delaware corporation (“Blocker C Merger Sub”), and (n) Buckeye Blocker V-D Merger Sub, Inc., a Delaware corporation (“Blocker D Merger Sub”, and, together with Company Merger Sub, GP Merger Sub, Blocker B Merger Sub, and Blocker C Merger Sub, each, a “Merger Sub” and collectively, the “Merger Subs”). The Company, Cornerstone GP, the Blockers, the Holder Representative, Parent, Buyer, and the Merger Subs are sometimes referred to herein, collectively, as the “Parties,” and each of them is sometimes referred to herein, individually, as a “Party.”
RECITALS
WHEREAS, on the terms and subject to the conditions herein, Buyer desires to directly and indirectly acquire all of the issued and outstanding Equity Interests of the Company, Cornerstone GP and the Blockers through a series of mergers as contemplated by this Agreement (the “Acquisition”);
WHEREAS, during the Interim Period, Cornerstone GP, the Company and certain of their respective Affiliates desire to consummate the Pre-Closing Reorganization (as defined below), following which the Blockers will directly hold limited partnership interests in the Company and limited liability company interests in Cornerstone GP;
WHEREAS, in order to effect the Acquisition, on the Closing Date and following the consummation of the Pre-Closing Reorganization, (a) Company Merger Sub shall merge with and into the Company, with the Company as the surviving partnership (the “Company Merger”), (b) immediately following the Company Merger, GP Merger Sub shall merge with and into Cornerstone GP, with Cornerstone GP as the surviving company (the “GP Merger”), (c) immediately following the GP Merger, Blocker B Merger Sub shall merge with and into Blocker B, with Blocker B as the surviving corporation (the “Blocker B Merger”),

(d) immediately following the Blocker B Merger, Blocker C Merger Sub shall merge with and into Blocker C, with Blocker C as the surviving corporation (the “Blocker C Merger”) and (e) immediately following the Blocker C Merger, Blocker D Merger Sub shall merge with and into Blocker D, with Blocker D as the surviving corporation (the “Blocker D Merger” and, together with the Company Merger, the GP Merger, the Blocker B Merger and the Blocker C Merger, each, a “Merger” and, collectively, the “Mergers”), following which the Company, Cornerstone GP and the Blockers will be direct and indirect wholly-owned Subsidiaries of Buyer;
WHEREAS, the general partner, board of managers, or board of directors, as applicable, of each of the Company, Cornerstone GP and the Blockers have (a) determined that the Mergers are fair to, and in the best interests of, the Company, Cornerstone GP and the Blockers, respectively (and their respective equityholders, and have declared it advisable to enter into this Agreement), (b) approved the execution, delivery and performance by the Company, Cornerstone GP and the Blockers of this Agreement and the consummation of the Transactions, including the Mergers, and (c) resolved to recommend adoption of this Agreement and approval of the Transactions, including the Mergers, by the Acquired Company Equityholders that are entitled to approve the applicable Mergers;
WHEREAS, the board of managers or equivalent governing body of Buyer and the general partner, board of managers or equivalent governing body of the Merger Subs have (a) determined that the Mergers are fair to and in the best interests, of Buyer and the Merger Subs, respectively, and their respective owners, and have declared it advisable to enter into this Agreement, (b) approved the execution, delivery and performance by Buyer and the Merger Subs, respectively, of this Agreement and the consummation of the Transactions, including the Mergers, and (c) resolved to recommend the adoption of the Agreement and approval of the Transactions, including the Mergers, by their respective equityholders;
WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the limited partners of the Company holding not less than the minimum number of votes required to approve the Company Merger in accordance with the Partnership Act and the Company LPA executed and delivered to the Company (a copy of which the Company has delivered to Buyer) a written consent pursuant to the Partnership Act, effective as of the execution and delivery of this Agreement, adopting and approving this Agreement and the Transactions, including the Company Merger, all in accordance with the Partnership Act and the Company LPA (such adoption and approval, the “Required Limited Partner Approval”);
WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the sole member of Cornerstone GP has executed and delivered to the Company (a copy of which the Company has delivered to Buyer) a written consent pursuant the LLC Act, effective as of the execution and delivery of this Agreement, adopting and approving this Agreement and the Transactions, including the GP Merger, all in accordance with the LLC Act and the GP LLCA (such adoption and approval, the “Required Member Approval”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to the Company’s willingness to enter into this Agreement, Parent is entering into a guarantee (the “Buyer Parent Guaranty”) for the benefit of the Company, Cornerstone GP and the Blockers, pursuant to which Parent is guaranteeing the obligations of Buyer hereunder on the terms and subject to the conditions set forth in the Buyer Parent Guaranty.
AGREEMENT
NOW, THEREFORE, in consideration for the promises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:
“2026 Budget” means the budget of the Cornerstone Entities for calendar year 2026 (which, for the avoidance of doubt, includes scheduled major maintenance and capital expenditures including critical spares), as set forth on Section 1.01(a) of the Company Disclosure Schedules.
“2027 Budget” has the meaning set forth in Section 6.02(f).
“Accounting Principles” means GAAP as modified by those accounting practices, methodologies, procedures, calculations, classifications, adjustments and principles set forth on the Sample Closing Statement.
“Acquired Companies” has the meaning set forth in the preamble hereof.
“Acquired Company Equityholder Payment Information” has the meaning set forth in Section 2.07(a).
“Acquired Company Equityholder Related Party” means each Acquired Company Equityholder, its Affiliates or any of their respective current, future or former stockholders, partners, members, assignees or Representatives.
“Acquired Company Equityholders” means all direct equityholders (other than the Blockers and Cornerstone GP) of the Acquired Interests immediately prior to the Company Effective Time, GP Effective Time, Blocker B Effective Time, Blocker C Effective Time and Blocker D Effective Time, respectively, after giving effect to the Pre-Closing Reorganization.
“Acquired Interests” means, collectively the Company Units, the GP Units and all of the issued and outstanding shares of capital stock of the Blockers.
“Acquisition” has the meaning set forth in the recitals hereof.
“Additional Liabilities” has the meaning set forth in Section 9.03(c).

“Adjustment Escrow Amount” means $17,500,000.
“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person; provided, that except to the extent used in clause (d) of the definition of “Company Transaction Expenses”, Section 6.02, Section 6.08, Section 10.14 and Section 10.15, (a) no portfolio company (as such term is understood in the private equity industry) of Energy Capital Partners Holdings, LP, ECP ControlCo LLC or any of their respective Affiliates (including any investment fund, continuation fund or other vehicle or account sponsored by the foregoing or by Energy Capital Partners Management, LP) (other than, prior to the Closing, the Cornerstone Entities) and (b) none of Bridgepoint Group plc or any of its Affiliates or their respective portfolio companies (as such term is understood in the private equity industry), in each case of the foregoing clauses (a) and (b), will be considered an “Affiliate” of any Acquired Company, any Cornerstone Entity, or the Holder Representative.
“Affiliate Contracts” means any Contract between (a) any Acquired Company, on the one hand, and (b)(i) any Acquired Company Equityholder or any of its Affiliates (other than any Acquired Company) or (ii) any director, manager or officer of any Acquired Company Equityholder or any of its Affiliates (other than any Acquired Company), on the other hand.
“Agreement” has the meaning set forth in the preamble hereof.
“Airborne Closing Date” means August 11, 2025.
“Allocation” has the meaning set forth in Section 2.12.
“AML Laws” means all applicable anti-money laundering and counterterrorism financing Laws, including the applicable requirements of the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the anti-money laundering and counter-terrorism financing Laws of the various jurisdictions in which the Acquired Companies conduct business, and any related or similar Laws, issued, administered or enforced by any Governmental Authority.
“Anti-Corruption Laws” means all applicable Laws of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to the relevant Person by virtue of such Person being organized or operating in such jurisdiction, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, as amended, and any other bribery, fraud, kickback or other similar anti-corruption Law.
“Asset Management Agreement” means the Asset Management Agreement with the Asset Manager.
“Asset Manager” means Kindle or any successor thereto engaged by any of the Cornerstone Entities that has substantially comparable experience in providing asset management services as Kindle; provided, that (a) the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) shall be required prior to engaging any such successor to Kindle and (b) any Asset Management Agreement with such successor shall be on substantially the same terms as the Kindle Asset Management Agreement .
“Authorized Action” has the meaning set forth in Section 10.16(a).
“Balance Sheet Date” has the meaning set forth in Section 4.05(a).
“Bank Guarantee” means any letter of credit issued by a bank for the benefit of any Acquired Company.
“Base Cash Merger Consideration” means an amount equal to (a) the Base Merger Consideration minus (b) the Base Equity Merger Consideration Amount.
“Base Equity Merger Consideration Amount” means $907,872,000.
“Base Merger Consideration” means $3,450,000,000.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Blocker” or “Blockers” has the meaning set forth in the preamble hereof.
“Blocker B” has the meaning set forth in the preamble hereof.
“Blocker B Certificate of Merger” has the meaning set forth in Section 2.01(c)(i).
“Blocker B Effective Time” has the meaning set forth in Section 2.03(d).
“Blocker B Equityholder” means, as of the date of determination, the holder of 100% of the issued and outstanding capital stock of Blocker B.
“Blocker B Equityholder Approval” means the affirmative vote or consent of the equityholder of Blocker B approving the Blocker B Merger.
“Blocker B Merger” has the meaning set forth in the recitals hereof.
“Blocker B Merger Sub” has the meaning set forth in the preamble hereof.
“Blocker C” has the meaning set forth in the preamble hereof.
“Blocker C Certificate of Merger” has the meaning set forth in Section 2.01(d)(i).
“Blocker C Effective Time” has the meaning set forth in Section 2.03(e).
“Blocker C Equityholder” means, as of the date of determination, the holder of 100% of the issued and outstanding capital stock of Blocker C.
“Blocker C Equityholder Approval” means the affirmative vote or consent of the equityholder of Blocker C approving the Blocker C Merger.

“Blocker C Merger” has the meaning set forth in the recitals hereof.
“Blocker C Merger Sub” has the meaning set forth in the preamble hereof.
“Blocker D” has the meaning set forth in the preamble hereof.
“Blocker D Certificate of Merger” has the meaning set forth in Section 2.01(e)(i).
“Blocker D Effective Time” has the meaning set forth in Section 2.03(f).
“Blocker D Equityholder” means, as of the date of determination, the holder of 100% of the issued and outstanding capital stock of Blocker D.
“Blocker D Equityholder Approval” means the affirmative vote or consent of the equityholder of Blocker D approving the Blocker D Merger.
“Blocker D Merger” has the meaning set forth in the recitals hereof.
“Blocker D Merger Sub” has the meaning set forth in the preamble hereof.
“Blocker Equityholder Approval” means, collectively, the Blocker B Equityholder Approval, Blocker C Equityholder Approval and Blocker D Equityholder Approval.
“Blocker Fundamental Representations” means those representations and warranties set forth in Section 3.01 (Organization and Standing; Authority), Section 3.04 (Authority; Execution and Delivery; Enforceability), Section 3.05 (Blocker Capitalization), Section 3.06 (Brokerage Fees) and Section 3.08 (Assets, Liabilities and Business).
“Blocker Shareholder Cash Consideration Percentage” has the meaning set forth in the Distribution Methodology.
“Blocker Shareholder Equity Consideration Percentage” has the meaning set forth in the Distribution Methodology.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“Buyer” has the meaning set forth in the preamble hereof.
“Buyer Closing Failure Notice” has the meaning set forth in Section 9.01(f).
“Buyer Disclosure Schedules” has the meaning set forth in Article V.
“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.01 (Organization and Standing), Section 5.02(a) (No Conflicts), Section 5.05 (Authority; Execution and Delivery; Enforceability), Section 5.11 (Brokerage Fees) and Section 5.13 (Capitalization and Valid Issuance).

“Buyer Parent Guaranty” has the meaning set forth in the recitals hereof.
“Buyer Party” means each of Parent, Buyer and the Merger Subs.
“Buyer Related Parties” has the meaning given to it in Section 9.03(c).
“Buyer Releasee” has the meaning set forth in Section 10.15.
“Buyer Releasor” has the meaning set forth in Section 10.15.
“CAMS O&M Agreement” has the meaning set forth in the definition of “O&M Agreement”.
“Cash” means, as of the applicable time of determination and without duplication, with respect to any Person, (a) all cash and cash equivalents (including bank account balances) held by, or on behalf of, such Person in each case, determined in accordance with the Accounting Principles, plus (b) all restricted cash, including deposits with third-parties, cash security deposits and other cash collateral posted with lessors or other Persons, in each case, held by, or on behalf of such Person, minus (c) any intracompany receivables solely between or among such Person and any other Acquired Companies, plus (d) any checks received and not yet deposited and any inbound wire transfers or deposits in transit or received and not yet deposited, in each case, by, or on behalf of, such Person, minus (e) any checks issued but not yet drawn and any outbound wire transfers or deposits in transit, minus (f) insurance, warranty and other similar proceeds received by such Person for damaged, destroyed or condemned assets (excluding any such damaged, destroyed or condemned assets arising from a Casualty Loss in which the Casualty Estimate was in excess of one percent (1%)) to the extent not applied to repair, restore or replace such assets.
“Cash Merger Consideration” means the Preliminary Cash Merger Consideration, as may be adjusted following the Closing in accordance with Section 2.10.
“Casualty” has the meaning set forth in Section 6.16.
“Casualty Estimate” has the meaning set forth in Section 6.16.
“Casualty Loss” means any event or series of related events in which a Project or other tangible asset or property is damaged or destroyed (including as a result of any natural disaster or meteorological event or similar catastrophe or any fire, storm, earthquake, theft or vandalism) other than as a result of ordinary “wear and tear”.
“Casualty Loss Amount” means an amount equal to the aggregate adjustments to the Base Merger Consideration pursuant to Section 6.16.
“Casualty Loss Assignment” has the meaning set forth in Section 6.16.
“CBA” has the meaning set forth in Section 4.10(a)(xii).

“Certificates of Merger” means, collectively, the Company Certificate of Merger, the GP Certificate of Merger, the Blocker B Certificate of Merger, the Blocker C Certificate of Merger, and the Blocker D Certificate of Merger.
“Closing” has the meaning set forth in Section 2.03(a).
“Closing Adjustment Amount” means the amount, which may be positive or negative, determined as of the Closing (but without giving effect to the Closing), equal to the sum of:
(a)either (i) a positive amount equal to the amount by which the Closing Working Capital exceeds the Target Working Capital or (ii) a negative amount equal to the amount by which the Target Working Capital exceeds the Closing Working Capital;
(b)a positive amount equal to the aggregate Closing Cash;
(c)a negative amount equal to the aggregate Closing Indebtedness;
(d)a negative amount equal to the aggregate Casualty Loss Amount; and
(e)a negative amount equal to the aggregate Company Transaction Expenses.
“Closing Cash” means the aggregate amount of Cash of the Cornerstone Entities and the Blockers. For the avoidance of doubt, “Closing Cash” shall not include any Cash arising as a result of the termination, unwinding, settlement, amendment or other modification of Hedging Arrangements at or prior to the Closing other than from the termination of Hedging Arrangements that, by their terms as in existence on the date hereof, and without consideration of the Transaction, settle prior to the Closing.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Date Successor Financial Statements” has the meaning set forth in Section 6.14(a)(iii).
“Closing Indebtedness” means all Indebtedness of the Cornerstone Entities and the Blockers (without duplication of any amounts included in the calculation of Closing Working Capital or Company Transaction Expenses), determined in accordance with the Accounting Principles; provided, that Closing Indebtedness shall not include any undrawn obligations under acceptance letters, letters of credit, surety bonds or similar instruments.
“Closing Statement” has the meaning set forth in Section 2.10(a).
“Closing Working Capital” means (a) an amount equal to the sum of the Cornerstone Entities’ combined current assets (excluding for the avoidance of doubt deferred Tax assets and any current assets related to Hedging Arrangements (other than accounts receivable arising from Hedging Arrangements that, by their terms and without consideration of the Transaction, settle prior to the Closing) and without duplication of any amounts included in the calculation of Closing Cash) minus (b) an amount equal to the sum of the Cornerstone Entities’ combined current Liabilities (excluding for the avoidance of doubt deferred Tax Liabilities and any current liabilities related to Hedging Arrangements (other than accounts payable arising from Hedging Arrangements that, by their terms and without consideration of the Transaction, settle prior to the Closing) and without duplication of any amounts taken into account in the calculation of Closing Indebtedness or Company Transaction Expenses), in the case of each of foregoing clauses (a) and (b), determined in accordance with the Accounting Principles.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble hereof.
“Company Certificate of Merger” has the meaning set forth in Section 2.01(a)(i).
“Company Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by Cornerstone GP and the Blockers, as applicable, to Buyer on the Execution Date concurrently with the execution and delivery of this Agreement.
“Company LPA” means the Second Amended and Restated Limited Partnership Agreement of the Company, dated as of August 11, 2025.
“Company Merger” has the meaning set forth in the recitals hereof.
“Company Merger Sub” has the meaning set forth in the preamble hereof.
“Company Registered Intellectual Property” has the meaning set forth in Section 4.19(a).
“Company Transaction Expenses” means (a) all costs, fees and expenses incurred or otherwise owed or payable by any Cornerstone Entity or Blocker in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants, in each case, that have not been paid at or prior to the Closing (without duplication of any amounts included in the calculation of Closing Indebtedness or Closing Working Capital), (b) all transaction, change in control, retention, severance and similar payments or bonuses payable to any current or former director, officer, consultant, Service Provider or other service provider of a Cornerstone Entity or Blocker and paid for by any Cornerstone Entity or Blocker as a result of or in connection with the execution of this Agreement or consummation of the Transactions (either alone or in combination with the occurrence of any other event) together with the employer portion of any applicable federal, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments; provided, that, with respect to the employer portion of any social security Taxes, such amount shall only be included as a Company Transaction Expense to the extent the recipient of such payment would not satisfy the social security wage base limit in effect for such year based on such recipient’s ordinary annual compensation (assuming such recipient remained employed for the entire year), (c) all brokers’ or finders’ fees incurred by any Cornerstone Entity or Blocker in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, (d) any fees payable by any Cornerstone Entity or Blocker pursuant to any management or similar agreement with any direct or indirect Affiliates (other than another Cornerstone Entity or Blocker), (e) any fees, costs or expenses related to the termination of the Asset Management Agreement or the Kindle Asset Management Agreement, other than any fees, costs or expenses related to services provided by the Asset Manager or Kindle following the Closing in accordance with the Asset Management Agreement or the Kindle Asset Management Agreement or as otherwise may be required by, or requested in writing by, Buyer and (f) an amount equal to 50% of the premium and any other costs associated with the D&O Tail; provided, however, that in no event shall Company Transaction Expenses include Closing Indebtedness or Closing Working Capital.
“Company Unit” means each of the GP Units, Class A Units and Class B Units of the Company.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated October 27, 2025, by and between Parent and Energy Capital Partners, LLC.
“Consent” means any consent, approval, authorization, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance, filing, registration or notification.
“Constituent Blocker B Entities” has the meaning set forth in Section 2.01(c)(i).
“Constituent Blocker C Entities” has the meaning set forth in Section 2.01(d)(i).
“Constituent Blocker D Entities” has the meaning set forth in Section 2.01(e)(i).
“Constituent Companies” has the meaning set forth in Section 2.01(b)(i).
“Constituent Partnerships” has the meaning set forth in Section 2.01(a)(i).
“Continuation Period” has the meaning set forth in Section 6.20.
“Contract” means any agreement, contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, security agreement or other legally binding commitment or undertaking.
“Contracting Party” has the meaning set forth in Section 10.14.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, Contract or otherwise.
“Cooperation Period” has the meaning set forth in Section 6.14(b).

“Cornerstone Entity” means each of (a) Cornerstone GP, (b) the Company and (c) their respective Subsidiaries.
“Cornerstone Generation Marketing” means Cornerstone Generation Marketing, LLC, a Delaware limited liability company.
“Cornerstone GP” has the meaning set forth in the preamble hereof.
“Cornerstone Group Fundamental Representations” means those representations and warranties set forth in Section 4.01 (Organization and Standing; Authority), Section 4.02(a) (No Conflicts), Section 4.04(a) and Section 4.04(b) (Equity Interests of the Cornerstone Entities) and Section 4.16 (Brokerage Fees).
“Cornerstone Group Material Adverse Effect” means any circumstance, change, fact, event, effect, occurrence or development (each, an “Event”) that, alone, or together with any other Event, has had or is reasonably expected to (a) have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole, or (b) prevent or materially delay the ability of the Acquired Companies to consummate the Transactions by the Termination Date; provided, that in the case of clause (a) above, none of the following shall constitute or be deemed to contribute to a “Cornerstone Group Material Adverse Effect” or shall otherwise be taken into account in determining whether a “Cornerstone Group Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which any of the Acquired Companies operate (including the electric generating, transmission or distribution industries), whether national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local markets for or costs of commodities, raw materials or other supplies, products or services used or generated by any of the Acquired Companies, including electric power, natural gas, or other fuel supply, emissions, water, or transportation or related products or services, including those due to or arising out of actions by competitors and regulators, (iii) changes in general regulatory, political or geopolitical conditions, including any acts of war, whether or not declared, armed hostilities, sabotage or terrorist activities and any government shutdown, failure to raise the borrowing limit of any Governmental Authority or the results of any elections for government office or the appointment of any Person to any Governmental Authority, (iv) changes in national, regional, state, provincial or local electric transmission or distribution systems, generally, (v) earthquakes, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters, (vi) changes in Law or regulatory policy or the interpretation or enforcement thereof, (vii) changes or adverse conditions in the currency, financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency, (viii) the announcement, pendency or consummation of the Transactions, including the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding its plans, proposals or projections with respect to any Acquired Company (including any impact on the relationship of any Acquired Company, contractual or otherwise, with its customers, suppliers, service providers, contractors, lenders, partners, directors, managers, officers, employees or other agents), (ix) changes in accounting requirements or principles, including any changes in GAAP, (x) new generating facilities and their effect on pricing or transmission, (xi) actions or omissions (A) expressly required to be taken or not taken by any Acquired Company or any of its Affiliates in accordance with this Agreement or any other Transaction Document to which it is a party or (B) consented to in writing by Parent or any of its Affiliates, (xii) any breach by a Buyer Party or any of its Affiliates of any provision of this Agreement, or (xiii) any failure of an Acquired Company or its Affiliates to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations of all or any portion of any Acquired Company (it being understood that this clause (xiii) shall not exclude any circumstance, change, fact, event, occurrence or development giving rise to such failure to the extent any such circumstance, change, fact, event, effect, occurrence or development is not otherwise excluded from clause (a) of this definition of Cornerstone Group Material Adverse Effect); provided, that in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (ix) above, such Event shall only be excluded to the extent it does not have a disproportionate adverse effect on the business or condition of the Acquired Companies, taken as a whole, as compared to other power generating plants located in the jurisdictions in which the Acquired Companies operate.
“Covered Employee” has the meaning set forth in Section 6.19.
“D&O Indemnified Parties” has the meaning set forth in Section 6.09(a).
“D&O Tail” has the meaning set forth in Section 6.09(b).
“Darby” means Darby Power, LLC, a Delaware limited liability company.
“Darby Project” means the Darby Generating Station, a gas-fired generation plant located near Mt. Sterling, Ohio, together with all facilities and other assets associated therewith and ancillary thereto.
“Debt Assumption” has the meaning set forth in Section 6.13(e).
“Debt Assumption Notice” has the meaning set forth in Section 6.13(e).
“Debt Financing” has the meaning set forth in Section 6.13(a).
“Default” has the meaning set forth in the Existing Credit Facility.
“DGCL” means the Delaware General Corporation Law.
“Disclosure Schedules” means, collectively, the Company Disclosure Schedules and the Buyer Disclosure Schedules.
“Dispute Statement” has the meaning set forth in Section 2.10(b).
“Disputed Item” has the meaning set forth in Section 2.10(b).

“Distribution Methodology” means the Distribution Methodology described in Schedule A attached hereto.
“ECP GP V” has the meaning set forth in the preamble hereof.
“ECP V” means ECP V, LLC, a Delaware limited liability company.
“Emissions Credits” means all emissions credits and allowances (including NOx and SOx Acid Rain credits, Cross State Air Pollution Rule credits) required under Environmental Law for the operation of the Projects.
“Environmental Law” means, as enacted or in effect on or before the Closing Date, all Laws relating to human health and safety (to the extent relating to exposure to Hazardous Substances), pollution, Emissions Credits or the protection of the natural environment (including air, water, soil and natural or biological resources).
“Environmental Permits” has the meaning set forth in Section 4.09(a).
“Equity Interests” means, with respect to any Person, (a) any and all corporate stock, shares, limited liability company interests (however designated), partnership or membership interests or units (whether general or limited), and (b) any equity securities or equity interests of, or other equity participation in, such entity or obligations convertible into or exchangeable for any of the foregoing, in each case, that confers on any other Person the right to receive a share of the profits and losses of, or distribution of the assets of, such Person, the right to vote for or appoint directors (or other similar governing body members) of such Person or the right to otherwise cause the direction or management and policies of such Person in a manager, general partner or other similar capacity.
“Equity Merger Consideration” means 2,400,000 shares of Parent Common Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Account” has the meaning set forth in Section 2.07(b).
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the escrow agreement, substantially in the form attached hereto as Exhibit B, to be entered into at the Closing by and among the Holder Representative, Buyer and the Escrow Agent.
“Estimated Adjustment Amount” has the meaning set forth in Section 2.07(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.07(a).
“Event of Default” has the meaning set forth in the Existing Credit Facility.

“EWG” means an “exempt wholesale generator” under PUHCA and applicable FERC rules and regulations, as amended from time to time.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, retransfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Exchange Agent” means Equinity Trust Company, LLC.
“Execution Date” has the meaning set forth in the preamble hereof.
“Existing Credit Facility” means that certain Credit Agreement, dated as of August 11, 2025, by and among Cornerstone Generation Parent, LLC, a Delaware limited liability company, as the pledgor, Generation, as the borrower, certain guarantors from time to time party thereto, Jefferies Finance LLC, as the administrative agent, U.S. Bank National Association, as the collateral agent, and certain lenders and issuing banks from time to time party thereto.
“Expense Fund Balance Percentage” has the meaning set forth in the Distribution Methodology.
“FCPA” has the meaning set forth in the definition of “Anti-Corruption Laws”.
“FERC” means the Federal Energy Regulatory Commission, or its successor.
“Final Settlement Date” has the meaning set forth in Section 2.10(b).
“Financial Statements” has the meaning set forth in Section 4.05(a).
“Financing Source Protective Provisions” means the provisions set forth in Section 9.03(c), Section 10.02, Section 10.05(f), Section 10.08, Section 10.09, Section 10.10, Section 10.12 and Section 10.19.
“Financing Sources” means the Persons that have committed to provide or arrange, provided or arranged, or otherwise entered into agreements in connection with all or any part of any Debt Financing, including pursuant to any Contract entered pursuant thereto or relating thereto, together with their respective Affiliates, and such Persons’ and their respective Affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns.
“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations thereunder.

“Fraud” means, with respect to any Party, any breach or inaccuracy of any representation or warranty set forth Article III, Article IV or Article V, as applicable, when made in the Agreement or in any certificate delivered pursuant hereto by such Party that constitutes common law fraud under the Laws of the State of Delaware.
“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.
“Gavin” means Gavin Power, LLC, a Delaware limited liability company.
“Gavin PJM Collateral” means, as of the date of determination, all collateral that is deposited with PJM by or on behalf of Gavin or the Gavin Project (in each case, to the extent funded by Gavin or any parent entity thereof).
“Gavin PJM Revenues” means all amounts received from PJM that are generated by the Gavin Project.
“Gavin Project” means the General James M. Gavin Power Station, a coal-fired generation facility located near Cheshire, Ohio, together with all facilities and other assets associated therewith and ancillary thereto.
“Generation” means Cornerstone Generation, LLC, a Delaware limited liability company.
“Good Utility Practice” means the practices, methods, standards and acts generally engaged in or approved by a significant portion of the independent electric power industry in the United States for similarly situated facilities in the United States during a particular period, or any of such practices, methods, standards and acts, which, in each case, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with applicable Laws, safety and good business practices. “Good Utility Practice” is not intended to be limited to the optimum practices, methods, standards or acts, to the exclusion of all others, but rather to include a spectrum of possible but reasonable practices, methods or acts generally acceptable in the region during the relevant period in light of the circumstances.
“Governmental Authority” means any (a) foreign or domestic, supranational or national, or federal, state, provincial or local government or governmental authority, or any political subdivision of any of the foregoing, (b) any court of competent jurisdiction, legislature, executive, official, administrative agency or commission, department, regulator, tribunal or arbitral body (whether public or private), including FERC, the IURC, and the Public Utilities Commission of Ohio or (c) any quasi-governmental authority or similar instrumentality of any governmental authority, including PJM, NERC, and its regional entities.
“GP Certificate of Merger” has the meaning set forth in Section 2.01(b)(i).
“GP Effective Time” has the meaning set forth in Section 2.03(c).

“GP LLCA” means the Amended and Restated Limited Liability Company Agreement of Cornerstone GP.
“GP Merger” has the meaning set forth in the recitals hereof.
“GP Merger Sub” has the meaning set forth in the preamble hereof.
“GP Unit” means each Equity Interest of Cornerstone GP.
“Hazardous Substance” means any material, substance or waste regulated or designated as hazardous, toxic, radioactive, dangerous, a pollutant or a contaminant or words of similar meaning or effect, or for which liability or standards of conduct are imposed, under any Environmental Law, including petroleum or any fraction or product thereof, coal tar, and other hydrocarbons and any derivatives or by-products thereof, coal, coal combustion residuals, bottom ash, flue gas desulfurization material, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, chlorofluorocarbons, toxic mold, urea formaldehyde insulation, and per- and polyfluoroalkyl substances.
“Hedging Arrangement” means any forward, future, swap, collar, put, call, floor, cap, option, swaption or other similar Contract (including any combination of the foregoing) entered into in respect of, or settled by reference to, any one or more currencies, interest rates, indices or commodities, whether physically or financially settled.
“Holder Representative” has the meaning set forth in the preamble hereof.
“Holder Representative Expense Amount” means $3,000,000.
“Holder Representative Expense Fund” has the meaning set forth in Section 10.16(d).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, without duplication, the following obligations: (a) any indebtedness for borrowed money (including in respect of reimbursement obligations with respect to draws under outstanding letters of credit, surety bonds and similar obligations and any financing of insurance premiums, inclusive of associated fees) or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) any obligations evidenced by any bond, debenture, note, mortgage, other debt instrument or debt security, or other similar instrument, (c) any obligations (contingent or otherwise) for the deferred purchase price of assets, property, goods or services (including the maximum amount of unpaid earnout obligations set forth in any Contract regardless of whether they have been earned, are due and payable or otherwise constitute a liability under GAAP), (d) any reimbursement, payment or similar obligations (to the extent not paid or otherwise discharged prior to the Closing Date) that are due and payable in respect of any drawn letters of credit, surety or performance bonds, bankers’ acceptances or similar instruments, (e) any obligations required to be classified and accounted for as capital lease obligations on a balance sheet in accordance with GAAP, (f) any conditional sale, consignment, title retention or similar obligations, arrangements or agreements, (g) any declared but unpaid dividends, (h) any deferred revenue, (i) all current and non-current liabilities and debts (other than Taxes) of the Blockers, (j) the Tax Liability Amount, (k) any obligations of any Acquired Company with respect to unpaid and unfunded or underfunded deferred compensation and outstanding and unpaid severance, bonuses, retention bonuses, commissions, or similar incentives, in each case, together with the employer portion of any applicable local, state, federal or foreign payroll, social security, unemployment or similar Taxes imposed on such amounts; provided, that, with respect to the employer portion of any social security Taxes, such amount shall only be included as Indebtedness to the extent the recipient of such payment would not satisfy the social security wage base limit in effect for such year based on such recipient’s ordinary annual compensation (assuming such recipient remained employed for the entire year), (l) any obligations for unpaid contributions or withdrawal liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), (m) any termination or unwind amounts owed by a Person as a result of the early termination of any Hedging Arrangement (other than any Hedging Arrangement entered into with the purpose of hedging commodity prices), or other similar amounts, costs, penalties or fees that arise from the early repayment, prepayment or termination of any Hedging Arrangement (it being understood and agreed that if a Person receives net positive termination or unwind amounts as a result of such early termination, such positive amounts shall decrease Indebtedness on a dollar for dollar basis), (n) all obligations of the type described in the foregoing clauses (a) through (m) the payment of which any Acquired Company is liable as obligor, guarantor or surety or is obligated to provide a guarantee, bond or other debt security with respect thereto, (o) any obligations in the nature of accrued fees, interest, premiums, late charges, collection fees, breakage or make-whole payments or penalties with respect to any of the foregoing clauses (a) through (n), and (p) all amounts necessary and sufficient to retire such Indebtedness referred to in the foregoing clauses (a) through (o), including principal (including the current portion thereof) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness; provided, however, that in no event shall Indebtedness include any amount included in Closing Working Capital or Company Transaction Expenses.
“Indemnity Cap” has the meaning set forth in the Company Disclosure Schedules.
“Independent Accountant” has the meaning set forth in Section 2.10(b).
“Ind. Code” means the Indiana Code.
“Insurance Policies” has the meaning set forth in Section 4.17.
“Intellectual Property” means all intellectual property rights in any jurisdiction, including both statutory and common law rights, if applicable, including: (a) patents, inventions (whether or not patentable), industrial designs, and utility models, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, business names, social media accounts and handles, and Internet domain names and all goodwill associated therewith, (c) copyrighted works, copyrightable works, works of authorship, and copyrights, (d) trade secrets, know-how, data, databases, formulas, algorithms, procedures, methods, processes, developments and research, and other intellectual property rights in confidential or proprietary information, (e) software and (f) as applicable, all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-issues, re-examinations and foreign counterparts for any of the foregoing.
“Interim Predecessor Financial Statements” has the meaning set forth in Section 6.14(a)(ii).
“Interim Successor Financial Statements” has the meaning set forth in Section 6.14(a)(ii).
“Intended Tax Treatment” has the meaning set forth in Section 6.07(j).
“Intercompany Accounts” means any accounts, balances, payables, receivables or Indebtedness or other amounts owing between (a) any Acquired Company Equityholder or any of its Affiliates (other than the Acquired Companies), on the one hand, and (b) any Acquired Company, on the other hand.
“Interim Period” has the meaning set forth in Section 6.02(a)(iii).
“IRS” means the Internal Revenue Service.
“IT Systems” means the computers, servers, software, circuits, networks, data communication lines, hardware, workstations, routers, hubs, switches and all other information technology infrastructure and equipment used in the conduct of the business of any of the Acquired Companies whether owned by, leased to, licensed to or outsourced by an Acquired Company.
“IURC” means the Indiana Utility Regulatory Commission.
“Kindle” means Kindle Energy II LLC, a Delaware limited liability company.
“Kindle Asset Management Agreement” means that certain Asset Management Agreement, dated as of August 11, 2025, by and between Kindle and the Company, as amended by that certain Amendment No. 1, dated as of September 22, 2025 and Amendment No. 2 dated as of January 14, 2026, which was terminated effective as of January 14, 2026.
“Knowledge” means (a) with respect to the Holder Representative, for the purposes of Article IV, the actual knowledge (after reasonable inquiry) of the applicable individuals set forth on Section 1.01(b)(i) of the Company Disclosure Schedules, (b) with respect to the Cornerstone GP, for the purposes of Article IV, the actual knowledge (after reasonable inquiry) of the applicable individuals set forth on Section 1.01(b)(ii) of the Company Disclosure Schedules and (c) with respect to Buyer, the actual knowledge (after reasonable inquiry) of the individuals set forth on Section 1.01(c) of the Buyer Disclosure Schedules.
“KYC Policies” means the “know your customer” or similar requirements and other information required by bank regulatory authorities, including under PATRIOT Act, AML Laws and Beneficial Ownership Regulations of any agent or any lender under the Existing Credit Facility.
“Lawrenceburg” means Lawrenceburg Power, LLC, a Delaware limited liability company.
“Lawrenceburg Project” means the Lawrenceburg Generating Station, a gas-fired generation plant located in Lawrenceburg, Indiana, together with all facilities and other assets associated therewith and ancillary thereto.
“Laws” means all laws, including common law, constitutions, treaties, acts, statutes, codes, rules, regulations, ordinances, directives and other requirements of any Governmental Authority having the force or effect of law and all Orders.
“Letter of Transmittal” has the meaning set forth in Section 2.09(a).
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Liens” means any lien, license, mortgage, security interest, pledge, deed of trust, assessment, charge, claim, warrant lien, option, purchase right, easement, encroachment, covenant or other transfer restriction, imperfection or right of third parties encumbering title or other encumbrance of any kind.
“Limited Lender Consent and Waiver” means a fully executed consent and waiver by the Lenders (as defined in the Existing Credit Facility) of certain rights of the Lenders under the Existing Credit Facility (including Section 4.14.2(a) thereof) to permit Generation to effectively and freely disburse all Gavin PJM Revenues to Gavin (or its designee).
“LLC Act” means the Delaware Limited Liability Company Act.
“Losses” means any and all losses, damages, fines, penalties, interest payments and other costs and expenses (including documented out-of-pocket costs and expenses of Proceedings, amounts paid in connection with any assessments, judgments or settlements relating thereto, court costs, and reasonable fees of attorneys, accountants and other experts incurred in connection with defending against any such Proceedings).
“Marketing Efforts” means (a) participation in the preparation of the Marketing Material and any reasonable number of due diligence virtual sessions related thereto (but not to exceed, in any case, three (3) sessions), in each case during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements, and (b) the delivery of customary authorization letters and confirmations in connection with the Marketing Material with respect to presence or absence of material non-public information and material accuracy of the information contained therein.

“Marketing Material” means an appropriate and customary roadshow presentation, appropriate and customary offering documents or similar documents or materials customarily prepared and used in connection with a syndication and marketing of the Debt Financing and to be used by Buyer in connection with a syndication and marketing of the Debt Financing.
“Material Contracts” has the meaning set forth in Section 4.10(a).
“MBR Authority” means authorization by FERC pursuant to Section 205 of the FPA to sell electric energy, capacity and certain ancillary services at market-based rates, acceptance by FERC of a tariff providing for such sales, and approval by FERC of such waivers and blanket authorizations as are customarily granted by FERC to “persons,” as defined in the FPA, with such authority, including blanket authorization under Section 204 of the FPA and FERC’s regulations at 18 C.F.R. Part 34 to issue securities and assume liabilities.
“Merger” or “Mergers” has the meaning set forth in the recitals hereof.
“Merger Sub” or “Merger Subs” has the meaning set forth in the preamble hereof.
“Nasdaq” means The Nasdaq Global Select Market.
“NERC” means the North American Electric Reliability Corporation and any successor thereto.
“Net Preliminary Cash Merger Consideration” has the meaning set forth in Section 2.07(b)(i).
“Non-Blocker Equityholder Consideration Percentage” has the meaning set forth in the Distribution Methodology.
“Non-Recourse Party” has the meaning set forth in Section 10.14.
“O&M Agreement” means each of the (a) the Asset Management Agreement, (b) Operations and Maintenance Agreement by and between Consolidated Asset Management Services (Ohio), LLC and Darby, dated as of January 30, 2017, (c) Operations and Maintenance Agreement by and between Consolidated Asset Management Services (Indiana), LLC and Lawrenceburg, dated as of January 30, 2017, and (d) Operations and Maintenance Agreement by and between Consolidated Asset Management Services (Ohio), LLC and Waterford, dated as of January 30, 2017 (this clause, together with clauses (b) and (d) above, each, a “CAMS O&M Agreement”).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Operating Companies” means collectively, Darby, Lawrenceburg, Waterford and Cornerstone Generation Marketing.

“Order” means any order, decision, ruling, writ, judgment, injunction, decree, regulation, stipulation, determination, award, assessment or agreement issued, promulgated or entered by or with any Governmental Authority.
“Organizational Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and bylaws or documents of similar substance, (b) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) any partnership (whether general or limited), its certificate of partnership and partnership agreement or documents of similar substance and (d) any other entity, its organizational and governing documents of similar substance to any of the foregoing.
“Owned Company Intellectual Property” has the meaning set forth in Section 4.19(a).
“Owned Real Property” has the meaning set forth in Section 4.11(a).
“Parent” has the meaning set forth in the preamble hereof.
“Parent Common Stock” means the shares of common stock, par value $0.001 per share, of Parent, and any other capital stock of Parent into which such common stock is reclassified or reconstituted.
“Parent Material Adverse Effect” means (a) with respect to Parent, any Event that, alone, or together with any other Event, has had or is reasonably expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, that in the case of this clause (a), none of the following shall constitute or be deemed to contribute to a “Parent Material Adverse Effect” or shall otherwise be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which Parent operates (including the electric generating, transmission or distribution industries), whether national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local markets for or costs of commodities, raw materials or other supplies, products or services used or generated by Parent, including electric power, natural gas, or other fuel supply, emissions, water, or transportation or related products or services, including those due to or arising out of actions by competitors and regulators, (iii) changes in general regulatory, political or geopolitical conditions, including any acts of war, whether or not declared, armed hostilities, sabotage or terrorist activities and any government shutdown, failure to raise the borrowing limit of any Governmental Authority or the results of any elections for government office or the appointment of any Person to any Governmental Authority, (iv) changes in national, regional, state, provincial or local electric transmission or distribution systems, generally, (v) earthquakes, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters, (vi) changes in Law or regulatory policy or the interpretation or enforcement thereof, (vii) changes or adverse conditions in the currency, financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency, (viii)

the announcement, pendency or consummation of the Transactions, including the identity of, or the effect of any fact or circumstance relating to, a Acquired Company or any of its Affiliates or any communication by an Acquired Company or any of its Affiliates regarding its plans, proposals or projections with respect to the Buyer Parties, (ix) changes in accounting requirements or principles, including any changes in GAAP, (x) new generating facilities and their effect on pricing or transmission, (xi) actions or omissions (A) expressly required to be taken or not taken by any Buyer Party or its Affiliates in accordance with this Agreement or any other Transaction Document to which it is a party or (B) consented to in writing by the Holder Representative or any of its Affiliates, (xii) any breach by an Acquired Company or any of its Affiliates of any provision of this Agreement, or (xiii) any failure of a Buyer Party or its Affiliates to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations of all or any portion of any Buyer Party (it being understood that this clause (xiii) shall not exclude any circumstance, change, fact, event, occurrence or development giving rise to such failure to the extent any such circumstance, change, fact, event, effect, occurrence or development is not otherwise excluded from clause (a) of this definition of Parent Material Adverse Effect); provided, that in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (ix) above, such Event shall only be excluded to the extent it does not have a disproportionate adverse effect on the business or condition of the Buyer Parties, taken as a whole, as compared to other power generating facilities operating in the same jurisdictions as Parent; and (b) with respect to the Buyer Parties, the ability of the Buyer Parties to consummate the Transactions by the Termination Date.
“Parent SEC Documents” means, collectively, all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed by Parent since July 9, 2024 under the Securities Act or the Exchange Act (all such documents, including those that are filed or publicly furnished on a voluntary basis on Form 8-K, in each case, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference).
“Partnership Act” means the Delaware Revised Uniform Limited Partnership Act.
“Party” or “Parties” has the meaning set forth in the preamble hereof.
“Pass-Through Tax Claim” has the meaning set forth in Section 6.07(e).
“Pass-Through Tax Returns” has the meaning set forth in Section 6.07(b).
“Payment Information” has the meaning set forth in Section 2.07(a)(ii).
“Payment Spreadsheet” has the meaning set forth in Section 2.07(a)(ii).
“Payoff Amount” means the aggregate amount of the Indebtedness (including principal and accrued interest and fees) of the Acquired Companies that is outstanding as of the Closing under the Existing Credit Facility.
“Payoff Letter” means a customary payoff letter in a form reasonably satisfactory to Buyer executed by the applicable lenders or other obligees (or their agent) of the outstanding

Indebtedness under the Existing Credit Facility, which, among others, (a) specifies the Payoff Amount, (b) provides for the satisfaction and discharge of all obligations of the Acquired Companies with respect to such Indebtedness, subject to customary surviving obligations, upon receipt of the Payoff Amount, (c) provides for the release, concurrently with the repayment of such Indebtedness, of Liens granted by the Acquired Companies and their applicable Affiliates to secure such Indebtedness, and (d) provides for wire transfer instructions for payment of the Payoff Amount.
“Permit” means any consent, approval, authorization, franchise, license, registration, permit, exemption, waiver, variance or certificate of, or granted by, any Governmental Authority. For the avoidance of doubt, “Permit” shall include EWG Status, within the meaning of PUHCA, and MBR Authority.
“Permitted Interim Hedging Arrangement” shall mean Hedging Arrangements related to any Cornerstone Entity entered into in accordance with the Risk Management Policy that are (a) with one or more counterparties under any Hedging Arrangements in effect as of the Execution Date or which are party to ISDAs or other enabling agreements with a Cornerstone Entity as of the Execution Date and (b) are “around-the-clock” (ATC) energy Hedging Arrangements (or their equivalent or components) (which for the avoidance of doubt shall exclude capacity Hedging Arrangements) at the Project(s) (i) for the calendar year 2027 in an amount no greater than 450 MW in excess of the energy Hedging Arrangements for calendar year 2027 that are in place as of the Execution Date or (ii) for the calendar year 2028 in an amount no greater than 450 MW (provided, that if the Closing does not occur by February 28, 2027, such limit for calendar year 2028 shall be increased by an additional 450 MW).
“Permitted Liens” means (a) Liens arising in the ordinary course of business imposed by Law, including mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s or other similar Liens for amounts not delinquent or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) purchase money Liens for personal property and Liens arising under conditional sales agreements for personal property and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes that are not yet due and payable or, if due and payable, that are being contested in good faith by appropriate Proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (d) Liens reflected in the Financial Statements, (e) pledges or deposits to secure obligations under workers’ compensation Laws, unemployment insurance Laws or similar Laws or to secure public or statutory obligations, (f) Liens affecting the interest of the lessor in leased property, (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, (h) Liens securing (i) Indebtedness that will be fully released at or prior to the Closing and (ii) customary surviving obligations pursuant to the Payoff Letter, (i) with respect to the Owned Real Property, (i) non-monetary Liens shown on title reports and existing surveys made available to Buyer, (ii) zoning, building and other similar restrictions affecting title to such real property, (iii) easements, covenants, rights-of-way and other similar restrictions, and (iv) non-monetary Liens or other imperfections of title, if any, that, in the case of each of clause (ii) through clause (iv), would not, individually or in the aggregate, reasonably be expected to materially impair the continued use or occupancy or materially detract from the value of the Owned Real Property subject thereto or materially impair the operation or maintenance such real property, (j) Liens created by Buyer or any of its Affiliates, or otherwise consented to in writing by Buyer or any of its Affiliates and (k) Liens arising under this Agreement (other than as a result of any breach by Cornerstone GP or any of its Affiliates (including the Acquired Companies) thereof).
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity (including any Governmental Authority).
“Personal Information” means information, in any form, that identifies, relates to, describes, is reasonably capable of being associated with, or could be linked, directly or indirectly, or used to contact or locate a natural Person, household, or device, and/or is “personally identifiable information,” “personal information,” “personal data” or similar term under one or more applicable Law.
“PJM” means PJM Interconnection, L.L.C. and any successor thereto.
“PJM Marketing ID” has the meaning set forth in Section 6.22(a).
“PJM OATT” means the PJM Open Access Transmission Tariff, as on file with FERC, as may be amended.
“Post-Closing Adjustment Payment Percentage” has the meaning set forth in the Distribution Methodology.
“Pre-Closing Redemption” has the meaning set forth in Section 2.13.
“Pre-Closing Reorganization” has the meaning set forth in the recitals hereof.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period up to and including the Closing Date.
“Predecessor Financial Statements” has the meaning set forth in Section 6.14(a)(i).
“Preliminary Cash Merger Consideration” means the sum of (a) the Base Cash Merger Consideration plus (b) the Estimated Adjustment Amount (whether the Estimated Adjustment Amount is a positive or negative amount).
“Privacy and Data Security Laws” means all applicable Laws concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data-breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications.

“Privacy Requirements” has the meaning set forth in Section 4.20(a).
“Proceeding” means any action, claim, demand, charge, complaint, dispute, audit, investigation, inquiry, litigation, suit, legal proceeding (whether at law or in equity), arbitration or mediation or other proceeding, and includes any hearing commenced, brought by, conducted by or heard by or before (or which otherwise involves) any Governmental Authority.
“Process” (and the corollary terms “Processed” and “Processing”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, disposal, disclosure, protection (including security measures) or other operations performed on data, including Personal Information.
“Profits Interest Units” has the meaning set forth in Section 4.04(b).
“Project” means each of the Darby Project, the Lawrenceburg Project and the Waterford Project.
“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations thereunder.
“R&W Insurance Policy” has the meaning set forth in Section 6.03.
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit C.
“Regulatory Termination Fee” has the meaning set forth in Section 9.03(a).
“Reimbursable Costs” has the meaning set forth in Section 6.21(b).
“Reorganization Documents” has the meaning set forth in Section 6.12.
“Replacement Buyer Credit Support” has the meaning set forth in Section 6.15(a).
“Representative Losses” has the meaning set forth in Section 10.16(c).
“Representatives” means, with respect to any Person, such Person’s members, partners, trustees, directors, managers, officers, employees, attorneys, consultants, advisors, representatives and other agents acting on behalf of such Person.
“Required Limited Partner Approval” has the meaning set forth in the recitals hereof.
“Required Member Approval” has the meaning set forth in the recitals hereof.
“Reverse Termination Fee” has the meaning set forth in Section 9.03(a).
“Right” means any option, warrant, convertible or exchangeable security or any preemptive rights, rights of first refusal or offer, or other right to subscribe for, purchase or otherwise acquire any Equity Interest or other security of any class, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition.
“Risk Management Policy” means that certain Risk Management Policy adopted by the Company, dated as of August 11, 2025, a copy of which has been made available to Buyer.
“Sample Closing Statement” means the sample calculation, prepared for illustrative purposes only, of the Closing Adjustment Amount, as of September 30, 2025, and set forth on Schedule B attached hereto.
“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region or territory (as of the Execution Date, Cuba, Iran, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic).
“Sanctioned Person” means, at any time, (a) any Person listed on the SDN List or any other Sanctions-related list of designated or blocked Persons maintained by the United States (including by OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any of its member states, the United Kingdom or any other relevant authority, except to the extent inconsistent with U.S. Law, (b) any Person located, organized or ordinarily resident in a Sanctioned Country, (c) the Governmental Authority of a Sanctioned Country or the Government of Venezuela, or (d) any Person 50% or more directly or indirectly owned by or controlled by any Person described in clause (a), (b) or (c) hereof.
“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.
“SEC” means the U.S. Securities and Exchange Commission, or its successor.
“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Security Incident” has the meaning set forth in Section 4.19(c).
“Seller Names” has the meaning set forth in Section 6.19.
“Sellers’ Counsel” has the meaning set forth in Section 10.17.
“Service Providers” has the meaning set forth in Section 4.13(a).
“Splitters” means, collectively, ECP V-B (AG IP), LP, a Delaware limited partnership, ECP V-C (AG IP), LP, a Delaware limited partnership, and ECP V-D (AG IP), LP, a Delaware limited partnership.
“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Subrogation Waiver” has the meaning set forth in Section 6.03.
“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof; provided, that, for purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the manager, managing member or general partner of such partnership, limited liability company, association or other business entity.
“Successor Financial Statements” has the meaning set forth in Section 6.14(a)(i).
“Sunlight Holdings GP” means ECP Sunlight Holdings GP (Cornerstone), LLC, a Delaware limited liability company.
“Sunlight Holdings LP” means ECP Sunlight Holdings (Cornerstone), LP, a Delaware limited partnership.
“Surviving Blocker B” has the meaning set forth in Section 2.01(c)(ii).
“Surviving Blocker C” has the meaning set forth in Section 2.01(d)(ii).
“Surviving Blocker D” has the meaning set forth in Section 2.01(e)(ii).
“Surviving Company” has the meaning set forth in Section 2.01(b)(ii).
“Surviving Partnership” has the meaning set forth in Section 2.01(a)(ii).
“Target Working Capital” means $65,400,000.
“Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, levies or other assessments in the nature of taxes, including income, profits, gross or net receipts, property, ad valorem, sales, use, capital gain, transfer, excise, estimated, alternative minimum, add-on minimum, license, production, environmental, franchise, employment, unemployment, social security (or similar), occupation, payroll, registration, capital, government pension or insurance, inventory, royalty, severance, stamp or documentary, value added, customs, goods and services, windfall profits, business or occupation or other tax, levy, import, duty, employer social security contribution or other similar governmental charge (national or local) in the nature of taxes collected or assessed by, or payable to, a Governmental Authority, together with all related fines, penalties, interest and surcharges, and in each case, whether payable directly or imposed by way of a withholding or deduction.

“Tax Audit” means any audit, examination, investigation, dispute or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.
“Tax Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.
“Tax Liability Amount” means, without duplication, an amount (which may not be less than zero in the aggregate or in respect of any jurisdiction or taxpaying entity) equal to the sum of (a) the excess of (i) the aggregate amounts of accrued and unpaid income Taxes of the Acquired Companies (whether or not then due) for any Pre-Closing Tax Periods, which shall be determined (A) as of the end of the Closing Date, but without regard to any payment of income Taxes after the Closing, (B) by excluding (1) any accruals or reserves established on the balance sheet of the applicable Blocker under GAAP for contingent Taxes or with respect to uncertain Tax positions, (2) any deferred income Tax assets and deferred income Tax liabilities established on the Financial Statements with respect to timing differences between book and taxable income, (3) any income Taxes attributable to actions taken by Buyer or any of its Affiliates (including any Acquired Company) on the Closing Date after the Closing outside the ordinary course of business to the extent not specifically contemplated in connection with this Agreement, and (4) any Tax consequences resulting from any financing (or actions taken in respect of any financing) incurred by Buyer or any of its Affiliates in connection with the Transactions, (C) by taking into account any offsets or reductions with respect to the carryforward of any Tax attributes (including loss carryforwards) to the extent such Tax assets are at least “more likely than not” deductible in a Pre-Closing Tax Period under applicable Law, (D) by taking into account any deductions allowable in a Pre-Closing Tax Period that relate to or arise from the payment of any Company Transaction Expenses in accordance with Section 6.07(c), and (E) by taking into account the last sentence of Section 6.07(c) over (ii) any overpayments or prepayments of income Taxes (including estimated Tax payments) by any Acquired Company prior to the Closing to the extent that such payments have the effect of actually reducing (but not below zero) the particular income Tax liability of such Acquired Company, and (b) any Taxes of the Acquired Companies arising out of or resulting from the Pre-Closing Reorganization.
“Tax Returns” means any return, report, information return, declaration, election, notice, form, claim for refund, statement, or other document (including schedules or attachments thereto or any related or supporting information and any amendment thereof) filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
“Termination Date” has the meaning set forth in Section 9.01(b).
“Termination Fee” has the meaning set forth in Section 9.03(a).
“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Confidentiality Agreement, the Escrow Agreement, the Buyer Parent Guaranty and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer Taxes” has the meaning set forth in Section 6.07(g).
“Waterford” means Waterford Power, LLC, a Delaware limited liability company.
“Waterford Project” means the Waterford Energy Center, a gas-fired generation plant located in Waterford, Ohio, together with all facilities and other assets associated therewith and ancillary thereto.
Section 1.02Other Definitional Provisions.
(a)All references in this Agreement to Exhibits, Schedules (including the Disclosure Schedules), Articles, Sections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules (including Disclosure Schedules), Articles, Sections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(b)The Exhibits and Schedules (including the Disclosure Schedules) to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(c)The words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words “this Article,” “this Section,” “this clause,” and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. The word “or” has the inclusive meaning “and/or,” and the word “including” (and correlative forms thereof) shall be deemed to be followed by the phrase “without limitation.”
(d)Where this Agreement states that a Person “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Person is legally obligated to do so in accordance with this Agreement.
(e)The use of the terms “ordinary course” and “ordinary course of business” with respect to any Person shall take into account, in all material respects, the past practices of such Person or, consistent in all material respects with the then-current ordinary course operations of similarly situated Persons operating in the industries and markets in which such Person operates.
(f)All references to “$,” “U.S. Dollars,” “Dollars” and “dollars” and other monetary figures shall be deemed to refer to United States currency unless otherwise expressly provided herein. All accounting terms used but not defined herein shall have the meanings given to them under GAAP, except as otherwise set forth in the Accounting Principles.
(g)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires.

(h)Unless the context otherwise requires, any reference to (i) any Person shall be deemed to refer to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities, (ii) any Law shall be deemed to refer to all rules and regulations promulgated thereunder and (iii) any Contract or Law shall be deemed to refer to such Contract or Law as amended, supplemented or otherwise modified from time (and in the case of any Contract, in accordance with the terms hereof or thereof, as applicable), and in effect at any given time (and in the case of any Law, to any successor provisions).
(i)Any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days. If any action is to be taken on or by a particular calendar day that is not also a Business Day, then such action may be deferred until the immediately succeeding Business Day.
(j)Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Each covenant, representation and warranty, and other agreement contained in the applicable sections of this Agreement or any exhibit hereto shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.
(k)The phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party (including, in the case of information or documents of any of the Acquired Companies or any Affiliate thereof), posted no later than 2:00 p.m. New York, New York time on the Execution Date to the online virtual data room established by the Company.
(l)The language used in this Agreement shall be deemed to be the language chosen jointly by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
(m)Except as otherwise provided in this Agreement, each representation and warranty is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.
ARTICLE II
THE MERGERS; CLOSING
Section 2.01 The Mergers.
(a)The Company Merger.
(i)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Partnership Act, Buyer, Company Merger Sub and the Company (Company Merger Sub and the Company sometimes being referred to herein as the “Constituent Partnerships”) shall cause Company Merger Sub to be merged with and into the Company effective as of the Company Effective Time, with the Company being the surviving partnership in the Company Merger. The Company Merger shall be consummated at the Company Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Company Merger in substantially the form of Exhibit A-1 (the “Company Certificate of Merger”).
(ii)Upon consummation of the Company Merger, the separate existence of Company Merger Sub shall cease and the Company, as the surviving partnership of the Company Merger (hereinafter referred to for the periods at and after the Company Effective Time as the “Surviving Partnership”), and following the consummation of the GP Merger, Blocker B Merger, Blocker C Merger and Blocker D Merger shall continue its separate existence under the Partnership Act as a wholly owned Subsidiary of Buyer.
(b)GP Merger.
(i)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the LLC Act, Buyer, GP Merger Sub and Cornerstone GP (GP Merger Sub and Cornerstone GP sometimes being referred to herein as the “Constituent Companies”) shall cause GP Merger Sub to be merged with and into Cornerstone GP effective as of the GP Effective Time, with Cornerstone GP being the surviving company in the GP Merger. The GP Merger shall be consummated at the GP Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the GP Merger in substantially the form of Exhibit A-2 (the “GP Certificate of Merger”).
(ii)Upon consummation of the GP Merger, the separate existence of GP Merger Sub shall cease and Cornerstone GP, as the surviving company of the GP Merger (hereinafter referred to for the periods at and after the GP Effective Time as the “Surviving Company”), and following the consummation of the Blocker B Merger, Blocker C Merger and Blocker D Merger shall continue its separate existence under the LLC Act as a wholly owned Subsidiary of Buyer.
(c)Blocker B Merger.
(i)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Blocker B Merger Sub and Blocker B (Blocker B Merger Sub and Blocker B sometimes being referred to herein as the “Constituent Blocker B Entities”) shall cause Blocker B Merger Sub to be merged with and into Blocker B effective as of the Blocker B Effective Time, with Blocker B being the surviving corporation in the Blocker B Merger. The Blocker B Merger shall be consummated at the Blocker B Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Blocker B Merger in substantially the form of Exhibit A-3 (the “Blocker B Certificate of Merger”).
(ii)Upon consummation of the Blocker B Merger, the separate existence of Blocker B Merger Sub shall cease and Blocker B, as the surviving corporation of the Blocker B Merger (hereinafter referred to for the periods at and after the Blocker B Effective Time as the “Surviving Blocker B”) and following the consummation of the Blocker C Merger and Blocker D Merger, shall continue its separate existence under the DGCL as a wholly owned Subsidiary of Buyer.
(d)Blocker C Merger.
(i)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Blocker C Merger Sub and Blocker C (Blocker C Merger Sub and Blocker C sometimes being referred to herein as the “Constituent Blocker C Entities”) shall cause Blocker C Merger Sub to be merged with and into Blocker C effective as of the Blocker C Effective Time, with Blocker C being the surviving corporation in the Blocker C Merger. The Blocker C Merger shall be consummated at the Blocker C Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Blocker C Merger in substantially the form of Exhibit A-4 (the “Blocker C Certificate of Merger”).
(ii)Upon consummation of the Blocker C Merger, the separate existence of Blocker C Merger Sub shall cease and Blocker C, as the surviving corporation of the Blocker C Merger (hereinafter referred to for the periods at and after the Blocker C Effective Time as the “Surviving Blocker C”) and following the consummation of the Blocker D Merger, shall continue its separate existence under the DGCL as a wholly owned Subsidiary of Buyer.
(e)Blocker D Merger.
(i)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Blocker D Merger Sub and Blocker D (Blocker D Merger Sub and Blocker D sometimes being referred to herein as the “Constituent Blocker D Entities”) shall cause Blocker D Merger Sub to be merged with and into Blocker D effective as of the Blocker D Effective Time, with Blocker D being the surviving corporation in the Blocker D Merger. The Blocker D Merger shall be consummated at the Blocker D Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Blocker D Merger in substantially the form of Exhibit A-5 (the “Blocker D Certificate of Merger”).
(ii)Upon consummation of the Blocker D Merger, the separate existence of Blocker D Merger Sub shall cease and Blocker D, as the surviving corporation of the Blocker D Merger (hereinafter referred to for the periods at and after the Blocker D Effective Time as the “Surviving Blocker D”), shall continue its separate existence under the DGCL as a wholly owned Subsidiary of Buyer.
Section 2.02 Effects of the Mergers.
(a)At and after the Company Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the Partnership Act. Without limiting the foregoing, and subject thereto, at the Company Effective Time, the Surviving Partnership shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Partnerships, and shall become subject to all the debts, liabilities, restrictions, disabilities and duties of each of the Constituent Partnerships. At and after the Company Effective Time, except as expressly set forth herein, the Surviving Partnership shall thereupon and thereafter be responsible and liable for all liabilities of the Company.
(b)At and after the GP Effective Time, the effect of the GP Merger shall be as provided in this Agreement and the applicable provisions of the LLC Act. Without limiting the foregoing, and subject thereto, at the GP Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the debts, liabilities, restrictions, disabilities and duties of each of the Constituent Companies. At and after the GP Effective Time, except as expressly set forth herein, the Surviving Company shall thereupon and thereafter be responsible and liable for all liabilities of Cornerstone GP.

(c)At and after the Blocker B Effective Time, the effect of the Blocker B Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, and subject thereto, at the Blocker B Effective Time, the Surviving Blocker B shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Blocker B Entities, and shall become subject to all the debts, liabilities, restrictions, disabilities and duties of each of the Constituent Blocker B Entities. At and after the Blocker B Effective Time, except as expressly set forth herein, the Surviving Blocker B shall thereupon and thereafter be responsible and liable for all liabilities of Blocker B.
(d)At and after the Blocker C Effective Time, the effect of the Blocker C Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, and subject thereto, at the Blocker C Effective Time, the Surviving Blocker C shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Blocker C Entities, and shall become subject to all the debts, liabilities, restrictions, disabilities and duties of each of the Constituent Blocker C Entities. At and after the Blocker C Effective Time, except as expressly set forth herein, the Surviving Blocker C shall thereupon and thereafter be responsible and liable for all liabilities of Blocker C.
(e)At and after the Blocker D Effective Time, the effect of the Blocker D Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, and subject thereto, at the Blocker D Effective Time, the Surviving Blocker D shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Blocker D Entities, and shall become subject to all the debts, liabilities, restrictions, disabilities and duties of each of the Constituent Blocker D Entities. At and after the Blocker D Effective Time, except as expressly set forth herein, the Surviving Blocker D shall thereupon and thereafter be responsible and liable for all liabilities of Blocker D.
Section 2.03 Closing; Effective Time.
(a)The closing of the Transactions (the “Closing”) shall take place (i) remotely via the electronic exchange of closing deliveries commencing at 10:00 a.m. New York local time, on the date that is the third (3rd) Business Day after the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article VII (other than any such conditions that by their terms will not be satisfied until the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) or (ii) on such other date or at such other time or place as Buyer and the Holder Representative may mutually agree in writing. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Closing shall not take place prior to June 30, 2026.
(b)Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Buyer, Company Merger Sub and the Company shall cause the Company Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Partnership Act, and shall make all other filings or recordings required under the Partnership Act in connection with the Company Merger. The Company Merger shall become effective at the time when the Company Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Holder Representative in writing and specified in the Company Certificate of Merger (the time that the Company Merger becomes effective being the “Company Effective Time”).

(c)Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date and immediately after the Company Effective Time, Buyer, GP Merger Sub and Cornerstone GP shall cause the GP Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the LLC Act, and shall make all other filings or recordings required under the LLC Act in connection with the GP Merger. The GP Merger shall become effective at the time when the GP Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Holder Representative in writing and specified in the GP Certificate of Merger (the time that the GP Merger becomes effective being the “GP Effective Time”).
(d)Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date and immediately after the GP Effective Time, Buyer, Blocker B Merger Sub and Blocker B shall cause the Blocker B Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with Blocker B Merger. The Blocker B Merger shall become effective at the time when the Blocker B Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Holder Representative in writing and specified in the Blocker B Certificate of Merger (the time that the Blocker B Merger becomes effective being the “Blocker B Effective Time”).
(e)Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date and immediately after the Blocker B Effective Time, Buyer, Blocker C Merger Sub and Blocker C shall cause the Blocker C Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with Blocker C Merger. The Blocker C Merger shall become effective at the time when the Blocker C Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Holder Representative in writing and specified in the Blocker C Certificate of Merger (the time that the Blocker C Merger becomes effective being the “Blocker C Effective Time”).
(f)Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date and immediately after the Blocker C Effective Time, Buyer, Blocker D Merger Sub and Blocker D shall cause the Blocker D Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with Blocker D Merger. The Blocker D Merger shall become effective at the time when the Blocker D Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Holder Representative in writing and specified in the Blocker D Certificate of Merger (the time that the Blocker D Merger becomes effective being the “Blocker D Effective Time”).
Section 2.04 Organizational Documents of the Surviving Entities.
(a)Effective upon the Company Effective Time, the limited partnership agreement of the Company shall, automatically and without any further action by the Parties, be amended and restated to be in the form of the limited liability partnership agreement of Company Merger Sub as in effect immediately prior to the Company Effective Time, and as so amended and restated shall become the limited partnership agreement of the Surviving Partnership, until thereafter duly modified, amended or amended and restated as provided therein and by applicable Law.
(b)Effective upon the GP Effective Time, the limited liability company operating agreement of Cornerstone GP shall, automatically and without any further action by the Parties, be amended and restated to be in the form of the limited liability company operating agreement of GP Merger Sub as in effect immediately prior to the GP Effective Time, and as so amended and restated shall become the limited liability company operating agreement of the Surviving Company, until thereafter duly modified, amended or amended and restated as provided therein and by applicable Law.
(c)Effective upon the Blocker B Effective Time, the certificate of incorporation and bylaws of Blocker B Merger Sub shall, automatically and without any further action by the Parties, be amended and restated to be in the form of certificate of incorporation and bylaws of Blocker B Merger Sub as in effect immediately prior to the Blocker B Effective Time, and as so amended and restated shall become the certificate of incorporation and bylaws of the Surviving Blocker B, until thereafter duly modified, amended or amended and restated as provided therein and by applicable Law.
(d)Effective upon the Blocker C Effective Time, the certificate of incorporation and bylaws of Blocker C Merger Sub shall, automatically and without any further action by the Parties, be amended and restated to be in the form of certificate of incorporation and bylaws of Blocker C Merger Sub as in effect immediately prior to the Blocker C Effective Time, and as so amended and restated shall become the certificate of incorporation and bylaws of the Surviving Blocker C, until thereafter duly modified, amended or amended and restated as provided therein and by applicable Law.
(e)Effective upon the Blocker D Effective Time, the certificate of incorporation and bylaws of Blocker D Merger Sub shall, automatically and without any further action by the Parties, be amended and restated to be in the form of certificate of incorporation and bylaws of Blocker D Merger Sub as in effect immediately prior to the Blocker D Effective Time, and as so amended and restated shall become the certificate of incorporation and bylaws of the Surviving Blocker D, until thereafter duly modified, amended or amended and restated as provided therein and by applicable Law.
Section 2.05 Managers, Directors and Officers of the Surviving Entities.
(a)The managers of Company Merger Sub immediately prior to the Company Effective Time shall, automatically and without further action by the Parties, be the managers of the Surviving Partnership immediately after the Company Effective Time, each to hold office until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the limited partnership agreement of the Surviving Partnership.
(b)The officers of GP Merger Sub immediately prior to the GP Effective Time shall, automatically and without further action by the Parties, be the officers of the Surviving Company immediately after the GP Effective Time, each to hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the limited liability company operating agreement of the Surviving Company.
(c)The directors of Blocker B Merger Sub immediately prior to the Blocker B Effective Time shall, automatically and without further action by the Parties, be the directors of the Surviving Blocker B immediately after the Blocker B Effective Time, each to hold office until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Blocker B.
(d)The officers of Blocker B Merger Sub immediately prior to the Blocker B Effective Time shall, automatically and without further action by the Parties, be the officers of the Surviving Blocker B immediately after the Blocker B Effective Time, each to hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Blocker B.
(e)The directors of Blocker C Merger Sub immediately prior to the Blocker C Effective Time shall, automatically and without further action by the Parties, be the directors of the Surviving Blocker C immediately after the Blocker C Effective Time, each to hold office until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Blocker C.
(f)The officers of Blocker C Merger Sub immediately prior to the Blocker C Effective Time shall, automatically and without further action by the Parties, be the officers of the Surviving Blocker C immediately after the Blocker C Effective Time, each to hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Blocker C.
(g)The directors of Blocker D Merger Sub immediately prior to the Blocker D Effective Time shall, automatically and without further action by the Parties, be the directors of the Surviving Blocker D immediately after the Blocker D Effective Time, each to hold office until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Blocker D.
(h)The officers of Blocker D Merger Sub immediately prior to the Blocker D Effective Time shall, automatically and without further action by the Parties, be the officers of the Surviving Blocker D immediately after the Blocker D Effective Time, each to hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Blocker D.
Section 2.06 Effect of the Mergers on Acquired Company Equity Interests. By virtue of the Mergers and without any further action on the part of any other Person, upon the terms and subject to the conditions set forth in this Agreement:
(a) At the Company Effective Time, each partnership interest of Company Merger Sub issued and outstanding immediately prior to the Company Effective Time, shall be converted into and become an equity interest in the Surviving Partnership that is entitled to the same rights to income and loss allocations, partnership capital, and distributions as the corresponding Company Unit described in clause (b) below that was converted into such Surviving Partnership interest.
(b) At the Company Effective Time, each Company Unit that is issued and outstanding immediately prior to the Company Effective Time (prior to giving effect to the GP Merger, the Blocker B Merger, the Blocker C Merger, and the Blocker D Merger) and not held by Cornerstone GP or any Blocker, shall be converted into and become the right of each Acquired Company Equityholder thereof to receive (i) at the Closing, such Acquired Company Equityholder’s Non-Blocker Equityholder Consideration Percentage of the Net Preliminary Cash Merger Consideration in accordance with the Distribution Methodology, (ii) at the Closing, such

Acquired Company Equityholder’s Non-Blocker Equityholder Consideration Percentage of the Equity Merger Consideration in accordance with the Distribution Methodology and (iii) following the Closing, such Acquired Company Equityholder’s (A) Post-Closing Adjustment Payment Percentage of any amounts that may become payable in respect of each Company Unit in the future from the Adjustment Escrow Amount and any payments made by Buyer pursuant to Section 2.10(c) and (B) Expense Fund Balance Percentage of any amounts that may become payable in respect of each Company Unit in the future from the Holder Representative Expense Amount, in each case, as provided in this Agreement, at the respective times and subject to the satisfaction of the terms and conditions set forth herein and in accordance with the Distribution Methodology.
(c) At the Company Effective Time, each Company Unit that is issued and outstanding immediately prior to the Company Effective Time (prior to giving effect to the GP Merger, the Blocker B Merger, the Blocker C Merger, and the Blocker D Merger) and held by Cornerstone GP or any Blocker shall, at the Company Effective Time, remain outstanding and represent equity interests in the Surviving Partnership having the same rights to income and loss allocations, partnership capital, and distributions as such Company Unit represented in the Company immediately prior to the Company Effective Time.
(d) At the GP Effective Time, each limited liability company interest of GP Merger Sub issued and outstanding immediately prior to the GP Effective Time, shall be converted into and become an equivalent number of limited liability company interests in the Surviving Company.
(e) At the GP Effective Time, each GP Unit that is issued and outstanding immediately prior to the GP Effective Time (prior to giving effect to the Blocker B Merger, the Blocker C Merger, and the Blocker D Merger), shall be cancelled for no additional consideration.
(f) At the Blocker B Effective Time, each share of capital stock of Blocker B Merger Sub issued and outstanding immediately prior to the Blocker B Effective Time, shall be converted into and become an equivalent number of shares of capital stock in the Surviving Blocker B.
(g) At the Blocker B Effective Time, each share of capital stock in Blocker B that is issued and outstanding immediately prior to the Blocker B Effective Time shall be converted into and become the right of the Blocker B Equityholder to receive (i) at the Closing, Blocker B Equityholder’s Blocker Shareholder Cash Consideration Percentage of the Net Preliminary Cash Merger Consideration in accordance with the Distribution Methodology, (ii) at the Closing, such Blocker B Equityholder’s Blocker Shareholder Equity Consideration Percentage of the Equity Merger Consideration in accordance with the Distribution Methodology and (iii) following the Closing, Blocker B Equityholder’s (A) Post-Closing Adjustment Payment Percentage of any amounts that may become payable in respect of each share of capital stock of Blocker B in the future from the Adjustment Escrow Amount and any payments made by Buyer pursuant to Section 2.10(c) and (B) Expense Fund Balance Percentage of any amounts that may become payable in respect of each share of capital stock of Blocker B in the future from the Holder Representative Expense Amount, in each case, at the respective times and subject to the satisfaction of the terms and conditions set forth herein and in accordance with the Distribution Methodology.
(h) At the Blocker C Effective Time, each share of capital stock of Blocker C Merger Sub issued and outstanding immediately prior to the Blocker C Effective Time, shall be converted into and become an equivalent number of shares of capital stock in the Surviving Blocker C.
(i)At the Blocker C Effective Time, each share of capital stock in Blocker C that is issued and outstanding immediately prior to the Blocker C Effective Time shall be converted into and become the right of Blocker C Equityholder to receive (i) at the Closing, Blocker C Equityholder’s Blocker Shareholder Cash Consideration Percentage of the Net Preliminary Cash Merger Consideration in accordance with the Distribution Methodology, (ii) at the Closing, such Blocker C Equityholder’s Blocker Shareholder Equity Consideration Percentage of the Equity Merger Consideration in accordance with the Distribution Methodology and (iii) following the Closing, Blocker C Equityholder’s (A) Post-Closing Adjustment Payment Percentage of any amounts that may become payable in respect of each share of capital stock of Blocker C in the future from the Adjustment Escrow Amount and any payments made by Buyer pursuant to Section 2.10(c) and (B) Expense Fund Balance Percentage of any amounts that may become payable in respect of each share of capital stock of Blocker C in the future from the Holder Representative Expense Amount, in each case, at the respective times and subject to the satisfaction of the terms and conditions set forth herein and in accordance with the Distribution Methodology.
(j) At the Blocker D Effective Time, each share of capital stock of Blocker D Merger Sub issued and outstanding immediately prior to the Blocker D Effective Time, shall be converted into and become an equivalent number of shares of capital stock in the Surviving Blocker D.
(k) At the Blocker D Effective Time, each share of capital stock in Blocker D that is issued and outstanding immediately prior to the Blocker D Effective Time shall be converted into and become the right of Blocker D Equityholder to receive (i) at the Closing, Blocker D Equityholder’s Blocker Shareholder Cash Consideration Percentage of the Net Preliminary Cash Merger Consideration in accordance with the Distribution Methodology, (ii) at the Closing, such Blocker D Equityholder’s Blocker Shareholder Equity Consideration Percentage of the Equity Merger Consideration in accordance with the Distribution Methodology and (iii) following the Closing, Blocker D Equityholder’s (A) Post-Closing Adjustment Payment Percentage of any amounts that may become payable in respect of each share of capital stock of Blocker D in the future from the Adjustment Escrow Amount and any payments made by Buyer pursuant to Section 2.10(c) and (B) Expense Fund Balance Percentage of any amounts that may become payable in respect of each share of capital stock of Blocker D in the future from the Holder Representative Expense Amount, in each case, at the respective times and subject to the satisfaction of the terms and conditions set forth herein and in accordance with the Distribution Methodology.

(l) From and after the Company Effective Time, GP Effective Time, Blocker B Effective Time, Blocker C Effective Time and Blocker D Effective Time, as applicable, each Company Unit (other than the Company Units held by Cornerstone GP or any Blocker), GP Unit and share of capital stock of each Blocker, respectively, when converted pursuant to this Section 2.06 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Acquired Company Equityholder shall cease to have any rights with respect thereto, except the right to receive the consideration provided for pursuant to this Article II upon the delivery in accordance with Section 2.09(a) of a fully-executed and completed Letter of Transmittal with respect to the Acquired Interests held by such Person.
Section 2.07 Preliminary Cash Merger Consideration.
(a)No later than five (5) Business Days prior to the anticipated Closing Date, Holder Representative shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth Holder Representative’s good faith estimate of (i)(A) the Closing Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), and (B) the resulting Preliminary Cash Merger Consideration and Holder Representative’s calculation of the amount of the Preliminary Cash Merger Consideration and Equity Merger Consideration to be paid to each Acquired Company Equityholder at the Closing after holding separate the Holder Representative Expense Amount and the Adjustment Escrow Amount from the Preliminary Cash Merger Consideration in accordance with this Agreement and (ii) a spreadsheet setting forth the names, contact information, dollar amounts and wire transfer instructions for the payees of all amounts payable by Buyer pursuant to this Agreement (such spreadsheet, the “Payment Spreadsheet,” and such information, collectively, the “Payment Information”). The Estimated Closing Statement shall include reasonable detail, calculations and supporting documentation and be based upon the Financial Statements and shall be prepared in accordance with the terms of this Agreement and the Accounting Principles, as applicable. Holder Representative shall consider in good faith any changes to the Preliminary Cash Merger Consideration suggested by Buyer (provided, that the existence of any dispute shall not delay or otherwise affect the Closing). The Estimated Closing Statement (as may be adjusted by Holder Representative in response to any good faith changes proposed by Buyer pursuant to the immediately preceding sentence) shall be final and binding on the Parties solely for purposes of determining the Preliminary Cash Merger Consideration to be paid by Buyer to the Exchange Agent at the Closing. Buyer Parties, their Affiliates and their respective Representatives shall be entitled to rely, without any independent investigation or inquiry, on the Payment Information included in the Payment Spreadsheet. No Buyer Party, its Affiliates or its and their respective Representatives shall have liability to the Acquired Company Equityholders, their Affiliates or any payee set forth in the Payment Spreadsheet or any other Person for relying on the Payment Information. The Payment Information may not be modified after delivery of the Payment Spreadsheet to Buyer except pursuant to a written instruction from Holder Representative with certification from an authorized representative of Holder Representative that such modification is true and correct. Buyer Parties, their Affiliates and their respective Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Payment Information. For the avoidance of doubt, Holder Representative shall be solely responsible for ensuring that the applicable Payment Information with respect to payments to be paid by the Exchange Agent to the Acquired Company Equityholders (such Payment Information, the “Acquired Company Equityholder Payment Information”) is true and correct and shall indemnify, defend, reimburse and hold harmless Buyer Parties, their Affiliates and their respective Representatives from any Liability suffered by Buyer Parties, their Affiliates and their respective Representatives resulting from the Acquired Company Equityholder Payment Information not being true and correct; provided, that in no event shall the Holder Representative’s aggregate liability under this Section 2.07(a) exceed an amount equal to the

Indemnity Cap. The obligations of the Holder Representative pursuant to the immediately preceding sentence with respect to the Acquired Company Equityholder Payment Information shall terminate upon the date that is two (2) years after the Closing Date, unless, if any of the Buyer Parties or their respective Affiliates shall have provided written notice to the Holder Representative asserting a claim under and pursuant to the immediately preceding sentence with respect to the Acquired Company Equityholder Payment Information prior to the time at which the obligations under the immediately preceding sentence would otherwise terminate, then all obligations under the immediately preceding sentence shall terminate upon the final, non-appealable resolution of such claim or litigation and satisfaction by the Holder Representative of all obligations finally determined or agreed to be owed by the Holder Representative, consistent with the terms hereof.
(b)At the Closing, Buyer shall pay, or cause to be paid, to:
(i)the Exchange Agent (A) an aggregate amount in cash equal to the Preliminary Cash Merger Consideration as determined pursuant to Section 2.07(a) less the Adjustment Escrow Amount and the Holder Representative Expense Amount (such amount, the “Net Preliminary Cash Merger Consideration”);
(ii)the Escrow Agent, the Adjustment Escrow Amount for deposit into an account designated in writing by the Escrow Agent (the “Escrow Account”);
(iii)the Holder Representative, the Holder Representative Expense Amount; and
(iv)to the extent the Existing Credit Facility is being paid off at the Closing in accordance with the terms of this Agreement, the applicable lenders or other obligees (or their agent), on behalf of the Acquired Companies, the Payoff Amount (it being understood and agreed that in such event the Payoff Amount shall be included in the calculation of Closing Indebtedness).
(c)At the Closing, Parent shall pay the Equity Merger Consideration to the Exchange Agent, free and clear of all Liens, other than Liens arising under any applicable federal and state securities Laws or Liens arising under the Organizational Documents of Parent.
Notwithstanding the foregoing, if, at any time during the Interim Period, (x) Parent eﬀects (or any record date occurs with respect thereto) (1) any dividend or distribution on Parent Common Stock in form other than cash, (2) subdivision (by split, recapitalization or otherwise) of Parent Common Stock, (3) combination or reclassiﬁcation of Parent Common Stock into a diﬀerent number of shares of Parent Common Stock or (4) issuance of any securities by reclassiﬁcation of Parent Common Stock (including any reclassiﬁcation in connection with a merger, consolidation or business combination) or (y) any merger, consolidation, combination, reorganization or other transaction is consummated pursuant to which Parent Common Stock is converted to, or otherwise entitled to receive, cash, securities and/or other property or assets, then the number of shares of Parent Common Stock to be issued to the Acquired Company Equityholders as the Equity Merger Consideration pursuant to this Agreement shall be proportionately adjusted to provide for the receipt by the Acquired Company Equityholders, in lieu of or in addition to (as the case may be) any shares of Parent Common Stock constituting the Equity Merger Consideration, the same number or amount of cash, securities and/or other property or assets as would have been received if each share of Parent Common Stock constituting the Equity Merger Consideration had been outstanding at the time of such transaction. An adjustment made pursuant to the foregoing sentence shall become eﬀective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reorganization, reclassification or other transaction.
(d) All payments described in Section 2.07(b) shall be made by wire transfer of immediately available funds. Prior to the Closing, the Holder Representative, the Escrow Agent and the Exchange Agent shall have provided Buyer with valid wiring instructions in the Payment Information included in the Payment Spreadsheet.
(e)Notwithstanding anything in this Agreement to the contrary, all adjustments in the definition of Cash Merger Consideration (including in connection with Section 2.10 with respect to Closing Cash or Closing Indebtedness (but not, for the avoidance of doubt, Company Transaction Expenses)), in the case of any Blocker, shall be allocated solely to the Acquired Company Equityholder of such Blocker, which allocation shall be reflected in the Distribution Methodology.
(f)To the extent any Cash that constitutes Closing Cash is held in a bank account that will not be controlled by an Acquired Company following the Closing, such Cash shall be transferred prior to the Closing to a bank account held at a bank, trust company or other financial institution set forth on Section 4.25 of the Company Disclosure Schedules.
Section 2.08 Closing Deliveries; Payment of Preliminary Cash Merger Consideration.
(a)At the Closing, the Holder Representative shall deliver, or cause to be delivered, to Buyer:
(i)the Registration Rights Agreement, duly executed by each Acquired Company Equityholder affiliated with the Holder Representative;
(ii)the Escrow Agreement, duly executed by the Holder Representative and the Escrow Agent;
(iii)a certificate duly executed by an authorized officer of the Holder Representative, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b), as they apply to the Acquired Companies;
(iv)certificate duly executed by an authorized officer of each Blocker, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b), as they apply to such Blocker, by such Blocker;
(v)a duly executed copy of the Blocker B Equityholder Approval;
(vi)a duly executed copy of the Blocker C Equityholder Approval;
(vii)a duly executed copy of the Blocker D Equityholder Approval;
(viii)a duly executed IRS Form W-9 from each of Blocker B Equityholder, Blocker C Equityholder and Blocker D Equityholder;

(ix)if Buyer does not timely deliver a Debt Assumption Notice, a true and complete copy of the Payoff Letter;
(x)(A) evidence reasonably acceptable to Buyer evidencing the payoff of the Intercompany Accounts in accordance with Section 6.08 and (B) the consent set forth on Section 3.02 of the Company Disclosure Schedules; and
(xi)all other documents required to be delivered by the Holder Representative, the Company, Cornerstone GP or any Blocker to Buyer at the Closing pursuant to this Agreement.
(b)At the Closing, without limiting Buyer’s obligation to (w) pay the Net Preliminary Cash Merger Consideration, (x) pay the Adjustment Escrow Amount, (y) pay the Holder Representative Expense Amount, (z) pay the Payoff Amount, if applicable, and Parent’s obligation to deliver the Equity Merger Consideration, in each case, in accordance with Section 2.07(b), Buyer shall deliver, or cause to delivered, to the Holder Representative:
(i)the Registration Rights Agreement, duly executed by Parent;
(ii)the Escrow Agreement, duly executed by each Buyer;
(iii)a certificate duly executed by an authorized officer of Buyer, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b) by Buyer; and
(iv)all other documents required to be delivered by Buyer to the Holder Representative at the Closing pursuant to this Agreement.
Section 2.09 Exchange Agent.
(a)As soon as reasonably practicable after the Execution Date, the Exchange Agent shall mail or cause to be mailed or otherwise delivered to each Acquired Company Equityholder a Letter of Transmittal, in substantially the form of Exhibit D attached hereto (the “Letter of Transmittal”), which, for the avoidance of doubt, shall include the obligation of each Acquired Company Equityholder to agree to Section 10.16. Each Acquired Company Equityholder that has delivered a Letter of Transmittal to the Exchange Agent shall be entitled to receive from the Exchange Agent (subject to the provisions of Section 2.10) such portion of the Base Merger Consideration to which such Acquired Company Equityholder is entitled pursuant to Section 2.07(b). With respect to any Acquired Company Equityholder that delivers a Letter of Transmittal to the Exchange Agent at or prior to the Company Effective Time, the Exchange Agent shall pay at the Closing the amount to which such Acquired Company Equityholder is entitled pursuant to Section 2.07(b) by wire transfer of immediately available funds, directly to such Acquired Company Equityholder. With respect to any Acquired Company Equityholder that delivers a Letter of Transmittal to the Exchange Agent after the Blocker D Effective Time, the Exchange Agent shall, promptly following the receipt of such Letter of Transmittal, pay the amount to which such Acquired Company Equityholder is entitled pursuant to Section 2.07(b) by wire transfer of immediately available funds, directly to such Acquired Company Equityholder.
(b)Promptly following the date which is one (1) year after the Blocker D Effective Time, Buyer shall instruct the Exchange Agent to deliver to Buyer all cash in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. After the Exchange Agent makes such payments to Buyer, all former Acquired Company Equityholders and will be entitled to look only to Buyer (subject to any applicable abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the portion of the Base Merger Consideration payable upon delivery of a duly executed Letter of Transmittal pursuant to this Agreement. None of the Company, Buyer, Merger Subs, the Exchange Agent or the Holder Representative will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law.
Section 2.10 Post-Closing Purchase Price Adjustment.
(a)No later than seventy five (75) days after the Closing Date, Buyer may prepare and deliver to the Holder Representative a written statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the Closing Adjustment Amount, together with reasonable supporting calculations and documents used in the preparation of the Closing Statement, which shall be prepared in a manner consistent in all respects with this Agreement and the Accounting Principles; provided, that if Buyer does not deliver the Closing Statement within such seventy five (75)-day period, then, without limiting the Holder Representative’s remedies hereunder (including under Section 2.10(b)), the Estimated Closing Statement shall be deemed to be the Closing Statement. The Holder Representative shall make those of its Representatives who were involved in and knowledgeable about the information used in, and/or the preparation of, the Estimated Closing Statement reasonably available to Buyer and its Representatives in connection with Buyer’s preparation of the Closing Statement. Buyer shall provide the Holder Representative and its Representatives reasonable access during normal business hours upon reasonable advance written notice to Buyer’s and the Acquired Companies’ Representatives who were involved in and knowledgeable about the information used in, and/or the preparation of, the Closing Statement and to Buyer’s and the Blockers’ and the Cornerstone Entities’ books and records as may be reasonably requested by the Holder Representative for purposes of, and solely to the extent relevant to, the Holder Representative’s and such Representatives’ review of the Closing Statement.
(b)The Closing Statement and all items set forth therein shall become final and binding on the Parties on (i) the day immediately after the expiration of a thirty (30)-day period after the Holder Representative’s receipt thereof or (ii) in the event that Buyer does not deliver the Closing Statement within the seventy five (75) -day period specified in Section 2.10(a), ten (10) days after the expiration of such seventy five (75) -day period (the “Final Settlement Date”), unless the Holder Representative in good faith delivers written notice to Buyer disputing any item set forth on the Closing Statement on or before the Final Settlement Date, specifying in reasonable detail the item or items to which it objects and reasons therefor (such notice, a “Dispute Statement”, and each such item, a “Disputed Item”). If the Holder Representative delivers a Dispute Statement pursuant to and in accordance with this Section 2.10(b), then Buyer and the Holder Representative shall negotiate in good faith a resolution of all Disputed Items during the thirty (30) days following Buyer’s receipt of the Dispute Statement, and the Final Settlement Date shall instead be the earlier of (A) the date on which Buyer and the Holder Representative agree in writing to a resolution with respect to all Disputed Items and (B) the date on which the Independent Accountant (as defined below) issues its final determination pursuant to and in accordance with this Section 2.10(b). Promptly following the expiration of such thirty (30)-day period, and in any event no later than five (5) Business Days thereafter, Buyer or the Holder Representative may submit the remaining Disputed Items to an internationally recognized firm of independent certified public accountants selected by Buyer and the Holder Representative with mutual consent (the “Independent Accountant”) within such five (5)-Business Day period (or, in the absence of agreement between the Holder Representative and Buyer by the close of business on such fifth (5th) Business Day, as selected by the New York, New York office of the American Arbitration Association). Buyer and the Holder Representative shall instruct the Independent Accountant to (1) act as an expert and not an arbitrator, (2) render a determination of all remaining Disputed Items, which shall (x) include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions and (y) absent manifest error, be final and binding on the Parties and (3) prepare a definitive Closing Statement setting forth a definitive Closing Adjustment Amount, taking into account its determination with respect to the Disputed Items submitted to it and any other Disputed Items previously resolved in writing by Buyer and the Holder Representative. Buyer and the Holder Representative shall instruct the Independent Accountant (I) to render its determination as soon as practicable and in any event within thirty (30) days after the submission of the Disputed Items to it pursuant to and in accordance with this Section 2.10(b) and only with respect to the Disputed Items submitted to it, (II) to base its determination solely on information provided to it by Buyer and the Holder Representative and (III) to resolve any Disputed Item and deliver to Buyer and the Holder Representative written determinations of the Disputed Items (such determinations to include a worksheet setting forth all material calculations used to make such determination). The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement or modify previously agreed to items among the Parties. The Independent Accountant shall not assign any value to a Disputed Item greater than the greatest value claimed for such Disputed Item by any Party or lesser than the lowest value claimed for such Disputed Item by any Party. The fees, expenses and costs of the Independent Accountant in connection with such review and report shall be borne by the Holder Representative, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount not awarded to such Party or Parties bears to the amount actually contested by such Party or Parties. Except as provided in the immediately preceding sentence, all costs and expenses incurred by the Parties in connection with resolving any Disputed Item hereunder shall be borne by the Party incurring such costs and expenses.
(c)
(i)If the Closing Adjustment Amount exceeds the Estimated Adjustment Amount, then, on or before the fifth (5th) Business Day after the Final Settlement Date, (A) Buyer shall deliver to the Exchange Agent, to be further distributed to the Acquired Company Equityholders in accordance with the Distribution Methodology, an aggregate amount in cash equal to the lesser of (1) the excess amount and (2) the Adjustment Escrow Amount, by delivery of immediately available funds in accordance with payment instructions (which shall include the allocation of such amount among the Acquired Company Equityholders) provided in writing by the Holder Representative (on behalf of the Acquired Company Equityholders) to Buyer, and (B) the Holder Representative (on behalf of the Acquired Company Equityholders) and Buyer shall issue joint written instructions to the Escrow Agent and the Exchange Agent instructing the Escrow Agent and the Exchange Agent to release such amount to the Acquired Company Equityholders in accordance with the Distribution Methodology. In no event shall Buyer be obligated to pay any amounts directly to the Acquired Company Equityholders pursuant to this Section 2.10(c) in excess of an amount equal to the Adjustment Escrow Amount.
(ii)If the Estimated Adjustment Amount exceeds the Closing Adjustment Amount, then on or before the second (2nd) Business Day after the Final Settlement Date, the Holder Representative and Buyer shall jointly instruct the Escrow Agent, in accordance with the terms of the Escrow Agreement, to disburse to Buyer out of the Escrow Account an aggregate amount in cash equal to the lesser of (A) the excess amount and (B) the Adjustment Escrow Amount by wire transfer of immediately available funds in U.S. Dollars to such account(s) specified by Buyer to the Escrow Agent in writing. In no event shall the Holder Representative or the Acquired Company Equityholders be obligated to pay any amounts directly to Buyer pursuant to this Section 2.10(c) if the amount payable to Buyer pursuant to this Section 2.10(c) exceeds the Adjustment Escrow Amount.
(iii)If any funds in respect of the Adjustment Escrow Amount remain in the Escrow Account after the earliest of (A) the disbursement by the Escrow Agent of any funds to

Buyer as required under this Section 2.10(c), (B) payment by Buyer of any amounts as required under this Section 2.10(c) and (C) the third (3rd) Business Day after the Final Settlement Date if the Closing Adjustment Amount equals the Estimated Adjustment Amount, the Holder Representative and Buyer shall jointly instruct the Escrow Agent, in accordance with the terms of the Escrow Agreement, to disburse such funds to the Exchange Agent, to be further distributed to the Acquired Company Equityholders in accordance with the Distribution Methodology, by delivery of immediately available funds in accordance with payment instructions (which shall include the allocation of such amount among the Acquired Company Equityholders) provided in writing by the Holder Representative (on behalf of the Acquired Company Equityholders) to Buyer.
(d)If any payment is to be made by Buyer to the Exchange Agent for further distribution to the Acquired Company Equityholders, or by the Escrow Agent to Buyer, in each case, pursuant to and in accordance with Section 2.10(c), then such payment shall be treated as an adjustment of the Cash Merger Consideration paid by Buyer for the Acquired Interests under this Agreement for Tax purposes, to the extent permitted by applicable Law.
(e)For the avoidance of doubt, when comparing the Closing Adjustment Amount and the Estimated Adjustment Amount (i) if both numbers are negative, then the number that is determined to be higher (i.e., the number that exceeds the other number) will be the amount that is closest to zero, (ii) if one number is negative and one number is positive, then the number that is determined to be higher (i.e., the number that exceeds the other number) will be the amount that is positive and (iii) if both numbers are positive, then the number that is determined to be the higher number (i.e., the number that exceeds the other number) will be the amount that is furthest from zero.
Section 2.11 Withholding. Each of Buyer, the Merger Subs, the Escrow Agent, the Exchange Agent and their respective Affiliates (and any Person acting on their behalf) shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable in connection with this Agreement and the Transactions such amounts as Buyer, the Merger Subs, the Escrow Agent, the Exchange Agent and their respective Affiliates (and any Person acting on their behalf), as the case may be, are required to deduct or withhold therefrom under the Code or any applicable Law with respect to the making of such payment; provided, however, that prior to making any such deduction or withholding from any payment to any Acquired Company Equityholder pursuant to this Agreement (other than with respect to amounts treated as compensation for Tax purposes or any deduction or withholding attributable to the failure of (a) any Acquired Company Equityholder to timely deliver a properly completed IRS Form W-9 or (b) the Holder Representative to timely deliver the forms required pursuant to Section 2.08(a)(viii)), Buyer shall use commercially reasonable efforts to (i) provide (or cause to be provided) reasonable notice of such requirement at least five (5) days prior to any such deduction or withholding being made and (ii) cooperate in good faith with such Acquired Company Equityholder in order to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent such amounts are so withheld and properly remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid.
Section 2.12 Allocation. The Base Merger Consideration as adjusted pursuant to Section 2.10 (plus any other amounts treated as consideration for U.S. federal income tax purposes) shall be allocated among (a) the Equity Interests of the Blockers and (b) the assets of the Company (or portions thereof) that are allocable to the Company Units held by the Acquired Company Equityholders in accordance with the principles of Sections 743, 751, 755 and 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) and consistent with the methodology set forth on Schedule 2.12 (the “Allocation”). The Allocation shall be delivered by Buyer to the Holder Representative within ninety (90) days following the determination of the adjustment to the Cash Merger Consideration pursuant to Section 2.10 for the Holder Representative’s review. The Holder Representative shall notify Buyer in writing of any objections within thirty (30) days following receipt of the Allocation. If the Holder Representative provides no such written objection(s), the Holder Representative shall be deemed to agree to the Allocation. If the Holder Representative provides one (1) or more written objection(s), Buyer and the Holder Representative shall work together in good faith to reach agreement on the disputed item(s). If Buyer and the Holder Representative are unable to resolve any such dispute, such dispute shall be resolved promptly by the Independent Accountant, the costs of which shall be borne by equally by the Holder Representative and Buyer. The Allocation shall be amended as necessary in a manner consistent with this Section 2.12 to reflect the Independent Accountant’s resolution and any adjustments to the Cash Merger Consideration in accordance with this Agreement. Buyer and the Acquired Company Equityholders shall (i) act in accordance with the Allocation in the preparation and the filing of all Tax Returns and in the course of any Tax Audit relating thereto and (ii) take no position and cause their respective Affiliates to take no position inconsistent with the Allocation for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code; provided, however, that nothing contained herein shall prevent Buyer or the Holder Representative (or any Acquired Company Equityholder) from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Buyer nor the Holder Representative (nor any Acquired Company Equityholder) shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Allocation.
Section 2.13 Pre-Closing Redemption. Notwithstanding anything to the contrary in this Agreement, immediately prior to and conditioned upon the Closing, the Holder Representative shall be entitled, at its sole and absolute discretion, to cause any of the Blockers to acquire and redeem from their equity holders all of the right, title and interest in a number of Equity Interests of the Blockers as determined by the Holder Representative in exchange for a cash payment by the Blockers to such equity holders (any such redemption, the “Pre-Closing Redemption”). The Parties intend that for U.S. federal and other applicable income tax purposes, any such Pre-Closing Redemption shall be treated as a transaction integrated with the purchase and sale of the Equity Interests of the Blockers pursuant to this Agreement in accordance with Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Rev. Rul. 55-745 such that the Blockers’ equity holders shall be treated as surrendering a portion of their Equity Interests in the Blockers in the Pre-Closing Redemption in a redemption that qualifies for sale or exchange treatment under Section 302(b) of the Code and exchanging their other Equity Interests of the Blockers for the portion of the Base Merger Consideration (as adjusted pursuant to Section 2.10) allocated to such equity holders. The Parties shall, and shall cause their Affiliates to, prepare and file all U.S. federal and other applicable income Tax Returns in a manner consistent with the foregoing intended tax treatment and shall not take any position inconsistent therewith, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO BLOCKERS
The Blockers (severally and not jointly), hereby represent and warrant to Buyer as follows (except as set forth in the Company Disclosure Schedules):
Section 3.01 Organization and Standing. Such Blocker (a) has been duly incorporated, validly existing and in good standing under of the Laws of Delaware and (b) has all requisite organizational power and authority to own, operate and lease its assets and conduct its business, in each case, as currently conducted. True, correct and complete copies of the Organizational Documents of each of the Blockers in effect as of the Execution Date have been made available to Buyer. The Organizational Documents of each Blocker are in full force and effect, and no Blocker is in default or violation of any provision contained in its respective Organizational Documents. Such Blocker is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by applicable Laws, except for those jurisdictions where the failure to be so qualified, licensed or authorized as would not prevent or materially impair or material delay the ability of such Blocker to consummate the Transactions.
Section 3.02 No Conflicts. The execution and delivery by such Blocker of this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party, and the consummation by such Blocker of the Transactions, do not and will not (a) conflict with the Organizational Documents of such Blocker, (b) assuming all Consents set forth on Section 3.02 of the Company Disclosure Schedules are obtained, made or given, result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), or give rise to a right of termination, cancellation or acceleration of any obligation under, any Contract to which such Blocker is a party or by which any of its assets are bound, (c) assuming all Consents set forth on Section 3.03 of the Company Disclosure Schedules are obtained, made or given, violate any Laws applicable to such Blocker or its properties or assets or (d) result in the imposition or creation of any Lien on any asset of the Blockers, other than Permitted Liens, except, in the case of clauses (b) and (d) above, as would not prevent or materially impair or material delay the ability of such Blocker to consummate the Transactions.
Section 3.03 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by such Blocker in connection with the execution, delivery and performance by such Blocker of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by such Blocker of the Transactions, other than (a) Consents set forth on Section 3.03 of the Company Disclosure Schedules, (b) compliance with the applicable requirements of the HSR Act and (c) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair or materially delay the ability of such Blocker to consummate the Transactions.

Section 3.04 Authority; Execution and Delivery; Enforceability. Such Blocker has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party and to consummate the Transactions. The execution and delivery by such Blocker of this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party and the consummation of the Transactions have been (or, at the Closing, will be) duly and validly authorized and approved by all necessary corporate action on the part of such Blocker and no other act or proceeding on the part of such Blocker is necessary to authorize or approve the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transactions. Such Blocker has (or, at the Closing, will have) duly executed and delivered this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by applicable Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.
Section 3.05 Blocker Capitalization. Section 3.05 of the Company Disclosure Schedules sets forth a true and complete list of the issued and outstanding Equity Interests of such Blocker and record holders thereof. Such Blocker does not own, directly or indirectly, any Equity Interests in any Person other than as set forth on Section 3.05 of the Company Disclosure Schedules. The Equity Interests of such Blocker have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with applicable Laws and the Organizational Documents of such Blocker. Except for this Agreement, there are no Rights to which such Blocker is a party or by which it is bound (a) obligating it to issue, sell, transfer or otherwise dispose of, or cause to be issued, sold, transferred or otherwise disposed of, any Equity Interests in such Blocker or (b) obligating such Blocker to issue or grant such Right. None of the Equity Interests of such Blocker are subject to (i) any voting trust, member or partnership agreement or voting agreement with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, (ii) any appreciation, phantom or profit participation rights or any other equity- or equity-based compensation awards or (iii) any Contract relating to such Equity Interests or any of the foregoing, other than those arising pursuant to the Organizational Documents of such Blocker.
Section 3.06 Brokerage Fees. None of the Blockers has entered into any Contract with any agent, broker, investment banker, financial advisor or other Person that entitles any such Person to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the execution and delivery by such Blocker of this Agreement or the other Transaction Documents to which such Blocker is (or, at the Closing) will be a party, or the consummation by such Blocker of the Transactions.
Section 3.07 Taxes.
(a)Such Blocker has duly and timely filed or caused to be duly and timely filed (taking into account any valid extensions of time for such filings) with the appropriate Tax Authority all income and other material Tax Returns that it was required to file under applicable

Laws. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes owed by such Blocker have been timely paid in full (whether or not shown on any Tax Return).
(b)No written claim has been received from a Tax Authority in a jurisdiction in which such Blocker does not file Tax Returns that such Blocker is subject to taxation by that jurisdiction.
(c)There are no Liens for Taxes against any of the assets of such Blocker, other than Permitted Liens.
(d)No deficiencies for Taxes with respect to such Blocker have been claimed, proposed or assessed in writing by any Tax Authority except for any deficiencies that have been settled or withdrawn. There are no ongoing or, to the actual knowledge of such Blocker, threatened Tax Audits relating to any liabilities for Taxes of such Blocker. Such Blocker has not received written notice of any such Tax Audit that is currently pending. Such Blocker has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)Such Blocker has properly deducted, withheld and timely paid to the appropriate Tax Authority all material Taxes required to have been deducted, withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, equity holder or other third party of such Blocker or other Person in accordance with applicable Law, and such Blocker has complied with all related reporting requirements (including maintenance of required records with respect thereto) in all material respects.
(f)Such Blocker has never been a member of a group filing a consolidated, combined, unitary or similar Tax Return or any similar group for U.S. federal, state, local or foreign Tax Law purposes. Such Blocker does not have any liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by Contract, other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes.
(g)Such Blocker is not subject to any private letter ruling of the IRS or any comparable ruling of any other Tax Authority and has not executed or entered into any binding written agreement relating to Taxes with any Tax Authority.
(h)Such Blocker is not a party to or bound by any Tax allocation, sharing or indemnity or other similar agreement (other than any Contract between or among the Blockers and/or the Acquired Companies or entered into in the ordinary course of business the primary subject matter of which is not Taxes).
(i)Such Blocker has not participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j)Such Blocker is, and at all times up to and including the Closing Date will be, properly classified as a corporation for U.S. federal income Tax purposes.
(k)Such Blocker has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(l)Such Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or advance payments received or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.
(m)There is no material amount of unclaimed property or escheat obligations with respect to property or other assets held or owned by such Blocker.
Section 3.08 Assets, Liabilities and Business. The sole assets of the Blockers are, and since their incorporation have been, (a) direct or indirect Equity Interests in (i) the Company, (ii) the Cornerstone GP, (iii) Sunlight Holdings GP, (iv) Sunlight Holdings LP, and (v) the Splitters and (b) cash and cash equivalents. Such Blocker does not have any Liabilities, commitments or obligations except as may arise as a result of its direct or indirect ownership of such Equity Interests in the Company. None of the Blockers carries on, nor has it ever carried on, any business other than the holding of direct or indirect Equity Interests in the Company, the Cornerstone GP, Sunlight Holdings GP, Sunlight Holdings LP and the Splitters and activities incidental thereto or derived therefrom. None of the Blockers employs, nor has it ever employed, any employees, and none of the Blockers engages, nor has it ever engaged, any independent contractor.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES AS TO THE CORNERSTONE ENTITIES
The Cornerstone GP hereby represents and warrants to Buyer as follows (except as set forth in the Company Disclosure Schedules):
Section 4.01 Organization and Standing; Authority.
(a)Each Cornerstone Entity is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted. Each Cornerstone Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or standing is required by applicable Laws, except in those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Group Material Adverse Effect. Cornerstone GP has made available to Buyer true, correct and complete copies of the Organizational Documents of each of the Cornerstone Entities in effect as of the Execution Date. The Organizational Documents of each Cornerstone Entity are in full force and effect, and no Cornerstone Entity is in default or violation of any provision contained in its respective Organizational Documents.
(b)Each of Cornerstone GP and the Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party and to consummate the Transactions. The execution and delivery by Cornerstone GP of this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party and the consummation of the Transactions have been (or, at the Closing, will be) duly and validly authorized and approved by all necessary limited liability company action on the part of Cornerstone GP and no other act or proceeding on the part of the Cornerstone GP is necessary to authorize or approve the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transactions. The execution and delivery by the Company of this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party and the consummation of the Transactions have been (or, at the Closing, will be) duly and validly authorized and approved by all necessary limited partnership action on the part of the Company and no other act or proceeding on the part of the Company is necessary to authorize or approve the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transactions. Each of Cornerstone GP and the Company has (or, at the Closing, will have) duly executed and delivered this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by applicable Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.
Section 4.02 No Conflicts. The execution and delivery of this Agreement and the other Transaction Documents to which the Company or Cornerstone GP is (or, at the Closing, will be) a party, the performance by the Company and Cornerstone GP of their respective obligations hereunder and thereunder do not and the consummation by any Cornerstone Entity of the Transactions, does not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any Cornerstone Entity, (b) assuming all Consents set forth on Section 4.02 of the Company Disclosure Schedules are obtained, made or given, result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), or give rise to a right of termination, approval, cancellation or acceleration of any obligation under, any Material Contract, (c) assuming all Consents set forth on Section 4.03 of the Company Disclosure Schedules are obtained or made, conflict with or result in a violation or breach of any term or provision of any Law applicable to any Cornerstone Entity or its assets, or (d) result in the imposition or creation of any Lien on any asset of the Cornerstone Entities, other than Permitted Liens, except, in the case of clauses (b) through (d) above, as would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Group Material Adverse Effect.
Section 4.02 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any Cornerstone Entity in connection with the execution, delivery and performance by Cornerstone GP and the Company of this Agreement or any other Transaction Document to which the Cornerstone GP or the Company is (or, at the Closing, will be) a party, or the consummation by Cornerstone GP and the Company of the Transactions, other than (a) the Consents set forth on Section 4.03 of the Company Disclosure Schedules, (b) compliance with the applicable requirements of the HSR Act and (c) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Cornerstone Entities (taken as a whole) to operate in the ordinary course of business.

Section 4.04 Equity Interests of the Cornerstone Entities.
(a)Except as consented to by Buyer in accordance with the terms of this Agreement, Section 4.04(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Cornerstone Entities and, with respect to each Cornerstone Entity, (i) its legal name and jurisdiction of organization, (ii) its form of organization and (iii) the issued and outstanding Equity Interests and record holders thereof. No Cornerstone Entity owns, directly or indirectly, any Equity Interests in any Person other than as set forth on Section 4.04(a) of the Company Disclosure Schedules. The Equity Interests of the Cornerstone Entities have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with applicable Laws and the Organizational Documents of the applicable Cornerstone Entity. Except for this Agreement, there are no Rights to which any Cornerstone Entity or any equityholder thereof is a party or by which it is bound (A) obligating it to issue, sell, transfer or otherwise dispose of, or cause to be issued, sold, transferred or otherwise disposed of, any Equity Interests in any Cornerstone Entity or (B) obligating such Cornerstone Entity to issue or grant such Right. None of the Equity Interests of any Cornerstone Entity are subject to (1) any voting trust, member or partnership agreement or voting agreement with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Interests of any Cornerstone Entity, (2) any appreciation, phantom or profit participation rights or any other equity- or equity-based compensation awards or (3) any Contract relating to the Equity Interests in any Cornerstone Entity or any of the foregoing, other than those arising pursuant to the Organizational Documents of a Cornerstone Entity.
(b)Section 4.04(b) of the Company Disclosure Schedules accurately sets forth as of the Execution Date with respect to all issued and outstanding Equity Interests of the Cornerstone Entities that are intended to qualify as “profits interests” for U.S. federal income tax purposes (“Profits Interest Units”), (i) the holder thereof, (ii) the grant date and (iii) the applicable benchmark amount (or similar term set forth in the applicable Organizational Documents). With respect to any Profits Interest Units held by any current or former employee, consultant, director or other individual service provider of any Cornerstone Entity or any other Acquired Company, (A) each such Profits Interest Unit was structured with the intent to satisfy the requirements set forth in Revenue Procedures 97-23 and 2001-43 and was granted with a benchmark amount (or similar term set forth in the applicable Organizational Documents) such that each such Profits Interest Unit would not have been entitled to any distributions upon a hypothetical liquidation of the issuer as of the applicable grant date, and (B) each recipient of Profits Interest Units that are subject, or were subject on the date of grant, to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the official rules, regulations and guidance promulgated thereunder, was encouraged by the Company to timely file a valid election under Section 83(b) of the Code.
(c)None of the Cornerstone Entities have any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and, other than pursuant to the Existing Credit Facility, there are no contractual restrictions of any kind which prevent the payment of the foregoing by the Cornerstone Entities.
Section 4.05 Financial Statements.
(a)Section 4.05 of the Company Disclosure Schedules sets forth, with respect to Generation and its Subsidiaries, (i) the unaudited consolidated balance sheet as of September 30, 2025 (the “Balance Sheet Date”), (ii) the related statements of operations for the period beginning on the Airborne Closing Date and ending on the Balance Sheet Date and (iii) the cash flows for the period beginning on the Airborne Closing Date and ending on the Balance Sheet

Date (collectively, the “Financial Statements”). The Financial Statements have been prepared from the applicable books and records of the Cornerstone Entities in accordance with GAAP (except for the absence of footnotes) and in accordance with the books and records of the applicable Cornerstone Entities and fairly present, in all material respects, the consolidated financial position, statements of operation, members’ equity and cash flow of the applicable Cornerstone Entities as of the respective dates thereof for the respective periods covered thereby. None of the Financial Statements contain any material, non-recurring items, except as expressly set forth therein. There are no material off-balance sheet transactions, arrangements, obligations, or relationships involving or attributable to the Cornerstone Entities or not reflected in the Financial Statements. Since the Balance Sheet Date, Cornerstone GP has (1) managed the accounts constituting Closing Working Capital in good faith in the ordinary course of business, (2) not accelerated the recognition of revenue or collection of accounts, or deferred incurring costs or expenditures outside the ordinary course of business and (3) maintained billing and collection processes in the ordinary course of business, in each case, in all material respects.
(b)Except as would not reasonably be expected to be material and adverse to the Cornerstone Entities, taken as a whole, the Cornerstone Entities’ systems of internal control over financial reporting are reasonable and sufficient for a business of their size, taken as a whole, to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP. To Cornerstone GP’s Knowledge, there have been no instances of (and no claims or allegations of) fraud or corporate misappropriation that involve any employee or member of management of any Cornerstone Entity where such individual has a material role in any system of internal control over financial reporting of any Cornerstone Entity.
Section 4.06 Undisclosed Liabilities. Except as set forth on Section 4.06 of the Company Disclosure Schedules, the Cornerstone Entities have no Liabilities (including any Liabilities associated with Gavin), except for (a) Liabilities set forth in, specifically reflected in, adequately reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (other than as a result of any infringement, misappropriation, violation of Law, or breach of any Contract or Permit or default thereunder by such Cornerstone Entity), (c) Liabilities under Material Contracts of any of the Cornerstone Entities or Contracts of any of the Cornerstone Entities otherwise made available to Buyer (in each case, other than as a result of any breach thereof or default thereunder by such Cornerstone Entity), (d) Liabilities taken into account in the Closing Adjustment Amount or (e) other Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Cornerstone Entities (taken as a whole). None of the Cornerstone Entities has any Liabilities, commitments or obligations related to (i) ECP Generation Aggregator LLC, a Delaware limited liability company, (ii) Sunlight Holdings GP, (iii) Sunlight Holdings LP, (iv) the Splitters or (v) Lightstone Generation LLC, a Delaware limited liability company, or any of its Affiliates.
Section 4.07 Absence of Changes. Since the Balance Sheet Date, (a) each Cornerstone Entity has conducted its business in the ordinary course of business and in accordance with Good Utility Practices, (b) no Cornerstone Entity has taken any action that, if taken after the Execution Date, would have required the prior written consent of Buyer under Section 6.02 (other than in accordance with Section 6.02) and (c) there has not been any Event that would, individually or in the aggregate, be reasonably expected to have a Cornerstone Group Material Adverse Effect.

Section 4.08 Proceedings; Orders. There are no, and in the past three (3) years there have not been any, (a) Proceedings pending or, to Cornerstone GP’s Knowledge, threatened in writing by or against any Cornerstone Entity or Acquired Company or affecting any of its assets or properties, or (b) Orders by which any Cornerstone Entity or any Acquired Company, or any of its or their respective assets or properties is bound, in each case of clauses (a) and (b) above that would, individually or in the aggregate, reasonably be expected to result in a Cornerstone Group Material Adverse Effect. There is no Proceeding, action, claim, compliant, dispute, investigation, document hold or preservation order, or audit pending, or to Cornerstone GP’s Knowledge, threatened in writing by or against any Cornerstone Entity by the PJM Independent Market Monitor, FERC’s Office of Enforcement or NERC and its regional entities.
Section 4.09 Environmental Matters.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Group Material Adverse Effect:
(i)each Cornerstone Entity has for the past three (3) years obtained and maintained all Permits and Emissions Credits required under Environmental Law for the operation of its business and facilities (the “Environmental Permits”) and each such Environmental Permit is in full force and effect;
(ii)each Cornerstone Entity is and, for the past three (3) years, has been operating its business and facilities in compliance with all Environmental Laws and its Environmental Permits;
(iii)no Cornerstone Entity has released, treated, stored, disposed or arranged for the disposal of, transported, handled, exposed any Person to, or owned or operated any property or facility (including the Owned Real Property) contaminated by, any Hazardous Substances in each case that has given or would give rise to any Liability of a Cornerstone Entity pursuant to Environmental Laws;
(iv)there are no Hazardous Substances present on, under or at the Owned Real Property at concentrations in excess of those permitted under applicable Environmental Laws or that have given or would give rise to any Liability of a Cornerstone Entity pursuant to Environmental Laws;
(v)no Cornerstone Entity is, and in the past three (3) years has not been, subject to any Order arising under Environmental Laws;
(vi)in the past three (3) years, no Cornerstone Entity has received any notice of any violation of, or Liability under, any Environmental Law (or earlier if the subject of which is unresolved);
(vii)no Cornerstone Entity has retained or assumed by contract or operation of law any Liabilities or obligations of third parties under Environmental Laws; and
(viii)there are not, and in the past three (3) years there have not been, any Proceedings arising under Environmental Laws pending or, to Cornerstone GP’s Knowledge, threatened against any Cornerstone Entity.

(b)Cornerstone GP has made available to Buyer all material, non-privileged environmental audits, assessments or reports, including Phase I or Phase II environmental site assessments, and other material environmental, health and safety documents relating to the Cornerstone Entities’ business or the Owned Real Property, in each case that are under the possession or reasonable control of Cornerstone GP or any of its Affiliates.
(c)Section 4.09(c) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the Execution Date of all Emissions Credits held by the Cornerstone Entities.
Section 4.10 Material Contracts.
(a)Section 4.10(a) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the Execution Date of all of the following Contracts to which any Cornerstone Entity is party (excluding, for the avoidance of doubt, any Contracts for Owned Real Property and, except as otherwise expressly provided in Section 4.10(a)(vi), any compensation and benefit plans, programs or arrangements of any Cornerstone Entity), including all amendments, modifications and supplements thereto in effect as of the Execution Date (the “Material Contracts”) and excluding, solely for purposes of this Section 4.10(a), purchase orders, terms and conditions or similar agreements entered into in the ordinary course of business pursuant to master agreements that constitute Material Contracts, and true, correct and complete copies of each Material Contract have been made available to Buyer:
(i)Contracts relating to the purchase, sale, exchange, supply, storage, transmission, transportation or delivery of natural gas or other fuel (including natural gas) supply, electric power, capacity, steam, water or ancillary services;
(ii)interconnection Contracts, including any pipeline or electric power interconnection Contracts;
(iii)Affiliate Contracts;
(iv)other than Contracts of the nature addressed by Section 4.10(a) or Section 4.10(a)(ii), Contracts for the purchase of any asset or that grant a right or option to purchase any asset, other than in each case Contracts involving consideration over the remaining term of any such Contract of less than $5,000,000;
(v)Contracts for the provision or receipt of any turbine maintenance, operation and maintenance, energy management, asset management or management of the assets, personnel or properties of the Acquired Companies, including any O&M Agreement, or that grant a right or option to provide or receive any services;
(vi)(A) each employment, individual independent contractor or consulting Contract with any current or former officer, director or other individual service provider of any Cornerstone Entity or any other Acquired Company that (i) provides for annual compensation that could exceed $200,000 or (ii) cannot be terminated upon sixty (60) days’ notice or less without further payment, liability or obligation, and (B) Contracts that provide for the issuance of any incentive compensation award or opportunity (including awards of, or that are based on, the Equity Interests of any Acquired Company) to any current or former officer, director, employee or other individual service provider of any Acquired Company;

(vii)collective bargaining agreements or other Contracts with any union, works council, labor organization, employee representative or similar bargaining unit representative (each, whether or not an Acquired Company is a party to such agreement, a “CBA”);
(viii)shared facilities agreements or other agreements for the shared or joint use, operation, maintenance of real or personal property or other assets of the Projects;
(ix)Hedging Arrangements and all other Contracts that are intended to benefit from or mitigate the risk of fluctuations in interest rates or the price or availability of commodities (including power, energy, natural gas, oil, and transmission, capacity or related ancillary services), and all master agreements related thereto;
(x)Contracts containing any covenant that (A) materially restricts any Acquired Company from competing or engaging or operating its respective business (excluding Contracts the purpose of which is to limit the disclosure or use of confidential information on customary terms), (B)(1) obligates any Acquired Company to make a minimum amount of purchases of goods or services or obligates any Acquired Company to maintain a minimum amount of inventory or goods, or (2) includes any “take-or-pay” obligations and provides for future payments to or from any Acquired Company in excess of $1,000,000 in any calendar year, or (C) provides a right of first offer or refusal, exclusivity, non-solicit, “most favored nation” or similar rights;
(xi)Contracts providing for aggregate future payments to or from any Acquired Company in excess of $5,000,000 in any calendar year, other than such Contracts that are otherwise captured by any other clause of Section 4.10(a);
(xii)Contracts under which any Acquired Company has (A) created, incurred, assumed or guaranteed, directly or indirectly, any outstanding Indebtedness, including any guaranty, letter of credit, surety or similar obligation, (B) granted a Lien on its assets to secure such Indebtedness or (C) extended credit to any Person, in the case of each of clauses (A) through (C) above, in excess of $5,000,000;
(xiii)Contracts (A) providing for the acquisition or disposition of any business or division or line of any business (whether by merger, purchase or sale of Equity Interests or assets or otherwise) or (B) pursuant to which any Acquired Company has an existing obligation to pay any amounts in respect of indemnification obligations, purchase price adjustments, earn-outs, deferred purchase price, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or division or line of business or assets;
(xiv)Contracts (A) pursuant to which any Acquired Company (1) receives any license, sublicense, covenant not to sue, release, or waiver or other right under any Intellectual Property of any third party (other than agreements for any third-party commercially available or off-the-shelf software with annual, aggregate fees of less than $500,000 (which shall not be required to be set forth on Section 4.10(a) of the Company Disclosure Schedules, and provided that any such Contracts are material to the conduct of the business of the Acquired Companies shall be deemed Material Contracts)), or (2) grants any license, sublicense, covenant not to sue, release, or waiver or other right under any Intellectual Property other than (x) non-exclusive licenses granted to customers in the ordinary course of business to use a product or service of any Acquired Company or (y) Contracts to the extent containing a non-exclusive license granted in the ordinary course of business that is incidental to and not material to the primary purpose of such Contract, (B) that relate to the acquisition, divestiture, or development of Intellectual Property by or for any Acquired Company (other than assignments of Intellectual Property to an Acquired Company from employees, contractors, and consultants in the ordinary course of business), or (C) that arose out of any Intellectual Property-related dispute and is binding on an Acquired Company or Owned Company Intellectual Property, or that materially and adversely affect any Acquired Company’s ability to own, use, transfer, license, disclose or enforce any Owned Company Intellectual Property (excluding, for the avoidance of doubt, non-exclusive licenses granted to customers in the ordinary course of business to use a product or service of any Acquired Company);
(xv)Contracts involving the resolution, compromise or settlement of any actual or threatened Proceeding in an amount greater than $500,000 relating to any Acquired Company or any of its assets, in each case, that have not been fully performed or that otherwise imposes any continuing material non-monetary obligations on any Acquired Company;
(xvi)Contracts involving any lease or license of any assets with a value greater than $2,000,000;
(xvii)Contracts involving the lease of any real property with an annual rental payment in excess of $1,000,000;
(xviii)Contracts involving any partnership, co-development, joint venture or limited liability company agreements or similar arrangements (other than the Organizational Documents of the Acquired Companies);
(xix)Contracts providing for the sale of any assets of the Acquired Companies, including any capital spares (other than sales of electricity power, inventory or obsolete equipment, in each case, in the ordinary course of business) or the grant of any preferential rights to purchase any such assets, other than, in each case, Contracts involving consideration over the remaining term of any such Contract of less than $1,000,000;
(xx)each Contract with a Governmental Authority, including any settlement, conciliation or similar agreement with a Governmental Authority or pursuant to which an Acquired Company will have any material outstanding obligation after the Execution Date; and
(xxi)Contracts set forth on Section 4.10(a)(xxi) of the Company Disclosure Schedules.
(b)All Material Contracts are in full force and effect and are enforceable in accordance with their terms and constitute a legal, valid and binding obligation with respect to each Acquired Company party thereto and, to Cornerstone GP’s Knowledge, the other parties thereto, except (i) to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights and (ii) to the extent that any such Material Contracts have expired or terminated pursuant to and in accordance with their terms. Except as set forth in Section 4.10(b) of the Company Disclosure Schedules, no Acquired Company and, to Cornerstone GP’s Knowledge, no other party thereto, is in material breach of or material default under, and to Cornerstone GP’s Knowledge, no event has occurred that, with or without notice or lapse of time, or both would constitute a material breach of or material default under, or give rise to a right of termination, cancellation or acceleration of any material right or obligation or material loss of any benefit under any Material Contract.
(c)None of the Acquired Companies or any of their respective Affiliates has given written notice to, or received written notice from, any other party to any Material Contract that any such Acquired Company or other party intends to terminate or fail to renew at the end of its term such Material Contract, materially increase rates, costs or fees charged under any Material Contract or materially reduce the level of goods or services provided under any Material Contract. The Acquired Companies (or, if applicable, their respective Affiliates) have properly paid all amounts to be paid undisputed amounts owed and due and otherwise performed all material obligations required to be performed by them under the Material Contracts. True, correct and complete copies of each Material Contract (and each material amendment, modification and supplement thereto) in effect as of the Execution Date have been made available to Buyer.
Section 4.11 Real Property.
(a)Section 4.11(a) of the Company Disclosure Schedules sets forth a complete and accurate description as of the Execution Date of all real property owned in fee by any Cornerstone Entity (the “Owned Real Property”) and specifies which of the Cornerstone Entities owns each parcel identified thereon. The Cornerstone Entities have good and marketable fee simple title to all of the Owned Real Property, free and clear of all Liens, other than Permitted Liens.
(b)As of the Execution Date, none of the Cornerstone Entities lease or sublease any real property.
(c)No Cornerstone Entity has received written notice of any, and to Cornerstone GP’s Knowledge there is no, default under any restrictive covenants or other encumbrances pertaining to the Owned Real Property (or operation or maintenance thereof).
(d)Except for (i) Permitted Liens or (ii) leases, subleases, licenses or other similar agreements that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of any Project to operate in the ordinary course, no Cornerstone Entity has leased, subleased, licensed or otherwise granted any Person the right to use or occupy any Owned Real Property or any portion thereof. No Cornerstone Entities’ interest in any Owned Real Property is subject to or encumbered by any purchase option, right of first-refusal or other contractual right or obligation to sell, assign, encumber or dispose of such interest.
(e)There is no pending or, to Cornerstone GP’s Knowledge, threatened in writing condemnation or similar proceeding affecting the Owned Real Property or any portion thereof or interest therein. The Owned Real Property constitutes all of the material real property used in, or otherwise related to, the business and operation of each Project.
(f)As of the Closing Date, no Affiliate of any Cornerstone Entity (other than an Acquired Company) nor any other Person will have any legal or beneficial rights in or hold title to or lease any material real property used or contemplated to be used in any of the Projects. The Cornerstone Entities will continue to own, lease or have the right to use all of the real property-related interests (including the Owned Real Property) used in or necessary to enable their respective businesses to be conducted immediately following the Closing in the manner in which they are currently being conducted in the ordinary course of business in all material respects.
Section 4.12 Personal Property. Each Cornerstone Entity has good title to, or valid leasehold interest in, all tangible personal property used or leased for use in connection with its business as currently conducted, free and clear of all Liens, other than Permitted Liens.
Section 4.13 Employee Matters.
(a)None of the Cornerstone Entities employs, or during the past three (3) years has employed, any individual (either directly or under any theory of joint employment).

(b)Section 4.13(b) of the Company Disclosure Schedules sets forth a complete and accurate list as of the Execution Date of all persons providing onsite or other personnel services to the Acquired Companies, each of whom is employed by a third-party vendor (collectively, the “Service Providers”) and sets forth for each Service Provider: (i) name or identification number; (ii) default job; (iii) primary work location; (iv) active or inactive status; and (v) employing entity. The Service Providers are sufficient in number and skill to operate the business and assets of the Acquired Companies and the Projects in substantially the same manner as operated immediately prior to the Closing.
(c)To Cornerstone GP’s Knowledge, (i) no Service Providers are represented by any union, labor organization, works council, employee representative or group of employees or covered by any CBA with respect to their provision of services to any Cornerstone Entity or any Acquired Company and (ii) no such agreements are currently being negotiated by any third-party vendor that employs the Service Providers or any other Person. No Cornerstone Entity nor any Acquired Company is a party to or bound by any CBA, and no such agreements are currently being negotiated. There is no, and in the past three (3) years, there has not been any, pending, or to Cornerstone GP’s Knowledge threatened, unfair labor practice charge, strike, concerted slowdown, lockout, concerted work stoppage, picket, hand billing, material labor grievance, material labor arbitration, or other material labor dispute involving, against, or affecting any Cornerstone Entity or any Acquired Company or any of its or their assets, or involving any current or former Service Providers. The Cornerstone Entities and the Acquired Companies are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices.
(d)No Acquired Company or Cornerstone Entity sponsors, maintains or contributes to, is required to contribute to, or has any Liability under or with respect to (including pursuant to any O&M Agreement or by reason of any other Person that together with an Acquired Company or Cornerstone Entity is (or at any relevant time was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA) any plan that is or was subject to Title IV of ERISA or Section 412 of the Code, any “multiemployer plan” (as defined in Section 3(37) of ERISA), or any plan that provides retiree or post-termination health or life insurance benefits to former employees of any Cornerstone Entity or any other Person (other than as required by Section 4980B of the Code or any similar state applicable Laws).
(e)None of the Acquired Companies or Cornerstone Entities sponsors, maintains, contributes to (or is required to contribute to), or has any Liability under or with respect to any benefit plan (other than payment or reimbursement obligations under any O&M Agreement).
(f)There are, and in the past three (3) years there have been, no pending or, to Cornerstone GP’s Knowledge threatened, material Proceedings against any Cornerstone Entity or any Acquired Company brought by or on behalf of any applicant for employment or any current or former individual service provider (including any Service Provider, leased employee, independent contractor, consultant, intern, volunteer or “temp” of any Cornerstone Entity or any Acquired Company), or any Person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) a violation of any labor or employment Laws; (ii) breach of any CBA; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; (v) misclassification of individuals as independent contractors, consultants or employees; or (vi) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission, and to Cornerstone GP’s Knowledge, no facts or circumstances exist to give rise to such material Proceedings. Except as would not result in material Liability for any Cornerstone Entity or any Acquired Company, each individual who is providing or within the past three (3) years has provided services to the Cornerstone Entities or the Acquired Companies and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.
(g)Except as would not reasonably be expected, individually or in the aggregate, to be material to any Cornerstone Entity or any Acquired Company, none of the Cornerstone Entities or the Acquired Companies has any “joint employer” liability with respect to any use of individual service providers, including any independent contractors or the Service Providers. Within the past three (3) years: (i) to Cornerstone GP’s Knowledge, no current or former Service Provider or other individual service provider of any Cornerstone Entity or any Acquired Company has made any allegation of sexual harassment or other sexual misconduct to any Cornerstone Entity, Acquired Company or Governmental Authority against any Acquired Company or any current or former officer, director, or other individual service provider of any Cornerstone Entity or any Acquired Company, and (ii) no Cornerstone Entity or any Acquired Company has entered into any settlement agreement as a result of any such allegations of sexual harassment or sexual misconduct by any individual service provider of any Cornerstone Entity or any Acquired Company.
(h)Neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other event) is reasonably expected to (i) result in any compensation or benefits becoming due to any current or former officer, employee, director or other individual service provider of any Cornerstone Entity or any other Acquired Company (or any dependent or beneficiary thereof), (ii) increase the amount of any compensation or benefits due to any such individual, (iii) accelerate the vesting, funding or time of payment of any compensation or benefit payable to any such individual, or (iv) result in any payment to any individual who is reasonably expected to be a “disqualified individual”, with respect to any Cornerstone Entity or any other Acquired Company, individually or in the aggregate, that could constitute an “excess parachute payment” for purposes of Section 280G of the Code.
(i)Each benefit or compensation plan, arrangement, policy or Contract of the Cornerstone Entities or any other Acquired Company which constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been established, administered, operated and maintained in all material respects in accordance with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service.
(j)No Cornerstone Entity or other Acquired Company has any obligation to provide any individual with the right to a gross-up, indemnification, reimbursement, or other payment for any Taxes, including those imposed under Section 409A or Section 4999 of the Code.
Section 4.14 Tax Matters. Except as set forth on Section 4.14 of the Company Disclosure Schedules:
(a)Each Cornerstone Entity has duly and timely filed or caused to be duly and timely filed (taking into account any valid extensions of time for such filings) with the appropriate Tax Authority all income and other material Tax Returns that it was required to file under applicable Laws. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes owed by such Cornerstone Entity have been timely paid in full (whether or not shown on any Tax Return).
(b)No written claim has been received from a Tax Authority in a jurisdiction in which any Cornerstone Entity does not file Tax Returns that such Cornerstone Entity is subject to taxation by that jurisdiction.

(c)There are no Liens for Taxes against any of the assets of the Cornerstone Entities, other than Permitted Liens.
(d)No deficiencies for Taxes with respect to any Cornerstone Entity have been claimed, proposed or assessed in writing by any Tax Authority except for any deficiencies that have been settled or withdrawn. There are no ongoing or, to the knowledge of such Cornerstone Entity, threatened Tax Audits relating to any liabilities for Taxes of such Cornerstone Entity. No Cornerstone Entity has received written notice of any Tax Audit that is currently pending. None of the Cornerstone Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)Each Cornerstone Entity has properly deducted, withheld and timely paid to appropriate the Tax Authority all material Taxes required to have been deducted, withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, equity holder or other third party of such Cornerstone Entity or other Person in accordance with applicable Law, and each Cornerstone Entity has complied with all related reporting requirements (including maintenance of required records with respect thereto) in all material respects.
(f)None of the Cornerstone Entities has been a member of a group filing a consolidated, combined, unitary or similar Tax Return or any similar group for U.S. federal, state, local or foreign Tax Law purposes. None of the Cornerstone Entities has any liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by Contract, other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes.
(g)None of the Cornerstone Entities is subject to any private letter ruling of the IRS or any comparable ruling of any other Tax Authority or has executed or entered into any binding written agreement relating to Taxes with any Tax Authority.
(h)None of the Cornerstone Entities is a party to or bound by any Tax allocation, sharing or indemnity or other similar agreement (other than any Contract between or among the Acquired Companies or entered into in the ordinary course of business the primary subject matter of which is not Taxes).
(i)None of the Cornerstone Entities has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j)The Company is properly characterized as a partnership for U.S. federal income tax purposes, and at all times since its formation has been properly characterized as either a partnership or a disregarded entity for U.S. federal income tax purposes.
(k)Each Cornerstone Entity (other than the Company and Cornerstone GP) is, and at all times since its formation has been, properly characterized as an entity disregarded as separate from its owner for U.S. federal income tax purposes.
(l)Cornerstone GP is not, and has never been, properly characterized as a corporation for U.S. federal income tax purposes.
(m)No Cornerstone Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or advance payments received or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.
(n)There is no material amount of unclaimed property or escheat obligations with respect to property or other assets held or owned by any Cornerstone Entity.
Section 4.15 Compliance with Laws. Each Cornerstone Entity and each Acquired Company is, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws.
Section 4.16 Brokerage Fees. Neither such Cornerstone Entity nor any of its Affiliates has entered into any Contract with any agent, broker, investment banker, financial advisor or other Person that entitles any such Person to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the execution and delivery by such Cornerstone Entity of this Agreement or the other Transaction Documents.
Section 4.17 Insurance. Section 4.17 of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the Execution Date, of all insurance policies maintained by or extending coverage to any Cornerstone Entity or its Affiliates with respect to which such Cornerstone Entity is a named insured or otherwise the beneficiary of coverage (including the name of the insurer, the policy period and the amount of coverage thereunder) (collectively, the “Insurance Policies”). The insurance coverage maintained by or on behalf of the Cornerstone Entities is consistent in all material respects with Good Utility Practice. All such Insurance Policies (or replacements thereof with comparable coverage) are in full force and effect and are sufficient for compliance with all Material Contracts to which the applicable Cornerstone Entity is a party, and all premiums thereunder that have become due and payable have been paid, and such Insurance Policies (or extensions, renewals or replacements thereof with comparable policies) will be outstanding and in full force and effect without interruption until the Closing Date assuming renewal in the ordinary course of business. Except as set forth on Section 4.17 of the Company Disclosure Schedules, there is no pending, and in the last three (3) years there has been no material claim by any Cornerstone Entity or any of their Affiliates under such Insurance Policies. To Cornerstone GP’s Knowledge, there is no threatened termination of any Insurance Policy. Insurance has been maintained by or on behalf of the Cornerstone Entities as required pursuant to the Material Contracts. No written notice from the insurer under any such Insurance Policy disclaiming coverage, reserving rights with such Insurance Policy in general or with respect to a particular claim filed for or on behalf of any Cornerstone Entity or of cancellation or termination of any such Insurance Policy has been received by such Cornerstone Entity with respect to any Insurance Policies (other than those that have replaced by policies with comparable coverage prior to the date of such cancellation or termination).
Section 4.18 Permits. Section 4.18 of the Company Disclosure Schedules sets forth a true, correct and complete list as of the Execution Date of all material Permits held by the Cornerstone Entities as of the Execution Date. Each Cornerstone Entity has all Permits required to conduct its business and operations as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Cornerstone Entities. Each such Permit is in full force and effect, and each Cornerstone Entity is, and for the past three (3) years has been, in compliance with all its obligations under such Permits, except as would not, individually or in the aggregate, reasonably be expected to be material to the Cornerstone Entities. There are no Proceedings pending or, to Cornerstone GP’s Knowledge, threatened that would reasonably be expected to result in the revocation, cancellation, or termination of any Permit, the revocation, cancellation or termination of which would reasonably be expected to be, individually or in the aggregate, material to the Cornerstone Entities. No Cornerstone Entity has received any notification from any Governmental Authority alleging that it is in violation of any Permits, except as would not, individually or in the aggregate, reasonably be expected to be material to the Cornerstone Entities or that it intends to terminate, suspend, or revoke any Permits, the termination, suspension or revocation of which would reasonably be expected to be, individually or in the aggregate, material to the Cornerstone Entities. All applications for or renewals of all such Permits have been timely filed and made, except as would not, individually or in the aggregate, reasonably be expected to be material to the Cornerstone Entities.
Section 4.19 Intellectual Property.
(a)Section 4.19(a) of the Company Disclosure Schedules lists as of the Execution Date all (i) patents and patent applications, (ii) registered trademarks and service marks, trademark and service mark applications, (iii) registered copyrights, and (iv) domain name registrations, in each case that are owned by a Cornerstone Entity (collectively, “Company Registered Intellectual Property”), including for each item (A) the registrant/applicant of record and beneficial owner (if different); (B) the jurisdiction of the application or registration; (C) the application and registration number (if applicable); and (D) the date of filing or date of registration (if applicable). Each item of (i) Company Registered Intellectual Property and (ii) the trade secrets and unregistered trademarks (solely with respect to any common law rights acquired through any Cornerstone Entity’s use of any such unregistered trademark) included in the Owned Company Intellectual Property, in each case that is material to the conduct of the business of the Cornerstone Entities, is subsisting, valid and enforceable. There are no, and in the past three (3) years there have been no, claims pending by or against, or threatened in writing by or against, any Cornerstone Entity or the Projects with respect to the infringement, misappropriation, dilution, validity, enforceability, registration, ownership, or use of Intellectual Property (including any offers or demands to license or cease and desist letters but excluding office actions and other similar notices issued in connection with the prosecution of applications for Company Registered Intellectual Property).
(b)The Cornerstone Entities are the sole and exclusive owners of all right, title and interest in the Company Registered Intellectual Property and all other Intellectual Property owned or purported to be owned by a Cornerstone Entity (collectively the “Owned Company Intellectual Property”) free and clear of Liens (other than non-exclusive licenses granted by a Cornerstone Entity in the ordinary course of business), and have valid licenses or other valid rights to use, that are sufficient for the conduct of the business of the Cornerstone Entities as currently conducted, all other Intellectual Property used in or held for use in the conduct of the business of the Cornerstone Entities as currently conducted, except as would not reasonably be expected to be material to the conduct of the business of the Cornerstone Entities. The Cornerstone Entities have (and in the past three (3) years have had) in place commercially reasonable measures to protect the confidentiality of their trade secrets and other confidential information.

(c)The Cornerstone Entities (i) have not infringed any issued patent of a third party during the past six (6) years, and (ii) have not infringed, misappropriated, diluted or otherwise violated any other Intellectual Property of a third party in any material respect during the past three (3) years, and to Cornerstone GP’s Knowledge, no third party (A) has, in the past six (6) years, infringed any issued patent owned or purported to be owned by a Cornerstone Entity or (B) has, in the past three (3) years, infringed, misappropriated, diluted or otherwise violated any other Owned Company Intellectual Property in any material respect.
(d)The Cornerstone Entities take (and in the past three (3) years have taken) commercially reasonable measures to prevent the introduction into the IT Systems of, and the IT Systems do not contain, any “viruses”, “worms”, “time-bombs”, “key-locks”, “back door,” “malware,” “spyware,” “Trojan horse,” “ransomware,” or any other malicious code or devices, including any intentionally designed to disrupt or interfere with the operation of the IT Systems or equipment upon which the IT Systems operate. The IT Systems operate in all material respects as required by, and are sufficient for the needs of, the Cornerstone Entities and have not malfunctioned, failed, or experienced other material disruptions during the past three (3) years. The Cornerstone Entities have implemented and maintain commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems. During the past three (3) years, there has been no data or security breach or other unauthorized access to, or misuse of, the IT Systems or any unauthorized or unlawful access, use, disclosure, deletion, modification, corruption, loss (or loss of use), denial, alteration, destruction, or encryption or other Processing of any data or information, including Personal Information, stored or contained therein or Processed thereby or otherwise owned or Processed by or for any Cornerstone Entity (collectively, “Security Incident”), except, in each case, as would not reasonably be expected to be material to the conduct of the business of the Cornerstone Entities. The Cornerstone Entities take and in the past three (3) years have taken commercially reasonable measures consistent in all material respects with all applicable Privacy and Data Security Laws, including by maintaining administrative, technical and physical safeguards, to protect the integrity, security and confidentiality of the IT Systems, including all data contained therein, and all Personal Information in the possession or under the control of the Cornerstone Entities. Except as would not reasonably be expected to be material to the conduct of the business of the Cornerstone Entities, in the past three (3) years, no trade secrets or confidential information (i) owned by any of the Cornerstone Entities have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement, or (ii) owned by another Person and provided to a Cornerstone Entity by such other Person has been disclosed or authorized to be disclosed in violation of any obligation of confidentiality binding on such Cornerstone Entity.
Section 4.20 Data Privacy
(a)Except as would not reasonably be expected to be material to the conduct of the business of the Cornerstone Entities, the Cornerstone Entities and all Affiliates and third parties acting for or on behalf of a Cornerstone Entity in connection with the Processing of Personal Information comply and have at all times in the last three (3) years complied with all applicable (i) Privacy and Data Security Laws, (ii) the Payment Card Industry and Data Security Standard, (iii) all internal or public-facing policy, notice, and statement of any of the Cornerstone Entities concerning the privacy, security, or Processing of Personal Information, and (iv) all obligations, restrictions, or commitments concerning privacy, security or Processing of Personal Information under any Contract to which a Cornerstone Entity is a party or otherwise bound (clauses (i)-(iv), collectively, the “Privacy Requirements”).
(b)The execution, delivery, and performance of this Agreement and the consummation of the Transactions will not require the consent of or provision of notice to any

Person concerning Personal Information or prohibit the transfer of Personal Information to Buyer or violate any Privacy Requirement.
(c)No Cornerstone Entity has received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority, or any written complaint from any other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), in each case relating to, any actual, alleged, or suspected Security Incident or violation of any Privacy Requirement involving Personal Information in the possession or control of a Cornerstone Entity, or held or Processed by any vendor, processor, or other third party for or on behalf of a Cornerstone Entity.
(d)The Cornerstone Entities in relation to any Security Incident and/or Privacy Requirement have not: (i) been required to notify customers, consumers, employees, Service Providers, Governmental Authority, or any other Person; (ii) received any written notice, request, Proceeding, correspondence or other communication regarding non-compliance; or (iii) been subject to or become aware of any pending or threatened inquiry, investigation or Proceeding by or before any Governmental Authority.
Section 4.21 Regulatory Status.
(a)Each of Darby, Lawrenceburg, and Waterford has obtained EWG status, that is in full force and effect and is not subject to any existing or, to Cornerstone GP’s Knowledge, threatened revocation, cancellation, or termination of such status and is not subject to, or is otherwise exempt from, federal access to books and records, accounting, and recordkeeping requirements pursuant to 18 C.F.R. § 366.3.
(b)Each of the Operating Companies has obtained MBR Authority that is in full force and effect and is not subject to any existing or, to Cornerstone GP’s Knowledge, threatened revocation, cancellation or termination of such authority, and is in material compliance with all applicable requirements under the FPA and the FERC’s regulations thereunder.
(c)To Cornerstone GP’s Knowledge, in the past five (5) years, none of Darby, Lawrenceburg, Waterford and Cornerstone Generation Marketing has used or employed any device, scheme, or artifice to defraud, made any untrue statement of material fact or omitted a material statement of fact, or engaged in any act, practice, or course of business that would operate as a fraud or deceit upon any entity, including with respect to any real-time, day-ahead, and ancillary services markets, and in PJM’s energy and capacity markets, including with respect to any base residual auction, incremental auction, or bilateral sale of capacity, and the bidding activity and market participation of each of Darby, Lawrenceburg, Waterford and Cornerstone Generation Marketing has been in material compliance with the PJM OATT, the FPA, and FERC’s regulations.
Section 4.22 Sufficiency of Assets. Each Cornerstone Entity has good and indefeasible title to, and owns, leases or has the right to use all buildings, facilities, equipment and other assets currently used by it for the conduct of the business of the Cornerstone Entities and the Projects, in each case, free and clear of all Liens other than Permitted Liens. The aforementioned buildings, facilities, equipment and other assets (a) are in good operating and working condition and repair (normal wear and tear excepted), (b) during the last three (3) years, have been operated and maintained in accordance with Good Utility Practices in all material respects, (c) are suitable and adequate for the purposes for which they are presently used and (d) constitute all of the material assets, properties, Contracts, Permits and rights that are necessary and sufficient to operate and maintain the Projects and conduct the Cornerstone Entities’

business in all material respects as currently operated. As of the Closing Date, no Affiliates of any Cornerstone Entity (other than a Cornerstone Entity) nor any other Person will have any legal or beneficial rights in or hold title to or lease any assets or personal property used or contemplated to be used in any of the Projects or otherwise owned by any Cornerstone Entity. The Cornerstone Entities will continue to own, lease or have the right to use all of the buildings, facilities, equipment, rights, interests and other assets (excluding real property assets) used in or necessary to enable their respective businesses to be conducted immediately following the Closing in the manner in which they are currently being conducted in the ordinary course of business in all material respects.
Section 4.23 Unlawful Payments; Anti-Money Laundering and Sanctions. In the past five (5) years (or in the case of Sanctions, since April 24, 2019), neither the Cornerstone Entities nor any of their respective managers, directors, officers, employees or, to Cornerstone GP’s Knowledge, any agents or other Persons acting on behalf of any of the foregoing, has been in violation of applicable Anti-Corruption Laws, or any of the applicable AML Laws, Ex-Im Laws, U.S. anti-boycott laws or Sanctions, has been subject to or has conducted any investigation or audit, has received from any Person any notice, inquiry or internal or external allegation, or made any voluntary or involuntary disclosure, prosecution, or enforcement action by, from or to any Governmental Authority with respect to any actual or alleged breach of any applicable Anti-Corruption Laws, AML Laws, Ex-Im Laws, or Sanctions. None of the Cornerstone Entities are, or have been since April 24, 2019, located or organized in a Sanctioned Country. Since April 24, 2019, neither the Cornerstone Entities nor any of their managers, directors, officers, employees, or, to Cornerstone GP’s Knowledge, any agents or other Persons acting on behalf of any of the foregoing, is or has been a Sanctioned Person or has engaged in any dealings or transactions with, on the behalf of, or for the benefit of any Sanctioned Person.
Section 4.24 Directors and Officers. Section 4.24 of the Company Disclosure Schedules sets forth a true and correct list as of the Execution Date of all of the officers, director, managers or managing members of each Acquired Company.
Section 4.25 Bank Accounts. Section 4.25 of the Company Disclosure Schedules sets forth an accurate and complete list as of the Execution Date of the names of banks, trust companies and other financial institutions at which the Acquired Companies maintain accounts of any nature, and the individuals with signing or withdrawal authority for each such account.
Section 4.26 Existing Credit Facility. Each of the Cornerstone Entities has been, in compliance with the terms and conditions of the Existing Credit Facility in all material respects and no Cornerstone Entity has received written notice of a default, event of default or breach of any representation or warranty by any Cornerstone Entity thereunder. The Existing Credit Facility is in full force and effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
Except as set forth in (a) in the Parent SEC Documents publicly available prior to the Execution Date (excluding any disclosures in any risk factors section, in any section relating to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature (other than any historical factual information contained within such sections or statements)) or (b) the disclosure schedules delivered by Buyer to the Holder Representative immediately prior to or on the Execution Date (the “Buyer Disclosure Schedules”), Buyer hereby represents and warrants as to itself and each other Buyer Party to each of the Acquired Companies and the Holder Representative, as follows:
Section 5.01 Organization and Standing. Each Buyer Party (a) is a corporation, limited liability company, or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and (b) has all requisite organizational power and authority to own, operate and lease its assets and conduct its business, in each case, as currently conducted. Each Buyer Party is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.02 No Conflicts. The execution and delivery by a Buyer Party of this Agreement and each other Transaction Document to which it is (or, at the Closing will be) a party, and the consummation by such Buyer Party of the Transactions, do not and will not (a) conflict with the Organizational Documents of such Buyer Party, (b) assuming all Consents set forth on Section 5.03 are obtained, made or given, result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), or give rise to a right of termination, cancellation or acceleration of any obligation under, any Contract to which such Buyer Party is a party or by which any of its assets are bound or (c) assuming all Consents set forth on Section 5.03 of the Buyer Disclosure Schedules are obtained, made or given, violate any Laws applicable to such Buyer Party or its properties or assets, except, in the case of clauses (b) and (c) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.03 Governmental Consents. No Consent of, with or to any Governmental Authority, is required to be obtained or made by a Buyer Party in connection with the execution, delivery and performance by such Buyer Party of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by such Buyer Party of the Transactions, other than (a) the filing of the applicable Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which such Buyer Party is qualified to do business, (b) in accordance with the applicable requirements of the HSR Act, Nasdaq, the Securities Act, the Exchange Act and any other applicable state or federal securities Laws, (c) Consents set forth on Section 5.03 of the Buyer Disclosure Schedules, (d) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (e) Consents not required to be obtained or made until after the Closing.
Section 5.04 Proceedings; Orders. As of the date hereof, there are no (a) Proceedings pending or, to Buyer’s Knowledge, threatened in writing by or against any Buyer Party or affecting any of its assets, properties or rights or (b) Orders by which any Buyer Party or any of its assets, properties or rights is bound, in the case of each of clauses (a) and (b) above, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.05 Authority; Execution and Delivery; Enforceability.
(a)Each Buyer Party has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party and to perform and consummate the Transactions. The execution and delivery by such Buyer Party of this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party and the consummation of the Transactions have been (or, at the Closing, will be) duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action on the part of such Buyer Party and no other act or proceeding on the part of such Buyer Party is necessary to authorize or approve the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Transactions.
(b)Each Buyer Party has (or, at the Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and each of this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by applicable Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.
Section 5.06 Investment. Each Buyer Party acknowledges and agrees that (a) the Acquired Interests have not been registered under applicable securities Laws, (b) no public market now exists for the Acquired Interests, that no Cornerstone Entity or its Affiliates or any of its or their respective Representatives have made any assurances that a public market will ever exist for the Acquired Interests, and (c) none of such Buyer Party or its Affiliates may sell, distribute, transfer, offer for sale, assign, pledge, hypothecate or otherwise dispose of the Acquired Interests except in compliance with registration requirements of applicable securities Laws or an exemption therefrom. Each Buyer Party that is acquiring the Acquired Interests is doing so for its own account solely for investment and not with a view toward selling, distributing, transferring, offering for sale, assigning, pledging, hypothecating or otherwise disposing of the Acquired Interests in violation of applicable securities Laws.
Section 5.07 Financial Ability; Source of Funds.
(a)Buyer has or will have sufficient cash or other sources of immediately available funds to pay in cash the Preliminary Cash Merger Consideration on the Closing Date and all other payments required hereunder in accordance with the terms of Article II and for all other actions necessary for the Buyer Parties to consummate the Transactions and perform their obligations hereunder.
(b)Buyer acknowledges and agrees that its obligations to consummate the Transactions are not in any way contingent upon or otherwise subject to the availability or receipt of any funds or financing to Buyer or any of its Affiliates.

(c)No funds to be paid by any Buyer Party pursuant to the terms of this Agreement or any Transaction Document have been derived from, or will be derived from or constitute, either directly or indirectly, the proceeds of any criminal activity in violation of any Anti-Corruption Laws, AML Laws or Sanctions.
(d)Assuming the satisfaction of all of the KYC Policies, Buyer is a Qualified Owner (as defined in the Existing Credit Facility).
Section 5.08 Solvency. No Buyer Party is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of any Acquired Company or any of its Subsidiaries. Immediately after the Closing, and assuming (a) the accuracy of the representations and warranties of the Blockers set forth in Article III and representations and warranties of the Cornerstone Entities set forth in Article IV (and the certificates delivered pursuant to Section 2.08(a)(iii) and Section 2.08(a)(iv)) and performance by the Acquired Companies of their obligations hereunder and (b) the satisfaction of the conditions set forth in Article VII (disregarding any waivers, releases or extensions), the Buyer Parties and the Acquired Companies, taken as a whole, will (i) be solvent (in that the present fair saleable value of their collective assets will not be less than the amount required to pay their collective probable Liabilities on its debts (including contingent and unliquidated Liabilities) as they become absolute and matured), (ii) have adequate and not unreasonably small capital and liquidity with which to engage in their business and (iii) be able to pay all of their collective debts and obligations as such debts and obligations mature.
Section 5.09 Investigation. Each Buyer Party acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the Transactions, such Buyer Party and its Affiliates has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of the Blockers and Cornerstone Entities set forth in Article III and Article IV, respectively; and (b) except for the express representations and warranties of the Blockers and Cornerstone Entities set forth in Article III and Article IV, respectively (and the certificates delivered pursuant to Section 2.08(a)(iii) and Section 2.08(a)(iv)), none of such Buyer Party or any of its Affiliates has relied on, and none of the Acquired Companies or any of their respective Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to any of the Acquired Companies or their respective Affiliates or its or their respective Representatives, any assets of any of the foregoing (including the Acquired Interests), or any of the Transactions. Each Buyer Party (either alone or together with its Representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of involved in the acquisition of the Acquired Interests and the other Transactions and bearing the economic risk of its investment in the Acquired Companies for an indefinite period of time. Each Buyer Party has been afforded access to the books and records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation as such Buyer Party has deemed necessary for it to investigate the business, assets, liabilities, financial or other condition and results of operations of the Acquired Companies sufficiently to make an informed investment decision to acquire the Acquired Interests and enter into this Agreement. Each Buyer Party has relied solely on its own legal, tax, financial and other advisors in connection with its investigation of the Acquired

Companies and not on the advice of any of the Acquired Companies, any of their respective Affiliates or any of its or their respective Representatives. Each Buyer Party acknowledges and agrees that any financial projections that may have been made available to such Buyer Party, any of its Affiliates, or any of its or their respective Representatives are based on assumptions about future results, which are based on assumptions about certain events (many of which are beyond the control of the Acquired Companies, any of their respective Affiliates or any of its or their respective Representatives). Without limiting the generality of the foregoing, each Buyer Party further acknowledges and agrees that, except for the express representations and warranties of the Blockers and Cornerstone Entities set forth in Article III and Article IV, respectively (and the certificates delivered pursuant to Section 2.08(a)(iii) and Section 2.08(a)(iv)), none of such Buyer Party or any of its Affiliates has relied on, and none of the Acquired Companies, any of their respective Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to the accuracy of any projections, estimates or budgets, future revenues, future results of operations, future cash flows, the future financial or other condition of any Acquired Company or its business, assets or liabilities, or any other information, whether or not made available to such Buyer Party, any of its Affiliates, or any of its or their respective Representatives in connection with the Transactions, including in any memorandum or management presentation in any electronic data room established by the Blockers, Cornerstone Entities, any of their respective Affiliates or any of its or their respective Representatives, and in any written or oral response to any information request by such Buyer Party, any of its Affiliates, or any of its or their respective Representatives. Notwithstanding anything herein to the contrary in this Section 5.09 or elsewhere in this Agreement, nothing in this Agreement, or any other document incorporated into or referenced in this Agreement, will operate to limit in any way any claim by a Buyer Party or any of its Affiliates for Fraud.
Section 5.10 No Regulatory Impediment. As of the Execution Date, neither Buyer nor any of its Affiliates have received any notice of any actual, pending, or threatened proceeding or investigation by or before any Governmental Authority that would reasonably be expected to prevent or delay (a) any filings or approvals required under the HSR Act or (b) obtaining authorization from FERC pursuant to section 203 of the FPA.
Section 5.11 Brokerage Fees. Neither a Buyer Party nor any of its Affiliates has entered into any Contract with any agent, broker, investment banker, financial advisor or other Person that entitles any such Person to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the execution and delivery by any Buyer Party of this Agreement or the other Transaction Documents to which any Buyer Party is (or, at the Closing) will be a party, or the consummation by any Buyer Party of the Transactions, in each case, that will be payable by any of the Acquired Companies or the Holder Representative or its Affiliates.
Section 5.12 SEC Reports; Financial Statements; Internal Controls.
(a)Parent has timely filed or furnished all Parent SEC Documents since July 4, 2024. The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the Execution Date, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.
(b)The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).
(c)Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as each term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.
Section 5.13 Capitalization and Valid Issuance.
(a)The authorized capital of Parent consists solely of (i) 350,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share, of Parent. As of the Execution Date, the only issued and outstanding Equity Interests of Parent are 45,695,007 shares of Parent Common Stock. Parent has, and at the Closing will have, sufficient authorized shares of Parent Common Stock to enable it to issue the Equity Merger Consideration at the Closing.
(b)The Equity Merger Consideration, when newly issued and delivered to the Acquired Company Equityholders in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and free and clear of all Liens other than restrictions (i) under this Agreement and the Transaction Documents, Parent’s Organizational Documents as may be amended, or amended and restated, from time to time, and any other Contract entered into by the party to whom such Parent Common Stock were issued, as applicable, (ii) imposed as a result of any action or inaction of the Acquired Company Equityholder to whom such Equity Merger Consideration is issued in accordance with the terms of this Agreement and (iii) under applicable securities Laws.
(c)No vote of the holders of any class or series of Parent’s Equity Interests is necessary under applicable Laws or the rules and regulations of the Nasdaq to execute and deliver this Agreement and consummate the Transactions, including the issuance and delivery of Equity Merger Consideration to the Acquired Company Equityholders in accordance with this Agreement.
(d)Except as disclosed on the Parent SEC Documents, (i) there are no outstanding preemptive or other outstanding Rights with respect to the Equity Interests of Parent, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any Equity Interests of Parent or requiring Parent to issue, transfer, convey, assign, redeem or otherwise acquire or sell any Equity Interests, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the voting of any of the Equity Interests of Parent and (iv) no Equity Interests of Parent are reserved for issuance. As of the Execution Date, Parent does not have any outstanding bonds, debentures, notes or other indebtedness for borrowed money, the holders of which have the right to vote (or convertible into or exercisable for Equity Interests having the right to vote) with the holders of Equity Interests of Parent on any matter.
Section 5.14 Merger Subs’ Activities. Each of the Merger Subs were organized, incorporated or formed on or about the Execution Date solely for the purpose of entering into this Agreement and consummating the Transactions. Since the date of their organization and prior to the Company Effective Time, GP Effective Time, Blocker B Effective Time, Blocker C Effective Time, and Blocker D Effective Time, as applicable, the Merger Subs have not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. The Merger Subs have had no operations, have not generated any revenues and have no assets or Liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.
ARTICLE VI
COVENANTS
Section 6.01 Confidentiality.
(a)Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, hold in confidence all Confidential Information (as defined in the Confidentiality Agreement) obtained by them from Cornerstone GP, the Company, any of their Affiliates and any of their respective Representatives in connection with the Transactions, whether or not relating to the Acquired Companies, in accordance with the Confidentiality Agreement, the terms of which are hereby incorporated by reference, mutatis mutandis, except (i) the term associated with such obligation shall extend to one (1) year following the Closing and (ii) notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, following the Closing, restrictions on the disclosure and use of Confidential Information by Buyer shall not apply to any Confidential Information of the Acquired

Companies. Notwithstanding the foregoing, if the Agreement is, for any reason, terminated prior to the Closing, this Section 6.01 shall nonetheless continue in full force and effect until the first anniversary of such termination at which point the obligations set forth in this Section 6.01 shall terminate.
(b)Subject to Section 6.11, each Party acknowledges and agrees that the terms and existence of this Agreement, the other Transaction Documents and the Transactions shall be considered confidential and shall not be disclosed by any Party to any third party without the prior written consent of the other non-disclosing Parties (following the Closing, such consent to be provided to Buyer or any of its Affiliates by the Holder Representative) (other than to any Party’s Representatives (including, in the case of Buyer, the Financing Sources), insurance underwriters, or direct or indirect investors or potential investors and then only on a need to know basis subject to such recipient’s agreement to keep such information confidential), except to the extent required by this Agreement, applicable Law or legal process.
(c)From and after the Closing, and for a period of two (2) years thereafter, the Acquired Company Equityholders will hold, and will cause their respective Affiliates and Representatives to hold, in confidence from any other Person all confidential information, documents, materials and other information related to this Agreement (including any provided under Section 6.16), the Transactions or the business activities of any Acquired Company, Parent, Buyer or any of their respective Affiliates, including the books and records of any Acquired Company or pertaining to any of their assets. If an Acquired Company Equityholder or any of its Affiliates or its or their Representative reasonably believes it is necessary to disclose any such information, documents and other materials to comply with any Law or any request made by any Governmental Authority, such Acquired Company Equityholder or such Affiliate or Representative shall provide Buyer with prompt written notice (to the extent not prohibited by Law) of such intended disclosure or request(s) so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, such Acquired Company Equityholder or such Affiliate or Representative reasonably believes it is, based on the advice of counsel, legally compelled to disclose such information, documents or other materials, such Acquired Company Equityholder or such Affiliate or Representative may disclose only that portion of such information, documents or other materials as it reasonably believes is legally required based on the advice of counsel; provided, that such Acquired Company Equityholder shall, and shall cause its Affiliates and Representatives to, exercise its commercially reasonable efforts to cooperate with Buyer’s efforts to obtain assurance that confidential treatment will be afforded to such information or documents and shall provide Buyer with reasonable advance notice of any such disclosure.
(d)Notwithstanding anything to the contrary contained in this Agreement, (i) each Party may disclose any information regarding the Transactions (A) for purposes of compliance with its or its Affiliates’ respective financial reporting obligations, (B) to regulators, bank examiners, regulatory examiners or self-regulatory examiners in connection with routine examinations not directed specifically at any other Party or its Affiliates or (C) in connection with its or its Affiliates’ fundraising or marketing activities in the ordinary course of business, in each case, for so long as the Persons to whom such information is disclosed agree to, or are bound by Contract or professional or fiduciary obligations to, keep such information confidential, (ii) each Party and its Affiliates may make customary investor relations disclosures, (iii) each Party may disclose any information regarding the Transactions in order to enforce the terms of this Agreement, and (iv) following the Closing, nothing in this Agreement shall prevent any Party or any of its Affiliates from disclosing, on a confidential basis, the fact that the Transactions have occurred to employees, customers, suppliers and other business relations of such Party or any of its Affiliates or from disclosing any information regarding the Transactions as such Party or any of its Affiliates may determine to be reasonably necessary to comply with the requirements of any agreement to which such Party or any of its Affiliates is a party.
Section 6.02 Conduct of the Business.
(a)Except (i) as expressly contemplated by this Agreement or by the Pre-Closing Reorganization (including as set forth in Section 6.02(a) of the Company Disclosure Schedules or Section 6.22), (ii) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Law, from the Execution Date until the earlier of the Closing and the termination of this Agreement, as applicable (the “Interim Period”), Holder Representative shall, and shall cause its Affiliates to, cause each Acquired Company to (A) conduct its business in the ordinary course of business and in accordance with Good Utility Practice, in each case, in all material respects, (B) use commercially reasonable efforts to (1) preserve and maintain the Projects and its present business operations, (2) incur capital expenditures substantially in accordance with the 2026 Budget and the 2027 Budget, as applicable and in accordance with Good Utility Practice, (3) conduct maintenance work (including repair of spare parts removed from equipment) and outages substantially in accordance with the 2026 Budget and the 2027 Budget, as applicable and in accordance with Good Utility Practice, (4) retain the services of its current employees, contractors and consultants and (5) preserve and maintain its current relationships and goodwill with customers, suppliers, distributors, licensors, licensees, Governmental Authorities, insurers and other Persons with which it has material business relations and (C) use commercially reasonable efforts to preserve and maintain all assets (ordinary wear and tear excepted) and Permits that are used or held for use in the operation of the business of any of the Acquired Companies. In addition (and without limiting the generality of the foregoing), except as expressly contemplated by this Agreement (including as set forth in Section 6.02(a) of the Company Disclosure Schedules or Section 6.22), with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) delivered to Holder Representative or as required by applicable Law, Holder Representative shall not, and shall cause its Affiliates with respect to the Acquired Companies and the Acquired Companies not to, take any of the following actions:
(i)amend the Organizational Documents of any Acquired Company, except for ministerial changes;
(ii)effect any recapitalization, reorganization, liquidation, dissolution or winding up of the business or operations of any Acquired Company, or adopt a plan of any of the foregoing;
(iii)declare, make or pay any dividend or other distribution in respect of the Equity Interests of any Acquired Company, other than any dividend or other distribution of cash or cash equivalents declared, made or paid prior to the Closing;
(iv)(A) authorize, issue, sell, transfer or otherwise dispose of, pledge or otherwise encumber, sell or redeem or enter into any Contract with respect to any Equity Interests of any Acquired Company, or issue or grant any Right with respect to any Acquired Company or (B) split, combine, recapitalize, or reclassify its respective Equity Interests;
(v)(A) amend, modify or otherwise supplement any Affiliate Contract, (B) terminate any Affiliate Contract (other than any expiration thereof in accordance with its terms), (C) grant any waiver of any material term under, or give any material consent with respect to, any Affiliate Contract or (D) enter into any new Affiliate Contract;

(vi)(A) make, change or revoke any material Tax election, (B) adopt or change any Tax accounting method or period, (C) file any amended Tax Return, (D) surrender or settle a claim for any refund of Taxes, (E) settle or compromise any material Tax Liability or Proceeding, (F) request or consent to any extension or waiver of the limitation period applicable to any material Tax Liability, claim or assessment (other than pursuant to extensions of time to file Tax Returns), (G) enter into any Tax sharing agreement or Tax indemnity agreement (other than any Contract entered into in the ordinary course of business the primary subject matter of which is not Taxes), (H) enter into any closing agreement or any other written agreement with a Governmental Authority relating to Taxes or (I) enter into a voluntary disclosure agreement regarding Taxes with any Governmental Authority;
(vii)(A) except for the prepayment of any Indebtedness, incur, assume, guarantee or otherwise become liable for any Indebtedness (other than under a guarantee of existing Indebtedness of a Cornerstone Entity in effect as of the Execution Date), other than draws under the revolving portion of the Existing Credit Facility, (B) make any loans or advances in excess of $10,000,000 in the aggregate amount outstanding at any time or (C) intentionally take or omit to take any action that would cause the Existing Credit Facility to cease to continue to remain in full force and effect or (with or without notice or the passage of time) be accelerated, terminated or otherwise modified, in each case, by virtue of the consummation of the Transactions;
(viii)purchase or acquire (whether by merger, consolidation, combination or otherwise) any business, line of business or any assets (including Equity Interests) of any Person (other than any Cornerstone Entity), other than acquisitions of assets in the ordinary course of business;
(ix)sell, assign, transfer, lease, license, abandon, cancel, distribute or otherwise dispose of, or grant or impose or permit to be imposed any Liens (other than Permitted Liens) on, (A) any capital spares, (B) any Acquired Interests, (C) any Owned Real Property or (D) any other assets of the Acquired Company (excluding, for the avoidance of doubt, any capital spares, Acquired Interests or Owned Real Property) having a value in excess of $500,000 individually or $1,000,000 in the aggregate, except for sales of electricity, fuel and other commodities, and obsolete, damaged or broken equipment, in each case, in the ordinary course of business and except for any Pre-Closing Redemption;
(x)other than (A) entry into any Contract (1) of a type described in Section 4.10(a)(iv) (to the extent the entry into such Contract is contemplated by the then-current annual budget) and Section 4.10(a)(v) (other than (x) any such Contracts having a value in excess of $5,000,000 individually or in the aggregate or (y) the Asset Management Agreement), or (2) involving the purchase of short-term gas or fuel oil, in each case, in the ordinary course of business, solely to the extent no guaranty, letter of credit surety or similar obligation of any Cornerstone Entity or any of its Affiliates is required thereunder, or (B) entry into Permitted Interim Hedging Arrangements, (1) amend, modify or otherwise supplement any Material Contract, (2) terminate any Material Contract (other than any expiration thereof in accordance with its terms), (3) grant any waiver of any material term under, or give any material consent with respect to, any Material Contract or (4) enter into any Contract that, if in existence on the Execution Date would have been required to be disclosed in Section 4.10(a) of the Company Disclosure Schedules; provided, that for purposes of this Section 6.02(a)(x), “Material Contracts” shall be deemed to include any purchase orders, terms and conditions or similar agreements, whether entered into pursuant to master agreements or otherwise;
(xi)change any accounting or auditing principles, policies, procedures or practices unless required by GAAP;

(xii)(A) hire or enter into any employment, consulting or other service agreement with any employee or individual service provider (except for hires by a third-party operator in the ordinary course of business and pursuant to an O&M Agreement), (B) establish, enter into, adopt, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or Contract, (C) incur any withdrawal liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or commence an obligation to contribute to any such plan, (D) increase the cost of compensation and/or benefits payable to any Service Providers for which any Acquired Company has a payment or reimbursement obligation under any O&M Agreement, except for annual increases in the ordinary course of business for such individuals with annual base compensation of less than $200,000, (E) take any action to accelerate the vesting, payment or funding of compensation or benefits under any benefit or compensation plan, program, policy, arrangement, agreement, or Contract, (F) terminate (other than for “cause”) any Service Provider, (G) modify, extend, terminate or enter into any CBA or recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any Service Providers or other individual service providers of any Acquired Company, (H) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, or other similar actions, or (I) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Service Provider or other individual service providers of any Acquired Company;
(xiii)(A) commence, engage or initiate any Proceeding or (B) voluntarily waive, release, settle, dismiss, withdraw or otherwise compromise any other Proceeding that involves (1) amounts exceeding $1,000,000 individually or $2,000,000 in aggregate or (2) any material non-monetary relief;
(xiv)engage in any material new line of business or otherwise materially change its business or operations;
(xv)cancel, allow to lapse, fail to maintain, terminate or materially change coverage under any Insurance Policy (other than where such change is reasonably necessary because existing coverage is no longer available on commercially reasonable terms);
(xvi)change the policies or practices with respect to the Acquired Companies’ cash management, the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof, as applicable;
(xvii)license, sell, assign, lease, transfer, abandon, subject to a Lien (other than Permitted Liens), allow to lapse, terminate or expire, fail to enforce, maintain or protect, or otherwise dispose of any material Owned Company Intellectual Property (other than (A) non-exclusive licenses granted to customers in the ordinary course of business to use a product or service of any Acquired Company and (B) expirations of Owned Company Intellectual Property at the end of its applicable maximum statutory term);
(xviii)disclose any trade secrets or material confidential information (A) included in the Owned Company Intellectual Property (other than to Buyer and its Affiliates or in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement or covenant), or (B) owned by another Person and provided to a Cornerstone Entity by such other Person, which disclosure is in violation of any obligation of confidentiality binding on such Cornerstone Entity;
(xix)amend, modify, waive or otherwise supplement or terminate the Risk Management Policy, except for any temporary written waivers thereof in the ordinary course of business solely to the extent reasonably required in order to prevent the occurrence of any Default or Event of Default under the Existing Credit Facility, as reasonably determined in good faith by Holder Representative (provided, that Buyer is provided prompt notice of any such waiver and a copy of any such waiver (and in any event within three (3) Business Days after seeking such waiver)); or
(xx)authorize or agree to take any of the foregoing actions.
(b)None of the foregoing provisions of this Section 6.02 shall prevent any Acquired Company from taking commercially reasonable actions to (i) take any action required by applicable Law or (ii) prevent or mitigate the effects of any material damage to material property, equipment or assets or any injury to persons in emergency circumstances, as reasonably determined in good faith by Cornerstone GP, so long as Cornerstone GP (A) uses or caused to be used Good Utility Practice with respect to such circumstances, (B) provides Buyer with the opportunity to consult with Cornerstone GP on any such actions in advance (to the extent (1) reasonably practicable and (2) such consultation would not reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege) and (C) provide Buyer with written notice of any such actions, as soon as reasonably practicable after such action is taken (and in any event within two (2) Business Days). Nothing in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the business or operations of the Cornerstone Entities or any of their respective Affiliates prior to the Closing. Prior to the Closing, Cornerstone GP shall continue to exercise, consistent with the terms and conditions of this Agreement, complete and exclusive control and supervision of business and operations of the Cornerstone Entities and its other businesses and operations.
(c)During the Interim Period, the Holder Representative shall, and shall cause the Acquired Companies to, provide to Buyer copies of the monthly reports provided under any O&M Agreement as promptly as reasonably practicable and in any event within five (5) Business Days after receipt thereof; provided, that the Holder Representative shall have the right to redact from such reports (i) any nonpublic and competitively sensitive information and (ii) any information that the Holder Representative reasonably determines would jeopardize any attorney-client, attorney work-product protection or other legal privilege; provided, further, that in the case of the foregoing clauses (i) and (ii), the Holder Representative shall, to the extent legally permissible and practicable, use commercially reasonable efforts to make appropriate substitute disclosure arrangements, or seek appropriate joint defense agreements, waivers or consents, under circumstances in which the foregoing clauses (i) and (ii) apply.
(d)During the Interim Period, except (x) as reasonably necessary or required in order for a Buyer Party to perform its respective obligations and covenants set forth herein, (y) as expressly contemplated by this Agreement or (z) as expressly consented to by the Acquired Companies (which consent shall not be unreasonably delayed, withheld or conditioned), Parent shall not, and shall cause the other Buyer Parties not to:
(i)adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby any Person or group (other than a Buyer Party) acquires more than a majority of its outstanding Equity Interests; or
(ii)agree or commit to do any of the foregoing.
(e)During the Interim Period, solely to the extent requested by the Buyer, the Holder Representative shall, and shall cause the Acquired Companies to, provide written notice to the Buyer of whether any Default or Event of Default under the Existing Credit Facility has occurred and is continuing; provided, that, following the delivery of the Debt Assumption Notice by the

Buyer in accordance with Section 6.13(e), the Holder Representative shall, and shall cause the Acquired Companies to, provide written notice to the Buyer promptly upon becoming aware of any Default or Event of Default under the Existing Credit Facility.
(f)(i) The budget for the Cornerstone Entities for calendar year 2027 (the “2027 Budget”) shall be prepared in the ordinary course of business and in accordance with Good Utility Practices, (ii) shall be prepared in substantially the same form as the 2026 Budget (including, for the avoidance of doubt, scheduled major maintenance and capital expenditures including critical spares) and (iii) the Holder Representative shall, prior to approval of the 2027 Budget by the board of managers of Cornerstone GP, consult with Buyer with respect to the 2027 Budget and consider in good faith any comments made by Buyer with respect to the 2027 Budget.
Section 6.03 R&W Insurance Policy. In the event that Buyer obtains any representations and warranties insurance policy or policies in respect of any representations and warranties contained in this Agreement or in any other Transaction Document at any time before or after the Closing (each such policy, a “R&W Insurance Policy”), (a) all premiums, fees and expenses (including all underwriting fees, Taxes, surcharges and brokerage commissions) incurred by Buyer in obtaining such R&W Insurance Policy shall be borne solely by Buyer, (b) such R&W Insurance Policy shall include a provision whereby the insurers thereof expressly waive any right or claim with respect to subrogation, contribution, assignment of rights or claims or any other form of recovery in connection with this Agreement and the Transactions against all Acquired Company Equityholder Related Parties (except the right to assert a claim for Fraud against an Acquired Company Equityholder Related Party to the extent the payment of any loss under such R&W Insurance Policy arose out of Fraud committed by such Acquired Company Equityholder Related Party) (the “Subrogation Waiver”), (c) the Acquired Company Equityholder Related Parties shall be intended third party beneficiaries of the Subrogation Waiver, and (d) no Buyer Related Party shall amend, waive, modify or otherwise revise, or permit the amendment, waiver, modification or other revision of, the R&W Insurance Policy in any manner inconsistent with the foregoing or otherwise materially adverse to any Acquired Company Equityholder Related Party without the prior written consent of the Holder Representative.
Section 6.04 Access.
(a)During the Interim Period, the Holder Representative and Cornerstone GP shall provide Buyer, its Affiliates and its and their respective Representatives (including any prospective or incoming provider of operation and maintenance or asset management services and its respective Representatives) (at Buyer’s sole cost and expense) with reasonable access during normal business hours and upon reasonable advance written notice to the properties, assets, operations, books and records, information, personnel, officers and directors of the Acquired Companies who have significant responsibility for the Acquired Companies, in each case, solely for a purpose reasonably related to the consummation of the Transactions (including for preparing for the operation of the business of the Acquired Companies following the Closing); provided, that such access does not unreasonably disrupt the personnel, or unreasonably interfere with the normal operations, of the Acquired Companies or, in the reasonable determination of Cornerstone GP, endanger the health or safety of any personnel of the Acquired Companies, and Buyer, its Affiliates and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner; provided, further, that all such requests for access shall be directed to the Holder Representative and Cornerstone GP, and a Representative of the Holder Representative and Cornerstone GP shall have the right to be present in the event that Buyer, any of its Affiliates or any of its or their respective Representatives, conducts any on-site investigations. Each of the Holder Representative and Cornerstone GP shall cause its Affiliates and its and their respective Representatives to reasonably cooperate and communicate with Buyer and its Representatives in connection with such access and Buyer’s and its Representative’s investigation and examination of the Acquired Companies. Notwithstanding anything to the contrary in this Agreement, the Holder Representative and Cornerstone GP shall not be required to provide such access to the extent that it (i) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (ii) would reasonably be expected to contravene any applicable Law, Permit, Contract, fiduciary duty or binding obligation of any Acquired Company, (iii) is reasonably related to any Proceeding in which any Acquired Company or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such Proceeding to discovery in connection therewith), (iv) reasonably relates to any bids or offers received by any Acquired Company or any of its Affiliates for the purchase of any one or more of the Acquired Companies or (v) otherwise would reasonably be expected to expose any Acquired Company or any of its Affiliates to any material risk of material Liability; provided, however, that in the case of clauses (i) and (ii) above, the Parties will, to the extent legally permissible and practicable, use commercially reasonable efforts to make appropriate substitute disclosure arrangements, or seek appropriate joint defense agreements, waivers or consents, under circumstances in which the foregoing restrictions of this sentence apply. Any Confidential Information (as defined in the Confidentiality Agreement) provided pursuant to this Section 6.04 shall be subject to the applicable terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer and its Representatives shall not conduct any subsurface or soil, groundwater or other invasive environmental sampling or testing with respect to any of the premises of any Acquired Company, including any Phase II environmental site assessments, without the prior written consent of the Holder Representative in its sole discretion; provided, that, in respect of any non-invasive environmental sampling or testing with respect to any of the premises of any Acquired Company, such consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, none of Buyer, any of its Affiliates or any of its or their respective Representatives shall be entitled to any information regarding the businesses, assets, liabilities, financial condition or results of operations (including any Tax Returns) of the Holder Representative or any of its Affiliates (other than the Acquired Companies).
(b)Buyer shall indemnify Cornerstone GP and the Holder Representative, their Affiliates and their respective Representatives in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them resulting from, arising out of, or relating to the activities of Buyer, its Affiliates and its and their respective Representatives in connection with Buyer’s exercise of its access rights under this Section 6.04; provided, that Buyer shall not be required to indemnify and hold harmless Cornerstone GP, the Holder Representative, their Affiliates or any of their respective Representatives to the extent such Losses are (i) due to circumstances or conditions that existed on the properties or assets of the Cornerstone Entities prior to Buyer’s or its Representative’s access (other than to the extent, and only to the extent, any such circumstances or conditions are exacerbated by Buyer’s or its Representative’s access) or (ii) caused by the gross negligence or willful misconduct of Cornerstone GP, the Holder Representative, their Affiliates (including the Acquired Companies) or any of their respective Representatives. The foregoing indemnification obligation shall survive the Closing or any earlier termination of this Agreement.
(c)None of Buyer, any of its Affiliates or any of their respective Representatives (acting on its or their behalf) shall contact any (i) Person that is a competitor, customer, partner, supplier, service provider, contractor, lender, director, manager, officer, employee or other agent of any Cornerstone Entity that in each case has material business relationships with the Cornerstone Entities, (ii) Governmental Authority or (iii) Representative of any Person described in clause (i) or (ii) above, in each case, in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the prior written consent of Cornerstone GP, not to be unreasonably withheld, conditioned or delayed (other than as may be permitted under the Confidentiality Agreement or the terms of the Agreement or, in the case of any Governmental Authority and any Representatives thereof, in connection with obtaining or making any Consents pursuant to Section 6.05); provided, that nothing in this Section 6.04(c) shall limit contacts or communications made in the ordinary course of business unrelated to the Transactions or between Buyer and any of its Affiliates, and its and their respective Representatives (including the Financing Sources). Notwithstanding the foregoing, Buyer may communicate with (A) the lenders under the Existing Credit Facility, solely in the event that Buyer timely delivers the Debt Assumption Notice in accordance with Section 6.13(e) and (B) any counterparty to any of the Contracts set forth on Schedule C in connection with obtaining any Consent, amendment, assignment or entry into a similar Contract, in each case, as further described on Schedule C.
Section 6.05 Efforts to Close; Consents
(a)Each Party shall (and shall cause its respective Affiliates to) use reasonable best efforts to take (or cause to be taken) all actions necessary to consummate, as soon as practicable following the Execution Date (but prior to the Termination Date), the Transactions and cause each of the conditions set forth in Article VII to be satisfied; provided, that nothing in this Section 6.05 shall require Parent or any of its Affiliates to make any undertaking or take any actions to the extent that such undertaking or action would be inconsistent with Section 6.06. Each Party acknowledges and agrees that its obligation to use (and to cause its Affiliates to use) “reasonable best efforts” for purposes of this Section 6.05 shall be deemed to require compliance with the express terms of Section 6.06 with respect to the obtaining or making of any Consents from or with any Governmental Authority, regardless of whether such terms provide for a standard of performance equivalent or other than a “reasonable best efforts” standard.
(b)Each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain or make, and reasonably cooperate with the other Party in obtaining or making, all Consents from or with any Person (other than any Governmental Authority) necessary to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the Transactions; provided, that in no event shall Cornerstone GP or any of its Affiliates or Representatives be required to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) not required to be paid, assumed or granted by the terms of an existing Contract.
(c)Upon written election by Buyer, Cornerstone GP shall reasonably cooperate with Buyer, at Buyer’s cost and expense with respect to any third party costs incurred by any Cornerstone Entity in connection with such cooperation, in connection with (i) obtaining the Consents as further described on Schedule C and (ii) obtaining the Consents set forth on Section 4.02 of the Company Disclosure Schedules. For the avoidance of doubt, obtaining any such Consent shall not be a condition to the Closing.
Section 6.06 Regulatory Approvals.
(a)Each Party shall (and shall cause its respective Affiliates to) prepare and submit to the applicable Governmental Authority (except (i) FERC pursuant to sections 203 and 205 of the FPA and Schedule 2 of the PJM OATT, and (ii) the IURC pursuant to section 8-1-2 of the Ind. Code, which submissions are addressed in Section 6.06(d)), as soon as practicable following the

Execution Date (but with respect to filings pursuant to the HSR Act, no later than fifteen (15) Business Days thereafter), all filings that are required to be made with any Governmental Authority under applicable Laws in connection with consummation of the Transactions; provided, that any applications for consents required from the FCC shall be filed no later than thirty (30) days prior to the anticipated Closing Date. The Parties shall (and shall cause their respective Affiliates to) (A) promptly make any subsequent amended or supplemental filings or other submissions to and (B) promptly respond appropriately to requests for information, documents and testimony and other inquiries from all Governmental Authorities in connection with the Transactions, and reasonably cooperate with one another in the preparation and review of all filings and other submissions with Governmental Authorities, in each case, in such manner as is necessary and advisable to consummate, as soon as practicable following the Execution Date (but prior to the Termination Date), the Transactions. Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Holder Representative (not to be unreasonably withheld, conditioned, or delayed), (x) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act more than one time or (y) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Transactions.
(b)Each Party shall, and, in the case of Buyer Parties, shall cause their respective Subsidiaries, and in the case of each of the other Parties, shall cause its respective Affiliates to, take any and all actions necessary or advisable, to obtain all Consents that are required to be obtained from any Governmental Authority under any applicable Law to consummate the Transactions as soon as practicable following the Execution Date (and in any event prior to the Termination Date), to resolve any objections asserted with respect to the Transactions by any Governmental Authority and to prevent the entry of any Order, and have vacated, lifted, reversed, overturned or rescinded any Order, that could prevent, interfere with, materially delay or otherwise adversely affect the consummation of the Transactions; provided, that notwithstanding anything to the contrary in this Agreement, Parent and Buyer shall not be required to, and shall not be required to cause their respective Affiliates to (and Holder Representative shall not, and shall not agree to, without Buyer’s prior written consent) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any Person, or agree or consent to any of the foregoing. During the seventy-five (75)-day period following the Execution Date, Parent shall not (and shall cause its Affiliates not to) acquire or agree to acquire (by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, licenses, rights, operations or businesses of any Person, if the entering into a Contract relating to, or the consummation of, such acquisition, merger or consolidation, would in either case reasonably be expected to prevent, materially interfere with or materially delay the receipt of any Consent required from any Governmental Authority in connection with the Transactions or result in an Order or other Law preventing, materially interfering with or materially delaying the consummation of the Transactions. Each Party shall, and shall cause its Affiliates to, use reasonable best efforts to oppose, contest, resist and defend, through litigation on the merits and all available appeals, any Proceeding related to any Consent required from any Governmental Authority related to the Transactions or any antitrust or competition Law that challenges the Transactions under any applicable Law.
(c)Subject to applicable Law, each Party shall notify the other Parties promptly upon the receipt by such Party or its Affiliates of any material communication received by such Party from, or given by such Party to, any Governmental Authority regarding any of the Transactions. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its counsel) copies of all material correspondence between such Party or its Affiliates and any Governmental Authority relating to the Transactions, subject to applicable Law. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.06 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to other Representatives of the recipient without the prior written consent of the Party providing such materials or information. In addition, unless prohibited by applicable Law or by the applicable Governmental Authority, no Party or its Affiliates shall participate in or attend any meeting, or engage in any in-person or telephone or videoconference conversations with, any Governmental Authority regarding the Transactions without consulting with the other Party in advance, considering in good faith the views of the other Party, and providing the other Party with the opportunity to attend and participate with reasonable advance notice. Subject to applicable Law, the Parties shall consult and reasonably cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any Party or its Affiliates. For the avoidance of doubt, the provisions of this Section 6.06(c) shall apply to any communications, correspondence, meetings, discussions or conversations with the SEC and the financial statements contemplated by Section 6.14.
(d)Each Party shall (and shall cause its respective Affiliates to) prepare and submit to FERC, pursuant to sections 203 and 205 of the FPA and Schedule 2 of the PJM OATT, and the Parties will jointly submit a petition to the IURC, pursuant to section 8-1-2 of the Ind. Code, as soon as practicable following the Execution Date (but no later than ten (10) Business Days thereafter), any filings that may be required to be made therewith under applicable Laws in order to obtain approval for the Transactions. In accordance with Schedule 2 of the PJM OATT, the Parties shall prepare informational filings for each of the Acquired Companies with current reactive power tariffs on file with FERC and submit such informational filings to PJM and FERC.
(e)Buyer shall be responsible for the payment of all filing fees associated with filings required to be submitted pursuant to the HSR Act and otherwise in connection with this Section 6.06.
Section 6.07 Tax Matters.
(a)For any income Tax Return of any Acquired Company that is filed prior to the Closing Date, the Company shall deliver or cause to be delivered to Buyer any such income Tax Return for its review and comment at least twenty (20) Business Days prior to the date on which the Company intends to file such income Tax Return; provided, however, that a draft of any such federal income Tax Return shall be delivered to Buyer by May 1, 2026 or reasonably shortly thereafter; provided, further, however, that a draft of any federal income Tax Return of the Blockers shall be delivered to Buyer by June 15, 2026 or reasonably shortly thereafter. The Company shall use commercially reasonable efforts deliver or cause to be delivered to Buyer supporting work papers then in its possession with respect to any such income Tax Return concurrently with the delivery of such income Tax Return to Buyer. The Company shall consider in good faith any reasonable comments provided by Buyer within ten (10) days after its receipt of such draft Tax Return.
(b)Following the Closing, Buyer shall prepare (or cause to be prepared) all Tax Returns of the Company for any taxable period that ends on or before or includes the Closing Date that are due after the Closing (taking into account any applicable extensions) to the extent such Tax Returns have not been filed as of the Closing if the items reflected on such Tax Return are also reflected on the income Tax Returns of any Acquired Company Equityholder (or its direct or indirect owners) (“Pass-Through Tax Returns”). Buyer shall deliver or cause to be delivered to the Holder Representative any such Pass-Through Tax Return for its review and comment at least twenty (20) Business Days prior to the date on which Buyer intends to file such Tax Return. Buyer shall use commercially reasonable efforts deliver or cause to be delivered to the Holder Representative supporting work papers then in its possession with respect to any such income Tax Return concurrently with the delivery of such income Tax Return to the Holder Representative. Buyer shall consider in good faith any reasonable comments provided by the Holder Representative within ten (10) days after its receipt of such Pass-Through Tax Return. Buyer shall deliver the Acquired Company Equityholders’ final Schedules K-1, K-2 and K-3 (and similar state and local forms) to the Company’s Pass-Through Tax Returns to the Holder Representative (on behalf of the applicable Acquired Company Equityholders) no later than May 1 of the year immediately following the tax year that is the subject of such Pass-Through Tax Return. Buyer will timely file (or cause to be filed) all Tax Returns (taking into account any applicable extensions) prepared pursuant to this Section 6.07(b). The U.S. federal Pass-Through Tax Return of the Company for its taxable year that includes the Closing Date shall include an election pursuant to Section 754 of the Code if such an election is not already in effect.
(c)Any Tax deductions relating to the Company Transaction Expenses shall be allocated to the Pre-Closing Tax Period (or portion thereof) of the Blockers and Cornerstone Entities that ends on the Closing Date to the extent “more likely than not” deductible in such period under applicable Law; provided, that in connection with the foregoing, Buyer shall cause the Cornerstone Entities and the Blockers, as applicable, to make an election under IRS Revenue Procedure 2011-29, 2011-18 IRB, to treat seventy percent (70%) of any success-based fees that were paid by or on behalf of the Blockers or the Cornerstone Entities as an amount that did not facilitate the transactions contemplated under this Agreement. For purposes of preparing any Pass-Through Tax Return for the Straddle Period and determining the Tax Liability Amount, the Company shall use the interim closing method and calendar day convention as described in Treasury Regulations Section 1.706-4.
(d)Without the prior written consent of the Holder Representative (such consent not to be unreasonably withheld, conditioned or delayed), Buyer and its Affiliates shall not, and shall not permit any of the Blockers or the Cornerstone Entities to: (i) amend or otherwise modify any Tax Return for a Pre-Closing Tax Period or Straddle Period, (ii) make or change any Tax election (except for any push-out election made pursuant to Section 6.07(e) or election pursuant to Section 754 of the Code) or accounting method with respect to, or that has retroactive effect to, a Pre-Closing Tax Period or Straddle Period, (iii) enter into any voluntary disclosure agreements with, or initiate discussions or examinations with, Tax Authorities regarding Taxes with respect to any Pre-Closing Tax Period or Straddle Period, (iv) take any action on the Closing Date after the Closing other than in the ordinary course of business that could reasonably be expected to give rise to any material Tax liability of any Acquired Company Equityholder, or (v) make an election under Section 338 of the Code with respect to the Transactions; provided, that following the determination of the adjustment to the Cash Merger Consideration pursuant to Section 2.10, the provisions of clauses (i) through (iii) shall only apply with respect to any such action with respect to Pass-Through Tax Returns.
(e)If Buyer or any of its Affiliates receives a notice of any audit or examination, assessment for additional Taxes, Tax deficiency or other adjustment of Taxes after the Closing relating to a Pass-Through Tax Return for any Pre-Closing Tax Period or any Straddle Period that could increase any Taxes that are borne by any Acquired Company Equityholder its direct or indirect owners (each, a “Pass-Through Tax Claim”), Buyer shall promptly (and in any event within ten (10) days after receiving such notice) notify the Holder Representative in writing of such Pass-Through Tax Claim. Buyer shall control the conduct of any Pass-Through Tax Claim and any administrative adjustment request within the meaning of Section 6227 of the Code (or any similar provision of applicable state, local or other Law) and shall keep the Holder Representative reasonably informed as to the progress and substantive aspects of such Pass-

Through Tax Claim, and Buyer shall not settle or compromise any such Pass-Through Tax Claim in a manner that would have an adverse effect on any of the Acquired Company Equityholders or their respective Affiliates or direct and indirect owners without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything else in this Agreement or any Organizational Documents of any Blockers or the Company or its Subsidiaries, at the request of Buyer in its sole discretion, (i) the Company or any of its Subsidiaries shall make a “push-out” election pursuant to Section 6226 of the Code (and any comparable or similar election under state or local applicable Law) for all Pre-Closing Tax Periods and Straddle Periods, and (ii) the Acquired Companies and the Holder Representative shall cooperate fully in connection with making such election. Each Acquired Company Equityholder shall, and shall cause its Affiliates to, cooperate with Buyer as reasonably requested by Buyer in the defense or prosecution of any Pass-Through Tax Claim or any administrative adjustment request within the meaning of Section 6227 of the Code (or any similar provision of applicable state, local or other Law), including by cooperating in changing the identity of the partnership representative and designated individual within the meaning of Section 6223 of the Code and the Treasury Regulations thereunder (or any similar provision of applicable state, local or other Law) if requested by Buyer, and shall use commercially reasonable efforts to provide such information in its or its Affiliates’ possession or is reasonably available to it or its Affiliates as Buyer may reasonably request in connection with such Pass-Through Tax Claim.
(f)Buyer and the Holder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns for any of the Cornerstone Entities and any Tax Audit with respect to any Taxes of any of the Cornerstone Entities, in each case, with respect to any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. After the Closing Date, the Holder Representative and Buyer shall use commercially reasonable efforts to preserve (including through electronic preservation) all information, records or documents in their (or their relevant Affiliates’) respective possessions relating to Liabilities for Taxes of the Cornerstone Entities for any Pre-Closing Tax Period or Straddle Period until the expiration of any applicable statute of limitations (including applicable extensions thereof) with respect to the assessment of such Taxes. Buyer and the Holder Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Taxes.
(g)Notwithstanding anything in this Agreement to the contrary, Buyer shall be solely responsible for and shall pay any sales, use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, real estate transfer and other similar Taxes and fees arising out of or in connection with or attributable to the Transactions effected pursuant to this Agreement (“Transfer Taxes”), regardless of the Party liable for such Transfer Taxes under applicable Law. The Party required by Law to do so shall prepare and file any Tax Returns and other documentation required in respect of any such Transfer Taxes and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing, any Taxes incurred in connection with the Pre-Closing Reorganization shall be borne solely by the Acquired Company Equityholders.
(h)Any and all Tax allocation or Tax sharing agreements (other than any agreement the primary purpose of which is unrelated to Taxes) between any Acquired Company, on the one hand, and any Acquired Company Equityholder or any of its Affiliates (other than the Acquired Companies), on the other hand, shall be terminated as of the Closing Date and, from and after the

Closing Date, no Acquired Company shall be obligated to make any payment pursuant to any such agreement for any past or future period.
(i)If, within thirty (30) days after the Execution Date, Buyer delivers to the Holder Representative a written request that the Company either elect out, or not elect out, of the application of Section 168(k) of the Code in respect of taxable year 2025 pursuant to Section 168(k)(7) of the Code, then the Holder Representative shall cause such election to be made or not made, as applicable, with respect to the Company.
(j)The Parties acknowledge and agree to treat the Mergers for U.S. federal income and other applicable tax purposes as (i) in the case of the Company Units held by the Acquired Company Equityholders, a taxable sale of interests in the Company to Buyer in a transaction governed by Section 1001 of the Code and (ii) in the case of the Equity Interests in the Blockers, a taxable sale of such Equity Interests to Buyer in a transaction governed by Section 1001 of the Code (the “Intended Tax Treatment”). The Parties shall (and shall cause their respective Affiliates to) report consistently with the Intended Tax Treatment in all Tax Returns, and no Party shall (and each Party shall cause its respective Affiliates not to) take any position in any Tax Return or in any Tax Audit that is inconsistent with the Intended Tax Treatment, unless required to do so by a “determination” as defined in Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).
(k)If at any time during the twelve (12)-month period beginning on the Closing Date, the Holder Representative reasonably determines that any Acquired Company Equityholder holds, as a result of the Mergers, more than five per cent (5%) of Parent Common Stock for purposes of Section 897(c)(3) of the Code (taking into account any attribution required pursuant to Section 318 of the Code), at the Holder Representative’s written request (which request may only be made once), Buyer shall use commercially reasonable efforts to deliver a duly executed certificate from Parent, together with the notice to the IRS, in form and substance as required by the Treasury Regulations under Section 897 and Section 1445 of the Code, stating that Parent Common Stock is not a “U.S. real property interest” pursuant to Treasury Regulation Section 1.1445-2(c)(3), dated as of the date of such written request. The Holder Representative shall bear, and reimburse Parent for, any and all reasonable out-of-pocket third-party costs or expenses incurred in connection with providing such certification.
(l)Without duplication of any amounts taken into account in the definition of Tax Liability Amount, any income Tax refunds that are received by any Acquired Company, and any amounts credited against income Tax to which any Acquired Company becomes entitled in lieu of a refund, for any Pre-Closing Tax Period shall be for the account of the Acquired Company Equityholders, and Buyer shall timely pay over to the Exchange Agent, to be further distributed to the Acquired Company Equityholders in accordance with the Distribution Methodology, the amount of any such refund or credit within ten (10) Business Days after the Acquired Company’s receipt thereof or entitlement thereto, less any reasonable out-of-pocket expenses and Taxes incurred by the Acquired Company in connection with obtaining such refund or credit that would not have otherwise been incurred by such Acquired Company. The Parties further agree that any payment pursuant to this Section 6.07(l) shall be treated as an adjustment of the Cash Merger Consideration paid by Buyer for the Acquired Interests under this Agreement for Tax purposes, to the extent permitted by applicable Law.
Section 6.08 Intercompany Accounts. At or prior to the Closing, Cornerstone GP shall have caused (a) all Liabilities under the Intercompany Accounts to be paid, settled, netted, cancelled, forgiven and/or released and (b) all Affiliate Contracts to be terminated and otherwise eliminated and settled, in each case, without any further force or effect following the Closing such that Buyer and the Acquired Companies, on the one hand, and any Acquired Company

Equityholder or any of its Affiliates (other than the Acquired Companies), on the other hand, do not have any further Liability or obligation to any party thereto or any of its respective Affiliates in respect thereof. Cornerstone GP shall deliver to Buyer at or prior to the Closing customary supporting documentation evidencing the satisfaction of Cornerstone GP’s obligations under this Section 6.08.
Section 6.09 D&O Indemnified Parties.
(a)Buyer acknowledges and agrees that all rights to indemnification, expense advancement, and exculpation for actions or omissions of all current and former directors, managers and officers of the Acquired Companies (the “D&O Indemnified Parties”) occurring at or prior to the Closing, as set forth in the Organizational Documents of the Acquired Companies as in effect on the Execution Date shall survive the Closing and shall continue in full force and effect. From and after the Closing Date until the sixth (6th) anniversary thereof, Buyer shall (and shall cause the Acquired Companies to) maintain the provisions with respect to indemnification, expense advancement and exculpation of the D&O Indemnified Parties as set forth in the Organizational Documents of the Acquired Companies as of the Execution Date, which provisions shall not be terminated, amended, repealed or otherwise modified in any manner with respect to the rights thereunder of any D&O Indemnified Party. Any claims for indemnification, advancement of expenses or exculpation pursuant to such Organizational Documents as to which Buyer or any Acquired Company has received written notice before the sixth (6th) anniversary of the Closing Date will survive until such claims have been finally adjudicated, settled or otherwise resolved.
(b)At or prior to the Closing, Cornerstone GP shall cause the Acquired Companies to obtain, and Buyer shall maintain, one or more “tail” directors’ and officers’ liability insurance policies for the benefit of the D&O Indemnified Parties, in each case providing coverage for claims asserted prior to and for six (6) years after the Closing with respect to any matters existing or occurring at or prior to the Closing (and, with respect to claims made prior to or during such period, until final resolution thereof), with levels of coverage, terms and conditions that are at least as favorable to the D&O Indemnified Parties, in the aggregate, as the Acquired Companies’ directors’ and officers’ liability insurance policies in effect as of the Execution Date (such policies, the “D&O Tail”). The fees, costs and expenses incurred in connection with the D&O Tail shall be paid by Buyer; provided, however, that Buyer shall not be required to pay, in the aggregate, in excess of three hundred percent (300%) of the last annual premium paid by the Acquired Companies prior to the Execution Date in respect of the coverage contemplated by the D&O Tail.
(c)If Buyer, any of the Acquired Companies, or any their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or such Acquired Company will assume the obligations set forth in this Section 6.09.
Section 6.10 Post-Closing Access to Books and Records. From and after the Closing, each of Holder Representative and Buyer shall (and shall cause its Affiliates to) provide such other Party, such other Party’s Affiliates and its and their Representatives, upon reasonable prior notice from such other Party and at its sole cost and expense, reasonable access, during normal business hours, to the personnel, books and records of the Acquired Companies (and such other Party and its Affiliates (other than the Acquired Companies) to the extent relating to the

Acquired Companies) for periods prior to the Closing; provided, that such access shall only be provided to the requesting Party to the extent reasonably required for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any audit or Proceeding, (b) preparing reports to equity holders or Governmental Authorities or (c) preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit. Notwithstanding anything to the contrary in this Agreement, each Party shall not be required to, and shall not be required to cause its Affiliates or any Acquired Company (in the case of Buyer) to, furnish any such information where the furnishing of such information would violate any Law or Permit or breach any duty of confidentiality pursuant to a material Contract or jeopardize any attorney-client privilege, work product doctrine or other privilege applicable to such Party, it Affiliates (including, in the case of Buyer, any Acquired Company) or any of their respective assets and properties, or the business of the Acquired Companies, or that involve information pertinent to any Proceeding between a Party or its Affiliates, on the one hand, and the other Party and its Affiliates, on the other hand. Each Party shall (and shall cause its Affiliates to), for a period of seven (7) years following the Closing Date, maintain and preserve all books and records of the Acquired Companies (and such Party and its Affiliates (other than the Acquired Companies) to the extent relating to the Acquired Companies) for periods prior to the Closing.
Section 6.11 Press Releases and Communications. No Party shall issue, nor permit an Affiliate to issue, any public announcement, press release or public statement regarding this Agreement or the Transactions without, in the case of the Acquired Companies, Buyer’s prior written consent, and in the case of Buyer, the Holder Representative’s prior written consent, in each case, not to be unreasonably withheld, conditioned or delayed; provided, however, that (a) each Party may make any disclosure required by applicable Law or by the rules of a national securities exchange after giving, in the case of the Acquired Companies, Buyer, and in the case of Buyer, the Holder Representative, at least seventy two (72) hours’ prior notice and the opportunity to review and comment on such disclosure; provided, further, that in the event that a disclosure is required by applicable Law or by the rules of a national securities exchange in less than seventy two (72) hours, such notice shall be provided at the disclosing Party’s earliest opportunity, and the consenting Party shall use best commercial efforts to review and comment upon such disclosure within the requested time period; (b) each Party shall, and shall cause its Affiliates (as applicable) to consult in good faith with the other Parties on the content of all such announcements, and each Party shall use commercially reasonable efforts to consider in good faith the comments from the other Party prior to releasing such announcement; and (c) Buyer may issue a customary press release and any associated disclosure required by applicable Law or by the rules of a national securities exchange following the Execution Date so long as the Holder Representative is provided at least twenty four (24) hours’ prior notice and the opportunity to review and comment on such release and shall consider in good faith any reasonable comments provided by the Holder Representative prior to such release.
Section 6.12 Pre-Closing Reorganization. During the Interim Period but no later than immediately prior to the Closing, ECP GP V shall, and shall cause its Affiliates to, consummate a pre-closing reorganization in accordance with the steps set forth in Schedule D hereto (the “Pre-Closing Reorganization”). ECP GP V shall, or shall cause Cornerstone GP to, keep Buyer reasonably informed in respect of the actions and timing of the Pre-Closing Reorganization.

Each document to be executed by any of the Acquired Companies during the Interim Period to effect the Pre-Closing Reorganization (the “Reorganization Documents”) shall be in form and substance reasonably acceptable to Buyer, and prior to executing (or permitting any Affiliate thereof to execute) any Reorganization Document, Cornerstone GP shall provide Buyer with a reasonable opportunity to review and comment thereon. Prior to the Closing, ECP GP V shall, or shall cause Cornerstone GP to, provide Buyer with copies of the executed Reorganization Documents effecting each step of the Pre-Closing Reorganization.
Section 6.13 Financing Cooperation.
(a)During the Interim Period, in connection with any debt financing (including any syndication and marketing thereof, if applicable) that is obtained by Buyer or any of its Affiliates to fund the Base Merger Consideration in connection with the Transactions (each, a “Debt Financing”), the Acquired Companies shall reasonably cooperate with Buyer and its Affiliates and the Holder Representative shall use reasonable efforts to cause the Acquired Companies to provide such cooperation; provided, however, that in each case, (i) any such cooperation shall be at Buyer’s written request with reasonable prior notice, and (ii) all documented out-of-pocket costs incurred by the Holder Representative or any Acquired Company in connection with such cooperation shall be at Buyer’s sole cost and expense and, upon the earlier to occur of the termination of this Agreement or the Closing, Buyer shall promptly reimburse the Holder Representative (or its designee) for all documented out-of-pocket costs incurred through such time by the Holder Representative or any Acquired Company in connection with such cooperation; provided, however, that such reimbursement under this Section 6.13(a) shall not apply to, and Buyer shall not be responsible for, (A) unless provided for otherwise in this Agreement, costs and expenses incurred regardless of the Debt Financing, whether in connection with the satisfaction of obligations solely under other provisions of this Agreement or that would have been incurred in connection with the transactions contemplated hereby or otherwise, (B) any amounts payable to employees or similar Persons of the Holder Representative or any Acquired Company or any of their respective Affiliates in the ordinary course of business with respect to services provided prior to the Closing Date, or (C) any amounts incurred in connection with the Payoff Letter.
(b)Such cooperation shall include:
(i)reasonably assisting Buyer in its preparation of the Marketing Materials;
(ii)reasonably cooperating with the Marketing Efforts of Buyer;
(iii)at least three (3) Business Days prior to the Closing Date, providing all documentation and other information regarding the Cornerstone Entities and their assets and properties as is reasonably requested in writing at least seven (7) Business Days prior to the Closing Date in connection with any Debt Financing and relating to “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
(iv)cooperating with Buyer’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any Debt Financing;
(v)facilitating the execution of the Payoff Letter; and
(vi)facilitating the execution and delivery at the Closing of customary and appropriate definitive documents for the Debt Financing (including the schedules thereto), or in connection with the authorization of the Debt Financing and the definitive documentation related thereto, and the execution and delivery of such definitive documentation in anticipation of the Closing (provided that all such authorization, execution and delivery shall be deemed to become effective only if and when the Closing occurs).
Notwithstanding anything to the contrary contained herein, such cooperation shall not include and shall not require the Holder Representative or any Acquired Company to (A) agree to any contractual obligation relating to any Debt Financing (provided, that an Acquired Company may be bound by a contractual obligation related to the Debt Financing subject to and following the Closing), (B) provide any such cooperation that would unreasonably interfere with its or their business or operations, (C) deliver or cause the delivery of any legal opinions or (D) take any actions that would reasonably be expected to result in the loss of any legal privilege.
(c)Notwithstanding anything to the contrary set forth in the Confidentiality Agreement or Section 6.01 of this Agreement, Confidential Information may be disclosed to the Financing Sources in connection with any Debt Financing on a confidential, need to know basis and in accordance with the Confidentiality Agreement.
(d)The Holder Representative and each Acquired Company hereby consents to the reasonable use of the logos of the Cornerstone Entities solely in connection with the Marketing Efforts; provided, however, that such logos are used in a manner that is not intended to, or reasonably likely not to, harm or disparage any of the Cornerstone Entities or their reputation or goodwill.
(e)Notwithstanding the foregoing, Buyer may, by providing written notice to the Holder Representative no later than five (5) Business Days prior to the anticipated Closing Date, elect to assume the debt under the Existing Credit Facility (such assumption, the “Debt Assumption”, and such notice, the “Debt Assumption Notice”). In the event that Buyer delivers a Debt Assumption Notice, (i) Buyer shall use commercially reasonable efforts to satisfy the KYC Policies required for Buyer to qualify as a Qualified Owner on the Closing Date and shall cooperate in good faith in connection with the Administrative Agent’s (as defined in the Existing Credit Facility) reasonable requests for information related to the Debt Assumption and (ii) the Holder Representative, the Acquired Companies and any Affiliates thereof shall cooperate with Buyer as reasonably necessary (including by taking such steps and actions as may be reasonably necessary and requested by Buyer) to give effect to the Debt Assumption (including, for the avoidance of doubt, in connection with the satisfaction of the requirements set forth in the definition of the term “Qualified Owner” (as defined in the Existing Credit Facility)); provided, that, prior to the delivery of any Debt Assumption Notice, upon the request of the Holder Representative, Buyer shall use commercially reasonable efforts to satisfy the KYC Policies described in the preceding clause (i).
(f)Buyer shall indemnify and hold harmless the Holder Representative, the Acquired Companies and their Affiliates and their respective directors, officers, employees and agents from and against any and all Losses suffered or incurred in connection with any Debt Financing or any cooperation or activities provided in connection therewith (including in connection with the Debt Assumption); provided, however, that the foregoing obligation of Buyer to indemnify and hold harmless the Holder Representative, the Acquired Companies and their Affiliates and their respective directors, officers, employees and agents shall not apply to any Losses to the extent they arise out of any Fraud, gross negligence or willful misconduct of any of the Holder Representative, the Acquired Companies or their Affiliates or their respective directors, officers, employees and agents.

(g)Buyer acknowledges and agrees that the obtaining of any Debt Financing is not a condition to the Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of any Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article VII.
(h)Without limiting the representations and warranties set forth in Article III and Article IV, respectively, none of the Holder Representative, the Acquired Companies or any of their Affiliates shall have any Liability to Buyer or any of its Affiliates in respect of the financial information or data or other information provided pursuant to this Section 6.13 or otherwise in connection with the arrangement of any Debt Financing by or on behalf of Buyer other than any Liability arising as a direct result of any Fraud, gross negligence or willful misconduct of Holder Representative or the Acquired Companies under this Section 6.13.
Section 6.14 Financial Statement Cooperation.
(a)During the Interim Period, the Holder Representative shall, and shall cause the Acquired Companies to, use their respective commercially reasonable efforts to prepare and deliver to Buyer (to the extent not already provided), at Buyer’s sole costs and expense (including any costs and expenses incurred by the Holder Representative or any of its Affiliates in connection with the preparation and delivery of the financial statements and other information contemplated by this Section 6.14):
(i)within one hundred and fifty (150) days after the end of the applicable fiscal year, (A)(1) the combined audited balance sheets of the Acquired Companies and the combined audited statements of operations, comprehensive income (as applicable), cash flows, and equity of the Acquired Companies prepared in accordance with GAAP (collectively, the “Successor Financial Statements”) as of December 31, 2025 and for the period of January 1, 2025 through December 31, 2025, including an audit report, and (2) the combined audited statements of operations, comprehensive income (as applicable), cash flows and equity of the Operating Companies containing the necessary allocations and/or adjustments to present such financial statements in accordance with GAAP (the “Predecessor Financial Statements”) for the period of January 1, 2025 through the Airborne Closing Date, including an audit report, and (B) solely if the Closing occurs after December 31, 2026, the Successor Financial Statements as of and for the fiscal year beginning January 1, 2026 and ending on December 31, 2026; provided, that the Holder Representative shall (x) share drafts of the Successor Financial Statements and Predecessor Financial Statements with Buyer as promptly as reasonably practicable prior to delivery thereof in accordance with this Section 6.14(a)(i) and (y) use reasonable best efforts to deliver the Successor Financial Statements and the Predecessor Financial Statements pursuant to this clause (i) in advance of the timelines set forth herein;
(ii)within sixty (60) days after the end of such fiscal period, with respect to each fiscal quarter ending after the date of this Agreement and prior to the Closing Date (other than the end of a fiscal quarter that is also a year-end), the (A) unaudited interim Successor Financial Statements for the three (3) month period of such fiscal quarter (and the corresponding period of the preceding fiscal year) and for the period beginning on January 1 of the applicable year and ending at the end of such fiscal quarter (the “Interim Successor Financial Statements”) and (B) in a separate set of financial statements for the corresponding period of the preceding fiscal year (including each of the relevant three (3) month period and the period beginning on January 1 of the applicable year), the unaudited interim Predecessor Financial Statements (the “Interim Predecessor Financial Statements”). The Interim Successor Financial Statements and Interim Predecessor Financial Statements, in each case, shall (1) include notes to the financial statements and (2) be reviewed by the Operating Companies’ auditors in accordance with customary review procedures for interim financial statements; provided, that the Holder Representative shall (x) share drafts of the Interim Successor Financial Statements and Interim Predecessor Financial Statements with Buyer as promptly as reasonably practicable prior to delivery thereof in accordance with this Section 6.14(a)(ii) and (y) use reasonable best efforts to deliver the Interim Successor Financial Statements and the Interim Predecessor Financial Statements pursuant to this clause (i) in advance of the timelines set forth herein;
(iii)with respect to the fiscal quarter in which the Closing Date occurs, the unaudited trial balance of the Acquired Companies prepared in accordance with GAAP for (A) the period beginning on the first day of such fiscal quarter and ending on (and including) the Closing Date and (B) the period beginning on January 1 of the applicable year and ending on (and including) the Closing Date (the “Closing Date Successor Financial Statements”), within forty (40) days after the Closing Date. The Closing Date Successor Financial Statements shall omit the notes to the financial statements;
(iv)with respect to the most recently ended fiscal quarter and fiscal year prior to the Closing Date (and, in addition, if earlier, the syndication of any Debt Financing) for which financial statements are required to be delivered pursuant to clauses (i) and (ii) above, respectively, all financial data and other information reasonably requested by Buyer for, and to use commercially reasonable efforts to cooperate with, the preparation by Buyer of versions of such financial statements that are compliant with Regulation S-X applied on a consistent basis throughout the periods covered thereby, solely to the extent required pursuant to Item 9.01 of SEC Form 8-K and to be included in such report;
(v)as soon as reasonably practicable, all financial data, audit reports and other related information reasonably requested by Buyer (to the extent not previously provided) and necessary to permit Buyer to prepare (A) offering documents customarily used in connection with any private placements of debt securities under Rule 144A promulgated under the Securities Act and (B) pro forma financial statements, solely to the extent such information would be required to be included in a Registration Statement under the Securities Act pursuant to Rule 3-05 of Regulation S-X or customarily used in offering material for debt securities under Rule 144A promulgated under the Securities Act; and
(vi)all financial data and other information reasonably requested by Buyer in connection with the preparation by Buyer of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Authorities as are required of Buyer (or its potential successors) under applicable Laws;
provided, however, that in each case of the foregoing clauses, such financial statements shall be prepared in accordance with GAAP. During the Interim Period, the Holder Representative shall, and shall cause the Acquired Companies to, use their respective reasonable efforts to provide Buyer and its Representatives at Buyer’s sole cost and expense reasonable access upon reasonable prior notice during normal business hours to such historic financial statements, records, financial data and personnel of the Acquired Companies’ accounting firms as Buyer may reasonably request to enable Buyer and its Representatives to prepare any such financial statements.
(b)During the period beginning on the Execution Date and ending on the earlier of (i) the date that is twelve (12) months after the Closing Date and (ii) the date this Agreement is terminated (the “Cooperation Period”), the Holder Representative shall, and shall (prior to the Closing Date) cause the Acquired Companies (and their respective Affiliates) to, reasonably cooperate with Buyer and its Representatives in the interpretation, preparation, and disclosure of any financial statements, including pro forma financial statements, described in Section 6.14(a), in each case, at Buyer’s sole cost and expense. During the Cooperation Period, the Holder Representative shall, and shall (prior to the Closing Date) cause the Acquired Companies to, use their respective reasonable efforts to request their independent auditors to, at Buyer’s sole cost and expense, solely to the extent such information would be required to be included in a Registration Statement under the Securities Act pursuant to Rule 3-05 of Regulation S-X or customarily used in offering material for debt securities under Rule 144A promulgated under the Securities Act, (A) provide, execute and deliver customary “comfort letters,” that include negative assurance “comfort” and “comfort” with respect to historical data of the Acquired Companies (and the Operating Companies, as applicable), (B) provide reports, letters and consents related to their work for the Acquired Companies (and the Operating Companies, as applicable), (C) issue any customary representation letters in connection therewith to any underwriter or purchaser in a securities offering by Buyer or its Affiliates including financial statements of the Acquired Companies (or the Operating Companies, as applicable) or pro forma financial statements including financial information of the Acquired Companies (or the Operating Companies, as applicable), (D) consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements of the Acquired Companies (or the Operating Companies, as applicable), (E) consent to be named an expert in any offering memorandum, private placement memorandum, prospectus, or filing used or filed by Buyer or its Affiliates in connection with any private placements of debt securities under Rule 144A or a registered offering of debt securities with respect to the audited or unaudited financial statements of the Acquired Companies (or the Operating Companies, as applicable) and (F) provide access to Buyer and its Representatives to the work papers of the independent auditors of the Acquired Companies (and the Operating Companies, as applicable). All of the information provided by the Holder Representative, the Acquired Companies and their Affiliates pursuant to this Section 6.14 is given without any representation or warranty, express or implied, and none of the Holder Representative, the Acquired Companies nor any of their respective Affiliates or their respective accountants shall have any liability or responsibility with respect thereto. Without limiting the generality of the foregoing sentence, Buyer shall indemnify and hold harmless the Holder Representative, the Acquired Companies and their respective Affiliates and their respective directors, officers, employees and agents from and against any and all Losses suffered or incurred arising from the financial statements prepared and delivered or the cooperation provided by the Acquired Companies pursuant to this Section 6.14 (other than as set forth in this Section 6.14(b) and to the extent such Losses arise from Fraud, gross negligence or willful misconduct of any of the Holder Representative, the Acquired Companies or their respective Affiliates or their respective directors, officers, employees) and any information utilized in connection therewith. Buyer shall promptly reimburse the Holder Representative, as applicable, for all reasonable costs and expenses incurred by the Holder Representative, the Acquired Companies and their respective Affiliates in connection with the cooperation and assistance provided pursuant to this Section 6.14; provided, however, that such reimbursement under this Section 6.14(b) shall not apply to, and Buyer shall not be responsible for, costs and expenses incurred by the Holder Representative, the Acquired Companies and their respective Affiliates in connection with the preparation of the financial statements described in Section 6.14(a)(ii) (to the extent such financial statements are prepared for purposes of the Existing Credit Facility regardless of the Acquisition).
(c)The Holder Representative and Buyer agree to cooperate in good faith in approaching the SEC, to obtain guidance to confirm or relief to permit Buyer to fulfill its obligations under Rule 3–05 of Regulation S-X and to utilize for purposes of Article 11 a Regulation S-X, combined audited statements of operations, comprehensive income (as applicable), cash flows and equity of the Operating Companies in lieu of any requirement to utilize consolidated financial statements of the Acquired Companies for any period contemplated in Section 6.14(a)(i).
Section 6.15 Credit Support Replacement.
(a)In the event that Buyer does not timely deliver a Debt Assumption Notice, Buyer shall, at its sole cost and expense, use reasonable best efforts to, effective as of the Closing, subject to any applicable beneficiary or counterparty’s consent, cash collateralize, backstop or replace all Bank Guarantees set forth on Section 6.15 of the Company Disclosure Schedules with cash collateral, a backstop, letter of credit, a substitute letter of credit, Buyer guarantee or other obligation (the “Replacement Buyer Credit Support”).
(b)If Replacement Buyer Credit Support will not be reasonably expected to be available as of the Closing with respect to any Bank Guarantee described in Section 6.15(a), Buyer shall use reasonable best efforts to cause such Bank Guarantee to stay in place, including, if necessary, seeking a written consent from the provider of such Bank Guarantee to keep such Bank Guarantee in place from and after the Closing until such time as the beneficiary of such Bank Guarantee has accepted an applicable replacement credit support from or on behalf of Buyer. Holder Representative shall, and shall cause its Affiliates to, reasonably cooperate with Buyer in connection with Buyer’s obligations under this Section 6.15.
(c)Notwithstanding anything to the contrary set forth herein, if Replacement Buyer Credit Support is not available with respect to each Bank Guarantee by the date on which all of the conditions to the Closing set forth in Article VII have been satisfied or waived other than those conditions that by their nature are to be satisfied at the Closing (if such conditions shall be capable of being satisfied if the Closing were to take place on such date), the Parties shall proceed with the Closing in accordance with Section 2.03(a) and the Equity Interests of Generation shall remain subject to the Liens referenced in clause (h)(ii) of the definition of Permitted Liens following the Closing until the date on which the Replacement Buyer Credit Support is available with respect to each Bank Guarantee.
Section 6.16 Casualty and Condemnation. If any Project or material portion thereof experiences a Casualty Loss or is taken by condemnation or eminent domain proceeding after the Execution Date and prior to the Closing (each, a “Casualty”), then within five (5) Business Days after Holder Representative becoming aware of such Casualty, Holder Representative shall notify Buyer in writing of the same. If a Casualty occurs and (a) the cost of restoring, repairing or replacing such damaged or destroyed asset or property to a condition substantially comparable to its prior condition immediately prior to the event or circumstance causing the Casualty, plus (b) the amount of any lost profits reasonably expected to accrue after the Closing as a result of such Casualty, net against any reasonably foreseeable business interruption insurance proceeds available to offset such lost profits (such amounts in clauses (a) and (b) above with respect to any asset or properties of any of the Acquired Companies (as estimated by a qualified firm reasonably acceptable to Buyer and Holder Representative and selected by Buyer and Holder

Representative acting in good faith and promptly after the Casualty Loss), the “Casualty Estimate”) is greater than one percent (1%) of the Base Merger Consideration but is less than ten percent (10%) of the Base Merger Consideration, then Holder Representative may, by providing written notice to Buyer within ten (10) Business Days after receipt of such Casualty Estimate, elect (i) to reduce the amount of the Base Merger Consideration by the Casualty Estimate or (ii) to restore, repair or replace in good faith such damaged or destroyed asset or property at any time prior to the Closing to a condition substantially comparable to its prior condition immediately prior to the Casualty, and, in either case, neither such Casualty nor Holder Representative’s election hereunder shall affect or delay the Closing; provided, that if any such restoration, repair or replacement is not completed prior to the Closing, then the Base Merger Consideration shall in any event be reduced by the Casualty Estimate as provided in clause (i) above, net of any reasonable out-of-pocket cost and expenses of Holder Representative in connection with such restoration, repair or replacement prior to the Closing not actually reimbursed pursuant to any applicable insurance. If Holder Representative does not make any election as set forth in the preceding sentence within ten (10) Business Days after receipt of such Casualty Estimate, then the amount of the Base Merger Consideration shall automatically be reduced by the Casualty Estimate. If the aggregate amount of the Casualty Estimates is in excess of or equal to an amount equal to ten percent (10) of the Base Merger Consideration, then either Holder Representative or Buyer may, by written notice to the other Parties within ten (10) Business Days after the date of receipt of such Casualty Estimate, elect to terminate this Agreement. If neither Holder Representative nor Buyer timely makes such an election, then the Parties shall proceed to the Closing in accordance with this Agreement and reduce the Base Merger Consideration by the aggregate amount of the Casualty Estimates. If the Casualty Estimate is equal to or less than an amount equal to one percent (1%) of the Base Merger Consideration, then (A) neither Buyer nor Holder Representative shall have the right or option to terminate this Agreement as a result thereof and (B) there shall be no reduction in the amount of the Base Merger Consideration in respect of the Casualty Estimate as provided in clause (i) above, and the Parties shall proceed to the Closing in accordance with this Agreement. To the extent (and only to the extent) that the Base Merger Consideration is reduced by the Casualty Estimate pursuant to this Section 6.16 or the damaged Project, assets or properties are fully restored, repaired or replaced prior to the Closing, Buyer will use commercially reasonable efforts to assign to the Holder Representative or an assignee designated by the Holder Representative, any rights of Buyer and the Acquired Companies to (1) Proceedings against third parties and (2) insurance Proceedings or recoveries available under the Insurance Policies, excluding business interruption insurance proceeds related to the time periods from and after the Closing (a “Casualty Loss Assignment”). Following the Closing, until Buyer makes such Casualty Loss Assignment, Buyer shall use commercially reasonable efforts to recover all available amounts under Proceedings against third parties, insurance Proceedings or Insurance Policies. Upon transfer of control to the Holder Representative (or its designee) in connection with a Casualty Loss Assignment, Buyer shall cause the Acquired Companies to provide the Holder Representative (or its designee) and its Representatives with reasonable access during normal business hours and upon reasonable advance written notice to the properties, assets, operations, books and records, information and officers of the Acquired Companies and to the officers and employees of the Acquired Companies, in each case solely for any purpose reasonably related to the pursuit of any such Proceedings against third parties or insurance

Proceedings or making claims under such Insurance Policies, in each case, (x) in a manner that does not unreasonably disrupt the personnel, or unreasonably interfere with the normal operations, of the Acquired Companies and (y) subject to the terms of Section 6.10.
Section 6.17 Post-Closing Access to Management. Following the Closing, for so long as Affiliates of ECP V collectively hold at least fifty percent (50%) Equity Merger Consideration, designated members of the management teams of Parent shall be required to meet with members of the ECP management team on no less than a quarterly basis in order to discuss the business operations of Parent; provided, that Parent, its Affiliates and their respective Representatives shall not furnish any material non-public information (as such term is understood under U.S. securities Laws) to ECP V, its Affiliates or any of their respective Representatives prior to, at, or following such meetings.
Section 6.18 Listing Application. At the Closing, Parent shall issue the portion of the Equity Merger Consideration in accordance with all applicable securities Laws and the rules and policies of Nasdaq. Without limiting the generality of the foregoing, Parent shall use its reasonable best efforts to complete all such filings with Nasdaq and otherwise use its reasonable best efforts to take all such actions as may be reasonably necessary for such portion of the Equity Merger Consideration to be approved for listing on Nasdaq from and after the time of the Closing, subject to official notice of issuance.
Section 6.19 Use of Names. The Acquired Company Equityholders and the Holder Representative are not conveying to Buyer or any of its Affiliates (including, following the Closing, the Cornerstone Entities), and, neither Buyer nor any of its Affiliates (including, following the Closing, the Cornerstone Entities) will have any ownership or other rights whatsoever in, and neither the Acquired Company Equityholders nor the Holder Representative are licensing or otherwise granting to Buyer, or, following the Closing, the Cornerstone Entities, or any of their respective Affiliates, any rights whatsoever to, the names “Cornerstone” or “Cornerstone Generation”, or any derivations thereof (such names and derivations, the “Seller Names”). To the extent that, as a result of the Mergers, Buyer or any Affiliate thereof (including any of the Cornerstone Entities), acquires any rights in the Seller Names, Buyer, on behalf of itself and its Affiliates, hereby assigns and transfers, as of the Closing, all such rights in the Seller Names and any associated goodwill to the Holder Representative. Buyer and its Affiliates shall (a) as promptly as practicable after the Closing, and in any event within six (6) months after the Closing, remove, and cause the Cornerstone Entities to remove, all such names from the Projects and the Cornerstone Entities, including all filings, communications, signage and other materials, and (ii) as soon as practicable after the Closing, and in any event within three (3) months after the Closing, cause the Organizational Documents of each of the Cornerstone Entities to be amended to remove any references to such names. For six (6) months following the Closing, Holder Representative hereby grants to the Cornerstone Entities a non-exclusive right to use the Seller Names in a substantially similar manner as such Seller Names are used by the Cornerstone Entities or in connection with the Projects as of the Closing. Nothing in this Section 6.19 shall restrict Buyer, its Affiliates or any Cornerstone Entities from any use of a Seller Name as required by Law, internally, or in a manner that does not constitute trademark infringement.

Section 6.20 Employee Matters. If, during the one-year period following the Closing Date (the “Continuation Period”), Buyer terminates any CAMS O&M Agreement, then Buyer shall, or shall cause one of its Affiliates (including, after the Closing, any Cornerstone Entity) to, make written offers of employment to each Service Provider who, immediately prior to such termination, was performing services for a Cornerstone Entity under the terminated CAMS O&M Agreement (each, a “Covered Employee”). Each such offer shall provide (a) the base salary or hourly wages and target annual short-term cash bonus opportunities (if any) that are, in each case, no less than those provided to the Covered Employee immediately prior to the termination of such CAMS O&M Agreement and (b) all other employee benefits (excluding equity, equity based compensation, long-term bonus or incentive, change in control, transaction, or retention bonuses, nonqualified deferred compensation, defined benefit pension benefits, retiree health and welfare benefits and executive perquisites) that are, in the aggregate, substantially comparable to the employee benefits (subject to the same exclusions) provided to the Covered Employee immediately prior to the termination of such CAMS O&M Agreement, in each case, for the remainder of the Continuation Period and subject to the Covered Employee’s continued employment. Nothing herein shall prevent Buyer or any of its Affiliates (including, after the Closing, any Cornerstone Entity) from terminating the employment of any Covered Employee at any time; provided, that if Buyer or any of its Affiliates does terminate the employment of any Covered Employee without “cause” prior to the end of the Continuation Period, Buyer or its applicable Affiliate shall pay such Covered Employee severance (if any) in accordance with Buyer’s severance plans or policies then currently in effect for similarly situated employees of Buyer. Nothing contained in this Section 6.20 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any Covered Employee or any right of employment, engagement or service or continued employment, engagement or service or any particular term or condition of employment, engagement or service for any Covered Employee or any other Person, (ii) be considered or deemed to establish, amend or modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract, (iii) prohibit or limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies and the Cornerstone Entities) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.
Section 6.21 Insurance.
(a)In the event that Buyer or any Acquired Company receives insurance proceeds in respect of the insurance claim set forth on Section 6.21(a) of the Company Disclosure Schedules on the Closing Date or prior to the second (2nd) anniversary of the Closing Date, Buyer shall, or shall cause the applicable Acquired Company to, promptly pay the Exchange Agent such proceeds by wire transfer of immediately available funds within five (5) Business Days after receipt thereof for further distribution to the Acquired Company Equityholders in accordance with the Distribution Methodology. Notwithstanding anything to the contrary in this Agreement, the Holder Representative shall be solely responsible for the accuracy of the Distribution Methodology in respect of the payment of any such proceeds.
(b)With respect to events, circumstances or claims relating to the Acquired Companies or any Project that occurred or existed prior to the Closing Date and which are covered by the Holder Representative’s or its Affiliates’ occurrence-based insurance policies (collectively, the “Pre-Closing Insurance”), on or after the Closing, at Buyer’s reasonable written request, the Holder Representative and its Affiliates shall reasonably cooperate with Buyer in Buyer’s pursuit of recovery under any such Pre-Closing Insurance policy to the extent applicable to the Acquired Companies or any Project, including by (i) continuing to pursue any claims pending under Pre-Closing Insurance as of the Closing to the extent applicable to the Purchased Assets or the Business and (ii) making claims and using commercially reasonable efforts to recover under the Pre-Closing Insurance to the extent such coverage and limits are available with respect to the applicable claim under the Pre-Closing Insurance as of the date of any such claim. By requesting that the Holder Representative continue to pursue or make any claims under the Pre-Closing Insurance, Buyer agrees to reimburse the Holder Representative or its Affiliates for any reasonable, documented, out-of-pocket costs and expenses (such costs and expenses, the “Reimbursable Costs”) incurred by any of them on or after the Closing as a result of such claims under the Pre-Closing Insurance; provided, that if such Reimbursable Costs are reasonably expected to exceed the amount of any recovery, net of any applicable deductibles or net retentions, to the extent reasonably practicable, the Holder Representative shall notify Buyer thereof in writing prior to incurring any such out-of-pocket costs. The Holder Representative shall hold in trust for and pay to Buyer, promptly upon receipt thereof by the Holder Representative or any of its Affiliates, all proceeds, recoveries and other monies received by the Holder Representative or any of its Affiliates in connection with its claim under any Pre-Closing Insurance and promptly transfer such proceeds, recoveries and other monies to Buyer, in each case, net of any unreimbursed Reimbursable Costs.
Section 6.22 PJM Marketing ID.
(a)During the Interim Period, the Holder Representative shall use commercially reasonable efforts to obtain from PJM an independent marketing participant identification number (a “PJM Marketing ID”) for Gavin. During the Interim Period, until such time as Gavin’s PJM Marketing ID is obtained, the Cornerstone Entities shall be permitted to freely (i) transfer Gavin PJM Revenues from time to time and (ii) release Gavin PJM Collateral (or any portion thereof), in each case, to Gavin or its designee (in the case of Gavin PJM Collateral (or any portion thereof), to the extent released by PJM).
(b)If Gavin’s PJM Marketing ID is not obtained by the Closing, (i) the Holder Representative shall, from and after the Closing until such time that Gavin obtains a PJM Marketing ID, continue to use commercially reasonable efforts to obtain Gavin’s PJM Marketing ID and be responsible for and promptly deposit any additional Gavin PJM Collateral that may be requested by or required to be provided to PJM, as promptly as possible following the Closing Date, and (ii) Buyer shall cause the Cornerstone Entities to (A) from and after the Closing until such time that Gavin obtains a PJM Marketing ID and all Gavin PJM Revenues have been transferred to Gavin or its designee, transfer Gavin PJM Revenues on a weekly basis to Gavin or its designee and (B) from and after the Closing until such time that Gavin obtains a PJM Marketing ID and all Gavin PJM Collateral has been transferred to Gavin or its designee, transfer all Gavin PJM Collateral to Gavin or its designee promptly after receipt thereof from PJM.
(c)If Gavin’s PJM Marketing ID is obtained during the Interim Period but all of the Gavin PJM Collateral has not been transferred to Gavin or its designee by the Closing, Buyer shall cause the Cornerstone Entities to transfer any such remaining Gavin PJM Collateral to Gavin or its designee promptly after receipt thereof from PJM.
(d)If Gavin’s PJM Marketing ID is obtained during the Interim Period but any of the Cornerstone Entities receives any Gavin PJM Revenues after the Closing, Buyer shall cause the

Cornerstone Entities to transfer any such Gavin PJM Revenues to Gavin or its designee promptly after receipt thereof.
(e)The Holder Representative shall provide prompt written notice to Buyer upon receipt of Gavin’s PJM Marketing ID. From and after such time that Gavin obtains a PJM Marketing ID and for so long as the Holder Representative is an Affiliate of Gavin, the Holder Representative shall cause Gavin to transact in the PJM energy and capacity markets solely on the basis of Gavin’s PJM Marketing ID.
(f)The Parties acknowledge and agree that, for all Tax purposes, Gavin shall be treated as the owner of the Gavin PJM Revenues and the Gavin PJM Collateral, and the Gavin PJM Revenues shall be reported as income of Gavin, and to the extent that any Cornerstone Entities receive any Gavin PJM Revenues, they shall be treated as receiving such Gavin PJM Revenues as the agent of Gavin. The Parties agree to (i) file all Tax Returns in a manner consistent with this Section 6.22(f) and (ii) not take any position for Tax purposes (whether in Tax Audits, Tax Returns or otherwise) that is inconsistent with this Section 6.22(f), in each case, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
Section 6.23 Interim Period Cooperation. During the Interim Period, the Holder Representative shall, and shall cause its Affiliates (including the Acquired Companies immediately prior to the Closing Date) and its and their respective Representatives to, use commercially reasonable efforts to, and reasonably cooperate with Buyer and its Representatives in connection with, the completion of the items set forth on Section 6.23 of the Company Disclosure Schedules as promptly as possible following the Execution Date.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01 Conditions to All Parties’ Obligations. The obligation of each Party to consummate the Transactions is subject to the satisfaction or, if permissible, waiver by all Parties of the following conditions at the Closing:
(a)no Law shall be in effect restraining, enjoining, preventing, making illegal or otherwise prohibiting the consummation of the Transactions;
(b)all applicable waiting periods (and any extensions thereof) under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated;
(c)FERC authorization under section 203 of the FPA required to consummate the Transactions shall have been obtained and shall be in full force and effect and waiver of the 90-day notice period required under Schedule 2 of the PJM OATT shall have been granted or such 90-day notice period shall have expired;
(d)the Consent set forth as item 3 on Section 3.03 of the Company Disclosure Schedules shall have been obtained and shall be in full force and effect; and

(e)receipt by Generation of the Limited Lender Consent and Waiver, solely in event that (i) Buyer delivers a Debt Assumption Notice in accordance with Section 6.13(e) and (ii) Gavin has not obtained a PJM Marketing ID.
Section 7.02 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction or, if permissible, waiver by Buyer of the following conditions at the Closing:
(a)(i) the representations and warranties set forth in Section 4.07(c) shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of each such date; (ii) the Cornerstone Group Fundamental Representations and Blocker Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on each such date and (iii) the representations and warranties (other than the Cornerstone Group Fundamental Representations, Blocker Fundamental Representations and the representations and warranties set forth in Section 4.07(c)) set forth in Article III and Article IV shall be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on each such date (disregarding all qualifications as to “materiality,” “Cornerstone Group Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have a Cornerstone Group Material Adverse Effect;
(b)each Acquired Company shall have complied in all material respects with all of the covenants and agreements hereunder required to be complied with by it at or prior to the Closing;
(c)the Holder Representative shall have delivered or caused to be delivered to Buyer all of the items set forth in Section 2.08(a);
(d)since the Execution Date, there shall not have occurred a Cornerstone Group Material Adverse Effect; and
(e)the Pre-Closing Reorganization shall have been consummated in accordance with Section 6.12.
Section 7.03 Conditions to the Acquired Companies’ Obligations. The obligation of the Acquired Companies to consummate the Transactions is subject to the satisfaction or, if permissible, waiver by the Holder Representative of the following conditions at the Closing:
(a)(i) the Buyer Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on each such date and (ii) the representations and warranties (other than the Buyer Fundamental Representations) set forth in Article IV shall be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on each such date (disregarding all qualifications as to “materiality,” “Parent Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b)Buyer shall have complied in all material respects with all of the covenants and agreements hereunder required to be complied with by it at or prior to the Closing;
(c)since the Execution Date, there shall not have occurred a Parent Material Adverse Effect; and
(d)Buyer at the Closing shall have delivered or caused to be delivered to the Holder Representative all of the items set forth in Section 2.08(b).
ARTICLE VIII
SURVIVAL AND REMEDIES
Section 8.01 Survival. None of the representations, warranties, covenants or agreements set forth in this Agreement (or in any certificate delivered pursuant hereto) shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing, which shall survive the Closing until fully performed. No Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder (provided, that the foregoing shall not limit (a) any claim or recovery that may be available to any Buyer Related Party under any R&W Insurance Policy or (b) any claim for Fraud).
Section 8.02 Exclusive Remedy; Disclaimer.
(a)From and after the Closing, except for claims of Fraud, the remedies provided in Section 2.10, Section 6.07 and Section 8.01 shall be the sole and exclusive remedies for any and all claims against any Party to the extent arising under, out of, related to or in connection with this Agreement. Without limiting the generality of the foregoing and subject to this Article VIII, Article IX and Section 10.13, Buyer and the Holder Representative hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (except for claims of Fraud) that it or any of their respective Affiliates may have against the other Party or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity.
(b)EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV AND THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.08(A)(III) AND SECTION 2.08(A)(IV), THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE BUSINESSES ARE BEING ACQUIRED “AS IS, WHERE IS,” AND THE HOLDER REPRESENTATIVE, ON BEHALF OF THE ACQUIRED COMPANY EQUITYHOLDERS, ITS AND THEIR RESPECTIVE AFFILIATES AND ITS AND THEIR REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE, OR QUALITY OF THE ASSETS OF THE ACQUIRED COMPANIES, OR THEIR RESPECTIVE BUSINESSES OR ANY PART THEREOF OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE HOLDER REPRESENTATIVE, ON BEHALF OF THE ACQUIRED COMPANY EQUITYHOLDERS, ITS AND THEIR AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES AS THEY RELATE TO THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE BUSINESSES, AND THE HOLDER REPRESENTATIVE, ON

BEHALF OF THE ACQUIRED COMPANY EQUITYHOLDERS, ITS AND THEIR AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES ON BEHALF OF ITSELF AND ITS AFFILIATES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THE SUFFICIENCY OR CONDITION OF ASSETS OF THE ACQUIRED COMPANIES OR THEIR RESPECTIVE BUSINESSES OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH AND LIABILITIES ARISING UNDER ENVIRONMENTAL LAWS (INCLUDING WITH RESPECT TO THE USE, PRESENCE, DISPOSAL OR RELEASE OF HAZARDOUS MATERIALS AND ANY LIABILITIES ARISING UNDER OR WITH RESPECT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OR ANY OTHER ANALOGOUS FEDERAL, STATE OR FOREIGN LAW OR REGULATION), IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV AND CERTIFICATES DELIVERED PURSUANT TO SECTION 2.08(A)(III) AND SECTION 2.08(A)(IV). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 8.02(B), NOTHING IN THIS SECTION 8.02(B) SHALL LIMIT, DISCLAIM OR OTHERWISE AFFECT ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR OBLIGATION CONTAINED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT (IT BEING AGREED AND ACKNOWLEDGED THAT BUYER IS RELYING ON SUCH REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS AND OBLIGATIONS, INCLUDING AS A MATERIAL INDUCEMENT TO ITS WILLINGNESS TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS (INCLUDING FOR THE AVOIDANCE OF DOUBT THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.08(A)(III) AND SECTION 2.08(A)(IV) AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY)) OR ANY RIGHTS OF BUYER OR ITS AFFILIATES WITH RESPECT TO FRAUD.
ARTICLE IX
TERMINATION
Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)by the mutual written consent of Buyer and the Holder Representative;
(b)by either the Holder Representative or Buyer, by written notice to the other Parties, if the Closing shall not have occurred on or prior to January 15, 2027 (the “Termination Date”), unless extended by written agreement of the Holder Representative and Buyer; provided, that (i) if the Closing has not occurred on or prior to the Termination Date and all of the conditions to the Closing set forth in Article VII have been satisfied or waived other than any of the conditions to the Closing set forth in Section 7.01 and those conditions that by their nature are to be satisfied at the Closing (if such conditions shall be capable of being satisfied if the Closing were to take place on such date), the Termination Date shall be automatically extended to July 15, 2027 (and if so extended pursuant to this clause, such later date being the Termination Date); provided, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to either the Holder Representative or Buyer if the failure of the Closing to occur on or prior to such date was primarily caused by the breach by any Acquired Company, with respect to the Holder Representative, or by Parent, Buyer or any Merger Sub, with respect to Buyer, of the terms of this Agreement;

(c)by either the Holder Representative or Buyer, by written notice to the other Parties, if any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Order (that is final, non-appealable, and has not been vacated, withdrawn or overturned) or other Law that permanently restrains, enjoins, prevents, makes illegal or otherwise prohibits the consummation of the Transactions; provided, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to the Holder Representative or Buyer if such issuance, enactment, entry, promulgation or enforcement was primarily caused by the breach by any Acquired Company, with respect to the Holder Representative, or Parent, Buyer or any Merger Sub, with respect to Buyer, of any of the terms of this Agreement;
(d)by Buyer if (i) there is a breach of any covenant or agreement of any Acquired Company set forth in this Agreement or (ii) any representation or warranty of any Acquired Company is inaccurate, in each case, that (A) would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (B) is not curable, or, if curable, is not cured within the earlier of (1) thirty (30) days after written notice of such breach is given to the Holder Representative by Buyer and (2) five (5) Business Days prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to Buyer if it, Buyer or any Merger Sub is in breach of this Agreement and such breach would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.01 or Section 7.03 to be satisfied;
(e)by the Holder Representative if (i) there is a breach of any covenant or agreement of Parent, Buyer or the Merger Subs set forth in this Agreement or (ii) any representation or warranty of Parent, Buyer or any Merger Sub is inaccurate, in each case, that (A) would reasonably be expected to result in the failure of the conditions set forth in Section 7.01 or Section 7.03(a) to be satisfied and (B) is not curable, or, if curable, is not cured within the earlier of (1) thirty (30) days after written notice of such breach is given to Buyer by the Holder Representative and (2) five (5) days prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to the Holder Representative if any Acquired Company is in breach of any of its covenants set forth in this Agreement and such breach would reasonably be expected to result in the failure of any of the conditions set forth in Section 7.01 or Section 7.02 to be satisfied;
(f)by the Holder Representative, if (i) the conditions set forth in Section 7.01 and Section 7.02 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur), (ii) the Holder Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.03(a) that (A) all conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and (B) the Holder Representative, on behalf of itself, the Acquired Companies and the Acquired Company Equityholders, is ready, willing and able to proceed and immediately consummate the Closing in accordance with Section 2.03(a) (a “Buyer Closing Failure Notice”) and (iii) within five (5) Business Days after the Holder Representative’s delivery of such notice to Buyer (or, if sooner, the Termination Date), Buyer fails to deliver the payments required to be made by Buyer in accordance with Section 2.07(b) to consummate the Closing; or
(g)by either the Holder Representative or Buyer, as applicable, in accordance with Section 6.16.
Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 9.01, then there will be no Liability on the part of any Party or any other Person in respect of this Agreement except as expressly provided in Section 9.03; provided, that (a) the provisions set forth in Section 6.01, Section 6.04(b), Section 6.13(f), Section 6.14(b), this Article IX and Article X shall remain in full force and effect in accordance with their terms and (b) such termination shall not relieve any Acquired Company from any Liability for any Fraud or intentional or willful breach of this Agreement by such Acquired Company prior to such termination.
Section 9.03 Termination Fee.
(a)If this Agreement is terminated (i) pursuant to Section 9.01(e) (Buyer Breach) (other than with respect to Section 6.06 (Regulatory Approvals), solely to the extent not arising from Buyer’s intentional and willful breach of Section 6.06) or Section 9.01(f) (Buyer Failure to Close), or pursuant to Section 9.01(b) (Termination Date) at a time when the Holder Representative would have been entitled to terminate this Agreement pursuant to Section 9.01(e) (Buyer Breach) (other than with respect to Section 6.06 (Regulatory Approvals), solely to the extent not arising from Buyer’s intentional and willful breach of Section 6.06) or Section 9.01(f) (Buyer Failure to Close) or (ii) by Buyer or the Holder Representative pursuant to (A) Section 9.01(b) (Termination Date) or Section 9.01(c) (Permanent Order or Law), and, at the time of such termination, any of the conditions set forth in Section 7.01 shall not have been satisfied, but all conditions to the Closing set forth in Section 7.02 shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date for such termination) or (B) Holder Representative pursuant to Section 9.01(e) (Buyer Breach) (solely to the extent arising from Buyer’s breach of Section 6.06 (Regulatory Approvals) that was not intentional and willful), then Buyer shall pay to the Company by wire transfer of immediately available funds within two (2) Business Days following the date of termination, (A) with respect to clause (i) above, $175,000,000 (the “Reverse Termination Fee”) and (B) with respect to clause (ii) above, $125,000,000 (the “Regulatory Termination Fee”, and the Reverse Termination Fee and the Regulatory Termination Fee, each, a “Termination Fee”). Until such time as this Agreement is terminated in any of the circumstances described in this Section 9.03(a) and Buyer pays the Reverse Termination Fee or the Regulatory Termination Fee (as applicable) in accordance therewith, nothing in this Section 9.03 shall prohibit Holder Representative from seeking specific performance pursuant to, and on the terms and conditions set forth in, Section 10.13; provided, that the Company shall not be entitled under any circumstances to obtain both (1) a recovery of monetary damages in the form of the Reverse Termination Fee or Regulatory Termination Fee (and any amounts recoverable by the Company pursuant to Section 9.03(b)), and (2) specific performance of the consummation of the Closing pursuant to this Agreement; provided, further, that Company shall not be entitled under any circumstances to payment of both the Reverse Termination Fee and the Regulatory Termination Fee. The Parties agree that (x) damages suffered by the Company in the event that this Agreement is terminated in any of the circumstances described in this Section 9.03(a) are impossible or very difficult to accurately estimate and (y) the Termination Fee is a reasonable forecast of just compensation for such termination. Notwithstanding anything to the contrary in this Agreement, in no event shall the Reverse Termination Fee or the Regulatory Termination Fee become due and payable in the event that any Party terminates this Agreement due to the condition set forth in Section 7.01(e) (Limited Lender Consent and Waiver) not being satisfied.
(b)If Buyer fails to pay the Reverse Termination Fee or the Regulatory Termination Fee (as applicable) as and when required under Section 9.03(a) and, in order to obtain such payment, Holder Representative commences a Proceeding that results in a final, non-appealable judgment against Buyer for the Reverse Termination Fee or the Regulatory Termination Fee (as

applicable), then Buyer shall pay to the Company, together with the Reverse Termination Fee or the Regulatory Termination Fee (as applicable), (i) interest on the Reverse Termination Fee or the Regulatory Termination Fee (as applicable) from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date of termination of this Agreement plus two percent (2%) and (ii) any reasonable and documented, out-of-pocket third party fees, costs and expenses (including legal fees) incurred by Holder Representative or any of its Affiliates in connection with any such Proceeding; provided, that the aggregate amount of such fees, costs and expenses payable by Buyer shall in no event exceed $4,000,000.
(c)Notwithstanding anything to the contrary in this Agreement, other than remedies available in connection with (x) Fraud, (y) remedies available under the Confidentiality Agreement or (z) with respect to amounts indemnifiable under Section 6.04(b), Section 6.13(f) or Section 6.14(b) (collectively, the “Additional Liabilities”), upon termination of this Agreement, the Termination Fee shall be the sole and exclusive remedy of each Acquired Company and its Affiliates and its and their respective Representatives against (i) Buyer, the Merger Subs, their Affiliates and its and their respective Representatives (including any Financing Sources) and (ii) any former, current and future direct and indirect holders of any equity, partnership or limited liability company or other interest, incorporators or organizers, controlling Persons, Affiliates, Representatives, assignees or successors of any Person named in clause (i) above (clauses (i) and (ii) above, collectively, the “Buyer Related Parties”) for any Losses or Liabilities suffered as a result of the failure of the Closing to be consummated and for any other matter under, relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, whether based on Contract, tort, strict liability, other Laws or otherwise, or any Proceeding based on, in respect of, or by reason of any of the foregoing, and upon payment of the Termination Fee (and any amounts payable to the Company pursuant to Section 9.03(b)), none of the Acquired Companies, any of their Affiliates or any of their respective Representatives shall pursue or be entitled to pursue or make any claim (whether at law, in equity, in contract, in tort or otherwise) against any Buyer Related Party, and no Buyer Related Party shall have any Liability, for any Losses or Liabilities arising out of the circumstances giving rise to any termination of this Agreement or for any other matter under, relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, other than in connection with the Additional Liabilities. In no event will Buyer be required to pay the Termination Fee on more than one occasion. The Parties acknowledge that the agreements set forth in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.01 Notices. Except as otherwise provided herein, all notices, claims, demands and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be effective (a) when transmitted via e-mail (with no “bounce back” or similar undelivered message) (i) on the date of transmission in the delivering party’s local time zone, if such transmission is completed on a Business Day, and (ii) on the next Business Day following the date of transmission in the delivering party’s local time zone, if such transmission is completed on a day that is not a Business Day or (b) when received if delivered by hand or pre-paid overnight courier service or certified or registered mail on any Business Day if delivered. All such notices, claims, demands and other communications shall be sent to the applicable Party at its respective address set forth below, unless another address has been previously specified to Buyer, the Holder Representative or an Acquired Company (as applicable) in writing:
If to Parent, Buyer or any Merger Sub:

Buckeye CG Holdings, LLC
c/o Talen Energy Corporation
2929 Allen Pkwy, 22nd Floor
Houston, TX 77019
Attn: General Counsel
Email:    *****

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street,
Houston, TX 77002
Attn: William J. Benitez; Robert P. Goodin; Daniel Cadis
Email: wbenitez@kirkland.com; robert.goodin@kirkland.com; daniel.cadis@kirkland.com

If to the Holder Representative or any Acquired Company:

c/o ECP V, LLC
40 Beechwood Road
Summit, New Jersey 07901
Attn:    Andrew Gilbert
Email:    *****

with a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn:    John Franchini, Aaron Stine
Email:    jfranchini@milbank.com, astine@milbank.com

Section 10.02 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement or any of the rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of Buyer and the Holder Representative, and any attempted assignment or delegation by any Party in violation of this Section 10.02 shall be null and void ab initio; provided, that without the Holder Representative’s prior written consent, Buyer may assign or delegate any right, interest or obligation hereunder to one of more of its Affiliates formed under the Laws of the United States that is a wholly-owned subsidiary of

Parent, so long as (a) Buyer remains obligated under this Agreement and (b) such assignment will not result in new filings or approvals under the HSR Act being required with any Governmental Authority, materially delay the consummation of the Transactions (including no material delay as a result of new filings or approvals being required with or from any Governmental Authority, other than those expressly contemplated by this Agreement as of the date hereof) or otherwise impair the ability of the Parties to consummate the Closing; provided, further, that after the Closing, Buyer may assign its rights (but not obligations) under this Agreement to its lenders as collateral security for its obligations under any of its secured debt financing arrangements (including to any Financing Source).
Section 10.03 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable under applicable Law, then such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting the remainder of such provision or the remaining provisions of this Agreement which shall remain in full force and effect, and the Parties shall negotiate in good faith to amend or otherwise modify this Agreement to replace any invalid, illegal or otherwise unenforceable provision with a valid, legal and enforceable provision that gives effect to the original intent of the Parties to the maximum extent permitted by applicable Law in a manner that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 10.04 Disclosure Schedules. The Disclosure Schedules have been prepared in separately titled sections corresponding to sections of this Agreement for purposes of convenience; provided, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent it is reasonably apparent on its face that such information applies to such other section of the Disclosure Schedules. The headings used in the Disclosure Schedules are for reference only and shall not be deemed to affect in any way the meaning or interpretation of the information set forth in the Disclosure Schedules or this Agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount in any of the representations and warranties contained in this Agreement or the disclosure of any item in any of Disclosure Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so disclosed, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the specification of any such amount or the fact of any such disclosure of any item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. No disclosure (or absence thereof) set forth in any of the Disclosure Schedules shall imply any representation or warranty which is not contained in this Agreement, nor shall any disclosure (or absence thereof) be deemed to extend the scope of any of the representations and warranties set forth in this

Agreement. Items disclosed in the Disclosure Schedules may not be limited to matters required by this Agreement to be disclosed therein and may be included solely for informational purposes. No item disclosed in any of the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Schedules, the Acquired Companies and Acquired Company Equityholders do not waive any attorney-client privilege or work product protection associated with such information with respect to any of the matters disclosed therein.
Section 10.05 Amendment and Waiver.
(a)This Agreement may be amended only in a writing signed by Buyer and the Holder Representative.
(b)Any waiver of any provision of this Agreement, waiver of any breach of any provision of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the Person granting the waiver, and no waiver or election shall be inferred from the conduct of any Party.
(c)Any waiver of a breach of any provision of this Agreement shall not be, or be deemed to be, a waiver of any prior or subsequent breach.
(d)Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.
(e)Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.
(f)Notwithstanding the foregoing, none of the Financing Source Protective Provisions may be waived, amended, supplemented or modified in a manner that is materially adverse to the Financing Sources without the prior written consent of the Financing Sources party to any documentation related to the Debt Financing that have consent rights over waivers and amendments to this Agreement.
Section 10.06 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents set forth the entire agreement among the Parties and the parties thereto with respect to the subject matter hereof and thereof, and supersede any prior understandings, negotiations, understandings or agreements among the Parties and the parties thereto, written or oral, with respect to the subject matter hereof and thereof.
Section 10.07 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 10.08 Governing Law. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement and the Transactions, and/or the interpretation and enforcement of the rights and duties of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would result in the application of the Laws of any other jurisdiction. Notwithstanding anything to the contrary herein, each of the Parties agrees that, except as specifically set forth in any documentation related to the Debt Financing, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to this Agreement, any documentation related to the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 10.09 Consent to Jurisdiction and Service of Process. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of the Delaware Court of Chancery and any state appellate court therefrom with the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware for purposes of any Proceeding directly or indirectly arising out of or related in any way to this Agreement or the Transactions, and the interpretation and enforcement of the rights and duties of the Parties under this Agreement (and agrees not to commence or support any Person in any such Proceeding relating thereto except in such courts). Each of the Parties further irrevocably waives any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding in such courts and shall not plead or claim in any such court that any such Proceeding brought in such court has been brought in an inconvenient forum. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered mail to such Party at its address as provided in Section 10.01, and the Holder Representative hereby agrees to accept service of process on behalf of any Acquired Company Equityholder. Notwithstanding anything to the contrary herein, each of the Parties agrees that it will not bring or support any Person in any suit, action or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any documentation related to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forums other than the federal and New York state courts located in the Borough of Manhattan within the City of New York.
Section 10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT, ANY DOCUMENTATION RELATED TO THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT, THE ACTIONS OF THE PARTIES IN THE

NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF, OR ANY DOCUMENTATION RELATED TO THE DEBT FINANCING (INCLUDING AGAINST ANY FINANCING SOURCES).
Section 10.11 Expenses. Unless otherwise expressly provided for in this Agreement or any other Transaction Document, each Party shall pay, without right of reimbursement or offset from any other Party, all costs and expenses incurred by it or any of its Affiliates, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by such Party, in connection with negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, whether or not the Transactions are consummated.
Section 10.12 No Third-Party Beneficiaries. No Person other than the Parties shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except for (a) the Persons entitled to indemnification pursuant to Section 6.04(b), Section 6.09, Section 6.13(f) and Section 6.14(b), (b) the Non-Recourse Parties pursuant to Section 10.14, (c) Sellers’ Counsel pursuant to Section 10.17 and (d) the Financing Sources pursuant to the Financing Source Protective Provisions.
Section 10.13 Remedies.
(a)The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.
(b)Subject to Section 9.03, the Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached, and further agree that monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that, in the event of any non-performance or other breach or threatened breach by any Acquired Company or the Holder Representative, on the one hand, or Buyer, on the other hand, of any provision of this Agreement, the Holder Representative, on the one hand, and Buyer, on the other hand, shall be entitled, prior to the valid termination of this Agreement in accordance with Section 9.03, to seek an injunction, specific performance and other equitable relief, and to enforce specifically the provisions of this Agreement, to prevent such non-performance or other breach or threatened breach of such provisions. Any Party seeking any injunction, specific performance or other equitable relief, or to enforce specifically the provisions of this Agreement, shall not be required, prior to the valid termination of this Agreement in accordance with Section 9.03, to provide any bond or other security in connection with any such injunction, specific performance or other equitable relief or enforcement. In the event that any Proceeding is brought to enforce specifically the provisions of this Agreement, no Party shall allege, and each Party, on behalf of itself and its Affiliates and its and their respective Representatives, hereby waives the defense, that there is an adequate remedy at law and agrees that it will not oppose the granting of any equitable relief on the basis that (i) a Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Subject to and without limiting Section 9.03, the Holder Representative’s right to seek specific enforcement to cause obligations under the Buyer Parent Guaranty to be funded for the purposes of effectuating the Closing shall be subject to the following conditions: (A) each of the conditions set forth in Section 7.01 and Section 7.02 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) at the time when the Closing would have been required to occur but for the failure of Buyer to make the payments contemplated by Section 2.07(b), (B) Buyer fails to consummate the Closing on the date that the Closing is required to occur pursuant to Section 2.03(a), and (C) the Holder Representative delivers to Buyer a Buyer Closing Failure Notice. For the avoidance of doubt, (1) under no circumstances shall the Holder Representative or any other Person be entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Termination Fee and (2) neither the Acquired Companies nor any other Person shall be entitled to a grant of specific performance, or to seek specific performance, under this Agreement other than the Holder Representative (acting in its capacity as the Holder Representative) or Buyer.
Section 10.14 No Recourse. All causes of action or Proceedings (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble of this Agreement (each, a “Contracting Party”) and, with respect to each Contracting Party, are subject to the terms and conditions of this Agreement. No Person who is not a Contracting Party, including any past, present or future direct or indirect equity holder, Affiliate or Representative of such Contracting Party (including, in the case of Buyer, the Financing Sources) or any Affiliate or Representative of any of the foregoing (the “Non-Recourse Party”), shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any cause of action or Proceeding arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such causes of action and Proceedings against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all causes of action or Proceedings that may otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 10.14 shall preclude any party to the Buyer Parent Guaranty, the Escrow Agreement, the Confidentiality Agreement or any other Transaction Document from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein).
Section 10.15 Release. Effective as of the Closing (but only if the Closing actually occurs), Buyer, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates (including the Acquired Companies following the Closing) and Representatives, and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Releasor”), hereby absolutely and unconditionally releases and forever discharges each of Acquired Company Equityholder, each Acquired Company Equityholder’s past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of its and their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Releasee”) from, and agrees not to assert any cause of action or Proceeding with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, including claims under Environmental Laws, which have been or could have been asserted against any Buyer Releasee, which any Buyer Releasor has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Acquired Company Equityholders’ ownership or operation of the Acquired Interests or the Acquired Companies, or their respective businesses or the assets, business, operations, conduct, services, products or employees, Service Providers or other service providers of the Acquired Companies (and any predecessors); provided, however, that nothing contained in this Section 10.15 shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of (a) any Person under this Agreement or any other agreement delivered or required to be delivered pursuant hereto, (b) any Person for a claim under any R&W Insurance Policy against the applicable insurer or (c) any Person for a claim against another Person for Fraud committed by such Person. Each Buyer Releasee to whom this Section 10.15 applies shall be a third party beneficiary of this Section 10.15.
Section 10.16 The Holder Representative.
(a)Subject to Section 10.16(g), by virtue of the Required Limited Partner Approval, Required Member Approval, Blocker Equityholder Approval, each Acquired Company Equityholder irrevocably appoints and authorizes ECP V-D, LP, a Delaware limited partnership, as the “Holder Representative” hereunder, without any further act of such Acquired Company Equityholder, and irrevocably appoints and authorizes the Holder Representative in such capacity as its agent, proxy and attorney-in-fact to take such action as agent and attorney-in-fact on its, her or his behalf and to exercise such powers under this Agreement and any Transaction Documents which require any further act or any form of approval or consent of any Acquired Company Equityholder, together with all such powers as are reasonably incidental thereto (each such approved action, an “Authorized Action”). Each Acquired Company Equityholder shall, by executing this Agreement agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Holder Representative and shall survive the death, incapacity or bankruptcy of such Acquired Company Equityholder. The Holder Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. The Acquired Company Equityholders agree that Buyer, Parent and the Acquired Companies shall have no Liability for any Authorized Action or other action of or inaction of the Holder Representative. Buyer shall be entitled to deal exclusively with the Holder Representative on behalf of any and all Acquired Company Equityholders with respect to all matters relating to this Agreement and the Transaction Documents, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Acquired Company Equityholder by the Holder Representative, and on any other action taken or purported to be taken on behalf of any

Acquired Company Equityholder by the Holder Representative, as fully binding upon such Acquired Company Equityholder.
(b)Without limiting the generality of the foregoing in Section 10.16(a) and subject to Section 10.16(g), the Holder Representative, acting alone without the consent of any other Acquired Company Equityholder, is hereby authorized to (i) take any and all actions under Article II, (ii) supervise, defend, coordinate and negotiate claims under this Agreement or any other Transaction Document (including settlements thereof), (iii) effect payments to the Acquired Company Equityholders hereunder or under any other Transaction Document, (iv) receive and give notices hereunder or under any other Transaction Document, (v) receive and make payment hereunder or under any other Transaction Document, (vi) execute waivers and amendments hereof or under any other Transaction Document, and (vii) execute and deliver documents, releases and receipts hereunder or under any other Transaction Document. Each of the actions contemplated by the foregoing clauses (i) through (vii) shall be deemed to be an Authorized Action.
(c)The Holder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its Fraud, gross negligence or willful misconduct. Subject to Section 10.16(g), the Acquired Company Equityholders shall indemnify the Holder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any Transaction Document, in each case, as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the Fraud, gross negligence or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Acquired Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Holder Representative from (i) the funds in the Holder Representative Expense Fund and (ii) any other funds that become payable to the Acquired Company Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Acquired Company Equityholders; provided, while the Holder Representative may be paid from the aforementioned sources of funds, this does not relieve the Acquired Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Holder Representative be required to advance its own funds on behalf of the Acquired Company Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Acquired Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.
(d)Upon the Closing, Buyer shall wire the Holder Representative Expense Amount to the Holder Representative, which will be used for any expenses incurred by the Holder Representative (the “Holder Representative Expense Fund”). The Acquired Company Equityholders will not receive any interest or earnings on the Holder Representative Expense Fund and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities, the Holder Representative will deliver any remaining balance of the Holder Representative Expense Fund to the Exchange Agent for further distribution to the Acquired Company Equityholders. For tax purposes, the

Holder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Acquired Company Equityholders at the time of Closing.
(e)The obligations of the Holder Representative hereunder and under the Transaction Documents are limited to those expressly set forth herein and therein.
(f)Notwithstanding anything to the contrary in this Agreement, only the Holder Representative (on behalf of any Acquired Company Equityholder), and not any Acquired Company Equityholder, will have the right to assert a claim or institute a Proceeding pursuant to any Acquired Company Equityholder’s rights hereunder.
(g)For the purposes of this Section 10.16, the defined term “Transaction Documents” shall be deemed to exclude the Registration Rights Agreement.
Section 10.17 Conflict Waiver. The Holder Representative and Buyer, on behalf of itself and its respective Affiliates (including, with respect to Buyer, the Acquired Companies following the Closing), acknowledges and agrees that, in connection with any dispute, Proceeding, Liability, obligation or other matter, including any dispute between Buyer, the Acquired Companies and/or any of its or their respective Affiliates, on the one hand, and the Holder Representative, any Acquired Company Equityholder that is affiliated with ECP V and/or any of their Affiliates, on the other hand, or with or between any other Persons, with respect to the Transactions, in each case related to pre-Closing matters, (a) as to all communications among Milbank LLP (“Sellers’ Counsel”), the Acquired Companies, the Acquired Company Equityholders affiliated with ECP V and/or any of their Affiliates, in each case, prior to the Closing Date, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to the Holder Representative and/or its Affiliates (other than the Acquired Companies), and may be controlled by the Holder Representative or its Affiliates (other than the Acquired Companies), and shall not pass to or be claimed by Buyer, the Acquired Companies, or any of its or their respective Affiliates and (b) Sellers’ Counsel may disclose to the Holder Representative and/or its Affiliates any information learned by Sellers’ Counsel in the course of its representation of the Acquired Company Equityholders affiliated with ECP V, the Acquired Companies or its or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Sellers’ Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have or seek access to any such communications, or to the files of Sellers’ Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Sellers’ Counsel constitute property of the client, only the Holder Representative and its Affiliates shall hold such property rights and (ii) Sellers’ Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Acquired Companies by reason of any attorney-client relationship between Sellers’ Counsel and the Acquired Companies or otherwise. Notwithstanding anything set forth in the foregoing provisions of this Section 10.17 to the contrary, in the event that after the Closing a dispute arises between Buyer or any of the Acquired Companies, on the one hand, and a third party other than a Party (or its Affiliates), on the other hand, the Acquired Companies may assert the attorney-client privilege to prevent disclosure to such third party of any communications among Sellers’ Counsel and any Acquired Company Equityholder, any Acquired Company and/or any of their respective Affiliates, in each case prior to the Closing Date; provided, however, that neither

Buyer nor the Acquired Companies may waive such privilege without the prior written consent of the Holder Representative.
Section 10.18 Further Assurance. From time to time after the Closing, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such other actions as any other Party may reasonably request to evidence and effectuate the Transactions.
Section 10.19 Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties agrees that none of the Financing Sources will have any liability to the Acquired Company Equityholders, the Acquired Companies or any of their respective Affiliates relating to or arising out of this Agreement or any Contract related to the Debt Financing, whether at law or equity, in contract, in tort or otherwise, and none of the Acquired Company Equityholders, the Acquired Companies or any of their respective Affiliates shall have any rights or claims, and will not bring or support any person, or permit any of their respective Affiliates to bring or support any person, in any Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in each case, against any of the Financing Sources hereunder or thereunder.
Section 10.20 No Right of Setoff. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be entitled to set off any amounts owed and payable by such Party against any payments due to such Party under this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.
ACQUIRED COMPANIES:

Cornerstone Generation Holdings, LP

By: ECP Cornerstone Generation Holdings GP,
LLC, its General Partner

By: /s/ Andrew Gilbert
Name:    Andrew Gilbert
Title:    Chief Executive Officer

ECP Cornerstone Generation Holdings GP, LLC

By: /s/ Andrew Gilbert
Name:    Andrew Gilbert
Title:    Chief Executive Officer

ECP V-B (AG IP) Blocker Corp
By: /s/ Andrew Gilbert
Name:    Andrew Gilbert
Title: Chief Executive Officer
ECP V-C (AG IP) Blocker Corp
By: /s/ Andrew Gilbert
Name:    Andrew Gilbert
Title: Chief Executive Officer
ECP V-D (AG IP) Blocker Corp

By: /s/ Andrew Gilbert
Name:    Andrew Gilbert
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

HOLDER REPRESENTATIVE:

ECP V-D, LP

By:    ECP GP V, LP,
    its General Partner

By:    ECP V, LLC,
    its General Partner

By:    ECP ControlCo, LLC,
    its Managing Member

By: /s/ Andrew Gilbert
Name:    Andrew Gilbert
Title:    Partner

SOLELY FOR PURPOSES OF SECTION 6.12:

ECP GP V, LP

By:    ECP V, LLC,
    its General Partner

By:    ECP ControlCo, LLC,
    its Managing Member

By: /s/ Andrew Gilbert
Name:    Andrew Gilbert
Title:    Partner

[Signature Page to Agreement and Plan of Merger]

BUYER:

BUCKEYE CG HOLDINGS, LLC

By: /s/ Darren Olagues
Name:    Darren Olagues
Title:    Chief Development Officer

PARENT:

TALEN ENERGY CORPORATION

By: /s/ Darren Olagues
Name:    Darren Olagues
Title:    Chief Development Officer
[Signature Page to Agreement and Plan of Merger]

MERGER SUBS:

BUCKEYE CG HOLDINGS MERGER SUB, LLC

By: /s/ Darren Olagues
Name:    Darren Olagues
Title:    Chief Development Officer

BUCKEYE CG HOLDINGS GP MERGER SUB, LLC

By: /s/ Darren Olagues
Name:    Darren Olagues
Title:    Chief Development Officer

BUCKEYE BLOCKER V-B MERGER SUB, INC.

By: /s/ Darren Olagues
Name:    Darren Olagues
Title:    Chief Development Officer

BUCKEYE BLOCKER V-C MERGER SUB, INC.

By: /s/ Darren Olagues
Name:    Darren Olagues
Title:    Chief Development Officer

BUCKEYE BLOCKER V-D MERGER SUB, INC.

By: /s/ Darren Olagues
Name:    Darren Olagues
Title:    Chief Development Officer

[Signature Page to Agreement and Plan of Merger]